Exhibit 99.1

INFORMATION STATEMENT

Atrium Therapeutics, Inc.

Distribution of

Common Stock

$0.001 par value

This information statement is being furnished to existing stockholders of Avidity Biosciences, Inc. (“Avidity”) in connection with the pro rata distribution (the “Distribution”) by Avidity of all the issued and outstanding shares of common stock, par value $0.001 (“our common stock” or “Company Common Stock”), of Atrium Therapeutics, Inc. (“we,” “us,” “our,” or the “Company”) to holders of Avidity common stock, par value $0.0001 per share (“Avidity Common Stock”), as of the Record Date (as defined below). Prior to such Distribution, Avidity will effect a pre-closing reorganization (the “Separation”), with such reorganization generally resulting in the Company owning, assuming or retaining all assets and liabilities of Avidity and its subsidiaries exclusively related to its early stage precision cardiology programs, including ATR 1086 and ATR 1072, which (as described in more detail below) target rare genetic cardiomyopathies, including phospholamban and Protein Kinase AMP-activated non-catalytic subunit Gamma 2 Syndrome, respectively, and certain collaboration agreements, including those with Bristol-Myers Squibb Company and Eli Lilly and Company (the “Company Assets”), and Avidity owning, assuming or retaining all other assets and liabilities (the “RemainCo Business”). As described in this information statement, the consummation of the Distribution (the “Spin-Off”) is subject to the satisfaction or waiver by Avidity and the Company of certain conditions set forth in the Separation and Distribution Agreement, dated as of October 25, 2025 (the “Separation Agreement”), among Avidity, the Company and Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Novartis”) (with respect to certain sections therein), including (i) the satisfaction or waiver of certain conditions precedent included in the Agreement and Plan of Merger, dated as of October 25, 2025 (the “Merger Agreement”), among Novartis, Ajax Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novartis (“Merger Sub”), and Avidity, pursuant to which, on the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Avidity (the “Merger”), with Avidity surviving the Merger as an indirect wholly owned subsidiary of Novartis, (ii) the absence of any judgment, ruling, order, writ, injunction, award, decision, assessment or decree of any governmental authority preventing the consummation of the Separation, the Distribution or the Merger and any law enacted or deemed applicable to any such transaction by any governmental authority of competent jurisdiction that makes consummation of the Separation, the Distribution or the Merger illegal, and (iii) the execution of documentation effecting transfer of the Third Party Agreements (as defined below) from Avidity to the Company, in form reasonably satisfactory to Novartis, among others.

Pursuant to the terms of the Merger Agreement and the Separation Agreement, Avidity may also consummate a sale of all of the Company to a third party (a “Permitted Third Party Sale”), after which, the Distribution would not be effected and cash proceeds received by Avidity, any of its affiliates or the Company from such sale, net of expenses incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of such transaction and any definitive agreements related thereto would be distributed to Avidity’s stockholders and holders of options to purchase shares of Avidity Common Stock (the “Avidity Stock Options”) and holders of restricted stock units denominated in shares of Avidity Common Stock, whether subject to time-based or performance-based vesting, that are granted under any equity plans, agreements or arrangements of Avidity (“Avidity RSUs” and together with the Avidity Stock Options, the “Avidity Equity Awards”). In addition, the transfer of assets to the Company includes certain Avidity assets (the “ROFN Assets”) that triggered a right of first negotiation (“ROFN”) with an existing collaboration partner of Avidity (the “ROFN Holder”). Avidity was permitted to negotiate the sale of Avidity assets subject to the ROFN (“ROFN Sale”) with the ROFN Holder, and, if an agreement was reached, consummate the sale of all or a portion of such assets. On February 5, 2026, the negotiation period under the ROFN expired and, as a result, no ROFN Sale will occur.

Holders of Avidity Common Stock as of the close of business, Eastern Time, on February 12, 2026 (the “Record Date”), who do not sell or otherwise dispose of such Avidity Common Stock prior to the close of business on the date of occurrence of the Distribution (the “Distribution Date”), will be entitled to receive shares of Company Common Stock pursuant to the Distribution. Each such holder will receive one share of Company Common Stock for every ten shares of Avidity Common Stock held on the Record Date (the “Distribution Ratio”). If you sell shares of Avidity Common Stock up to and including the close of business on the Distribution Date, you will be selling your right to receive Company Common Stock with respect to those shares in the Distribution to the purchaser of such shares. There will not be any trading of Company Common Stock on a “when-issued” basis or any “ex-distribution” trading of Avidity Common Stock before 9:30 a.m., Eastern Time, on the trading day following the Distribution Date (the “Ex-Dividend Date”). This means that Company Common Stock will not trade separately from Avidity Common Stock prior to the Ex-Dividend Date. For Avidity stockholders who own shares of Avidity Common Stock in registered form on the Record Date through the Distribution Date, the transfer agent will credit their shares of Company Common Stock to book entry accounts established in their names to hold their shares of Avidity Common Stock. Our distribution agent will send these stockholders a statement reflecting their ownership of shares of Company Common Stock shortly after the Distribution Date. For stockholders who own shares of Avidity Common Stock through a broker or other nominee, the shares of Company Common Stock received in the Distribution will be credited to their accounts by the broker or other nominee on or after the Ex-Dividend Date. Avidity stockholders will receive cash in lieu of fractional shares of the Company. The Distribution will be taxable to holders of Avidity Common Stock. See “The Separation and Distribution—Material U.S. Federal Income Tax Consequences and “—No When-Issued Trading or Ex-Distribution Trading” for further information.

Although stockholder approval of the Distribution is not required, such approval is being sought in connection with transactions described in Avidity’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission (“SEC”) on January 30, 2026 (File No. 001-39321) (as amended or supplemented, the “Proxy Statement”). We are not asking you for any other proxy, and you are requested not to send us any proxy. Avidity stockholders will not be required to pay for Company Common Stock to be received by them in the Distribution, or to surrender or to exchange Avidity Common Stock in order to receive Company Common Stock, or to take any other action in connection with the Distribution. There is currently no trading market for Company Common Stock. We have been approved to list Company Common Stock on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq. To facilitate the Distribution and transition of the stock symbol in connection with the closing of the Merger, Avidity Common Stock will temporarily trade on the Nasdaq Global Market under “RNAM.” See “The Separation and Distribution—No When-Issued Trading or Ex-Distribution Trading” for further information.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 18.

WE ARE AN EMERGING GROWTH COMPANY AS DEFINED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT OF 2012 AND A SMALLER REPORTING COMPANY AND WE CANNOT BE CERTAIN IF THE REDUCED REPORTING REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES AND SMALLER REPORTING COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS. REFER TO “RISK FACTORS—RISKS RELATED TO OUR COMMON STOCK.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

Avidity stockholders with inquiries related to the Distribution should contact our distribution agent, Computershare Trust Company N.A., at (800) 564 6253.

The date of this information statement is February 26, 2026.

i

PRESENTATION OF INFORMATION

The Company Business (as defined below) has not historically operated as a standalone business, and the financial information of the Company Business contained in this information statement is derived from the consolidated financial statements and accounting records of Avidity. All historical financial information included within this information statement is that of the Company Business and not of the Company as the Company has had no operations or activity as described below.

In connection with the Separation and the Distribution, Avidity expects to assign to the Company, the agreements, leases, licenses and other contracts and assets necessary for the Company to conduct the business described in this information statement.

The Company was incorporated on September 30, 2025 as a wholly owned subsidiary of Avidity and has had no significant operations or activity other than its initial issuance of shares of Company Common Stock for a nominal consideration and entry into the Separation Agreement and the RemainCo License Agreement (as defined below). Prior to the Distribution, and pursuant to the Separation, Avidity will undergo an internal reorganization that will generally (as described in more detail below) result in (a) the Company owning, assuming or retaining all assets and liabilities of Avidity and its subsidiaries exclusively related to Avidity’s early stage precision cardiology programs, and certain collaboration agreements, including those with Bristol-Myers Squibb Company and Eli Lilly and Company (the “Third Party Agreements”), and (b) RemainCo (as defined below) owning, assuming or retaining all other assets and liabilities of Avidity and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

The following is a brief summary of the terms of the Separation and Distribution. Please see “The Separation and Distribution” for a more detailed description of the matters described below.

Q: What are the Separation and Distribution?

A: The Separation is the method by which Avidity will separate the Company Business from Avidity’s other business, creating two separate companies. The Separation will generally result in (i) the Company owning, assuming or retaining all assets and liabilities of Avidity and its subsidiaries exclusively related to Avidity’s early stage precision cardiology programs, including ATR 1086 and ATR 1072, which target rare genetic cardiomyopathies, including phospholamban and Protein Kinase AMP-activated non-catalytic subunit Gamma 2 Syndrome, respectively, and the Third Party Agreements, and (ii) Avidity owning, assuming or retaining all other assets and liabilities of Avidity and its subsidiaries (Avidity following the Separation and Distribution, “RemainCo”).

In the Distribution, Avidity will distribute to its stockholders as of the Record Date who hold their shares of Avidity Common Stock through the Distribution Date, on a pro rata basis, all of our common stock. Following the Separation and Distribution, we will be a separate company from RemainCo, and RemainCo will not retain any ownership interest in us. The number of shares of Avidity Common Stock you own will not change as a result of the Distribution.

Q: What is being distributed in the Distribution?

A: 15,514,966 shares of our common stock will be distributed in the Distribution, based upon 155,149,646 shares of Avidity Common Stock outstanding on February 12, 2026. Company Common Stock to be distributed by Avidity in the Distribution and the shares of Company Common Stock issuable upon vesting of the Make Whole Awards (as defined below) to holders of Avidity Equity Awards pursuant to the Merger Agreement and Separation Agreement will constitute all of our issued and outstanding common stock immediately after the Separation and Distribution. Fractional shares will be aggregated into whole shares of Company Common Stock and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. For more information on the shares being distributed in the Distribution, see “Description of Securities.”

Q: What will I receive in the Distribution?

A: Holders of Avidity Common Stock will receive a distribution of Company Common Stock equal to one share of Company Common Stock for every ten shares of Avidity Common Stock held by them on the Record Date and through the Distribution Date. As a result of the Distribution, you will own, as of the effective time of the Distribution, the same percentage of equity securities and voting power in the Company as you own in Avidity. For a more detailed description, see “The Separation and Distribution.”

Q: What is the record date for the Distribution?

A: Ownership of Avidity Common Stock was determined as of the close of business, Eastern Time, on February 12, 2026, which we refer to as the “Record Date”. Holders of Avidity Common Stock as of the close of business on the Record Date who do not sell or otherwise dispose of such Avidity Common Stock prior to the close of business on the Distribution Date will be entitled to receive shares of Company Common Stock pursuant to the Distribution. Each such holder will receive one share of Company Common Stock for every ten shares of Avidity Common Stock held on the Record Date. If you sell Avidity Common Stock up to and including the close of business on the Distribution Date, you will be selling your right to receive Company Common Stock in the Distribution. See “The Separation and Distribution—No When-Issued Trading or Ex-Distribution Trading” for further information.

Q: When will the Distribution occur?

A: Subject to the satisfaction or waiver of the conditions to the Spin-Off described below, it is expected that the Distribution will occur on February 26, 2026. We expect trading of shares of Company Common Stock to begin on the trading day following the Distribution Date.

Q: What will the relationship between RemainCo and us be following the Distribution?

A: Following the Distribution, we will be a public company and RemainCo will have no continuing ownership interest in us. We and Avidity entered into the Separation Agreement for the purpose of accomplishing, among other things, the Separation of the Company Business and the Distribution of shares of Company Common Stock to stockholders of Avidity. On October 25, 2025, we entered into the License Agreement with Avidity (the “RemainCo License Agreement”), pursuant to which we granted to Avidity certain exclusive and non-exclusive licenses under our platform technology and other intellectual property, and Avidity granted to us certain exclusive and non-exclusive licenses under certain RemainCo intellectual property, in each case taking effect upon the effective date of the earlier to occur of any Permitted Third Party Sale and the Distribution. Concurrently with the Distribution, we will enter into a transition services agreement with RemainCo (the “Transition Services Agreement”), pursuant to which we will provide certain transition services to RemainCo, and RemainCo will provide certain transition services to us. Under the Separation Agreement, Avidity and the Company agreed to indemnify, defend and hold harmless the other party, and its affiliates and certain representatives, from and after the Distribution Date, from losses in connection with, among other things, (i) the liabilities assigned to, or retained by, the other party, as applicable, and the failure to pay, perform or otherwise discharge such liabilities, (ii) the breach by such party of the Separation Agreement, and (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part (the “Registration Statement”), this information statement or the proxy statement filed by Avidity in connection with the Merger (including any amendments or supplements) or any other filings with the SEC made in connection with the transactions contemplated by the Separation Agreement (in the case of Novartis, only with respect to any such liability arising from information supplied by Novartis or Merger Sub in writing expressly for inclusion in such filings, and in the case of the Company, excluding any such liability to the extent relating to information supplied by Novartis or Merger Sub in writing expressly for inclusion in such filings). Avidity and the Company, each on behalf of itself and its subsidiaries, and, to the extent permitted by law, all persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of Avidity or the Company or their respective subsidiaries, in each case, together with their respective heirs, executors, administrators, successors and assigns, agreed to release the other party from, among other things, any and all liabilities existing or arising from any acts or events occurring or failing to occur on or prior to the Distribution, including in connection with the Separation, the Distribution or any other transactions contemplated under the Separation Agreement, the RemainCo License Agreement and the Transition Services Agreement, and each of Avidity and the Company agreed not to bring any proceeding or claim against the other party in respect of such liabilities.

See “Certain Relationships and Related Party Transactions—Related Person Transaction Policy” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with RemainCo.

Q: What conditions must be satisfied to complete the Spin-Off?

A: The Spin-Off is subject to the satisfaction or waiver by Avidity and the Company on or prior to the Distribution Date, as applicable, of each of the following conditions:

•	satisfaction or, to the extent permitted therein, waiver of the conditions precedent in the Merger Agreement (with certain exceptions) to the Merger;

•	the absence of any judgment or law prohibiting or making illegal the consummation of the Separation, the Distribution or the Merger;

•	execution of documentation effecting transfer of the Third Party Agreements from Avidity to the Company, in a form reasonably satisfactory to Novartis;

•	continued effectiveness of the RemainCo License Agreement;

•	execution and delivery of the Transition Services Agreement; and

•	the Separation having been effected in all material respects.

The Separation Agreement provides that Avidity may waive any of the conditions to the Distribution and proceed with the Distribution even if all such conditions have not been met. Notwithstanding Avidity’s contractual ability to waive the conditions in the Separation Agreement, Avidity cannot proceed with the Distribution if there is a stop order, injunction or law preventing the consummation of the Separation or the Distribution, if the Registration Statement is not declared effective by the SEC or if the Registration Statement does not remain effective. However, Avidity could still proceed with the Distribution even if there is a stop order, injunction or law preventing the consummation of the Merger. See “The Separation and Distribution—The Separation Agreement—Conditions to the Spin-Off” for more information.

Q: What are the reasons for the Spin-Off?

A: Avidity’s board of directors has determined that the separation of our businesses from Avidity’s other business is in the best interests of Avidity and its stockholders. The Avidity board of directors considered the following in making the determination to consummate the Distribution:

•

the fact that stockholders of Avidity would have the opportunity to receive securities of the Company under the terms and conditions of the Merger Agreement, in addition to the consideration being paid in the Merger, allowing stockholders of Avidity to continue to recognize value from Avidity’s assets and liabilities related to its early stage precision cardiology programs and the Third Party Agreements;

•

Avidity’s board of directors’ recognition of the potential value in the assets to be transferred to the Company in the Separation and that the Distribution provides an attractive option for these assets, including with respect to the potential development and commercialization and future profitability of the early stage precision cardiology programs and the potential achievement of specified milestones and royalties under the Third Party Agreements;

•

the overall value of the Merger and the Spin-Off in the context of Avidity’s current and historical financial condition and results of operations, competitive position, assets, business and prospects and the risks and uncertainties inherent to the research, development, manufacture and commercialization of Avidity’s three late-stage clinical programs, delpacibart etedesiran (“del-desiran”), delpacibart braxlosiran (“del-brax”) and delpacibart zotadirsen (“del-zota”) as well as the further research, development, manufacture and commercialization of its other product candidates and platform, and that the certainty of value and immediate liquidity to Avidity’s stockholders was compelling;

•

the fact that the Merger Agreement that was negotiated between Avidity and Novartis contemplated completion of the Separation and the Spin-Off or the consummation of a Permitted Third Party Sale as a condition to the Merger;

•

the fact that the Separation, in combination with the Merger, provides Avidity’s stockholders with more after-tax value as compared to a direct sale of the del-desiran, del-brax and del-zota assets by Avidity because the Separation, in combination with the Merger, avoids subjecting the proceeds paid by Novartis for del-desiran, del-brax and del-zota to the corporate-level income tax that would otherwise apply if Avidity, as opposed to its stockholders, had received such proceeds on a direct sale of the del-desiran, del-brax and del-zota assets;

•	the allocation of certain assets and liabilities related to Avidity’s early stage precision cardiology programs and the transfer of the Third Party Agreements to the Company (subject to exceptions);

•

the tax treatment of the Separation, including that the Separation will be a taxable distribution to Avidity stockholders and that the Company generally will provide a tax indemnity to RemainCo for the Company Indemnified Taxes (as defined below) and RemainCo generally will provide a tax indemnity to the Company for any RemainCo Indemnified Taxes (as defined below);

•

that the parties have agreed to make an election under Section 336(e) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Company, which is expected to result in the Company receiving a fair market value tax basis in its assets;

•

the fact that, immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to $270 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by the Company as of the close of business on the day prior to the effective time of the Distribution (such net amount, the “Company Funding”); and

•

the guaranty by Novartis of the performance by RemainCo of its obligations under the Separation Agreement, the RemainCo License Agreement, the Transition Services Agreement and the occupancy license agreement which RemainCo and the Company may enter into for purposes of shared lab services on or following the effective time of the Distribution (the “Occupancy License Agreement”) following the effective time of the Merger.

See “The Separation and Distribution—Reasons for the Distribution” for more information.

Q: How will the Company be financed?

A: In the event of the Distribution, and not in the event of a Permitted Third Party Sale, immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to the Company Funding. However, if the aggregate amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by Avidity and its subsidiaries as of the close of business on the day prior to the effective time of the Distribution is less than the Company Funding (such difference, the “Company Funding Shortfall”), then Novartis will cause RemainCo to pay, or pay on behalf of RemainCo, the Company Funding Shortfall to the Company concurrently with the closing of the Merger. In the event Avidity consummates a Permitted Third Party Sale, Avidity will not be obligated to pay the Company Funding.

RemainCo’s liabilities under the Separation Agreement include payment of certain transaction expenses in connection with the Distribution and the Merger. Except as otherwise set forth in the Separation Agreement, the Transition Services Agreement or the Occupancy License Agreement, RemainCo and the Company will each bear its own costs and expenses incurred after the Distribution.

Q: In what event would the Distribution not occur?

A: Following the Separation, Avidity may consummate a Permitted Third Party Sale, subject to the terms and conditions specified in the Merger Agreement and the Separation Agreement, in place of effecting the Distribution. In the event that Avidity consummates a Permitted Third Party Sale, Avidity will still effect the Separation, and, generally, the provisions of the Separation Agreement would remain unchanged, except that, among other things, the Distribution would be replaced by consummation of the Permitted Third Party Sale.

If Avidity consummates a Permitted Third Party Sale, cash proceeds received by Avidity, any of its affiliates or the Company from such sale, net of expenses incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of such transaction and any definitive agreements related thereto (any such proceeds and/or any such proceeds received in connection with a Permitted Third Party Sale, the “Permitted Sale Proceeds”), will be distributed to holders of Avidity Common Stock as of the record date used by Avidity for such distribution, on a pro rata basis and subject to applicable tax withholding. In addition, in the event of a Permitted Third Party Sale, the holders of Avidity Stock Options and Avidity RSUs as of the record date used by Avidity for such distribution will receive a cash payment from the Permitted Sale Proceeds, subject to applicable tax withholding, equal to the product of the per share amount payable to holders of Avidity Common Stock in such distribution and the number of Avidity Common Stock underlying each such Avidity Equity Award. See “Executive Compensation—Executive Compensation Following the Distribution—Make Whole Awards” for additional information relating to the treatment of outstanding Avidity Equity Awards in the Distribution.

Q: What do I have to do to participate in the Distribution?

A: No action is required on your part. Stockholders of Avidity on the Record Date who hold shares through the Distribution Date are not required to pay any cash or deliver any other consideration, including any Avidity Common Stock, for our common stock distributable to them in the Distribution.

Q: What is the Merger and what effects will it have on RemainCo?

A: The Merger is the acquisition of RemainCo by Novartis following the Separation and Distribution, whereupon Merger Sub will be merged with and into RemainCo, the separate existence of Merger Sub will cease, and RemainCo will continue as the surviving corporation and a wholly owned subsidiary of Novartis.

If the proposal to adopt the Merger Agreement and the Separation Agreement are approved by Avidity’s stockholders and the other closing conditions under the Merger Agreement and the Separation Agreement have been satisfied or waived, (i) you will own one share of Company Common Stock for every ten shares of Avidity Common Stock you hold as of the Record Date and through the Distribution Date, and (ii) each share of Avidity Common Stock issued and outstanding immediately prior to the closing of the Merger (excluding each share of Avidity Common Stock (a) held in the treasury of Avidity, (b) owned by Novartis or Merger Sub, or owned by any direct or indirect wholly owned subsidiary of Avidity or Novartis immediately prior to the effective time of the Merger, or (c) held by any stockholder who is entitled to demand and has properly and validly demanded their statutory appraisal right of such shares (“Avidity Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) and who, as of the effective time of the Merger, has neither effectively withdrawn nor lost such appraisal and payment rights with respect to such Avidity Appraisal Shares), will be cancelled and converted automatically into the right to receive an amount in cash equal to $72.00, without interest and subject to any applicable tax withholdings (the “Merger Consideration”). RemainCo will no longer be a publicly held company and the current holders of Avidity Common Stock will no longer have any interest in the future earnings or growth of RemainCo. In addition, following the completion of the Merger, Avidity Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and RemainCo will no longer file periodic reports with the SEC. The Company will be a separate, publicly held company following the Distribution subject to reporting obligations under the Exchange Act. We have applied to list the Company Common Stock on Nasdaq under the symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq. To facilitate the Distribution and transition of the stock symbol in connection with the closing of the Merger, Avidity Common Stock will temporarily trade on the Nasdaq Global Market under “RNAM.” For more information on the treatment of Avidity Common Stock in the Merger, see the Proxy Statement.

Q: How will fractional shares be treated in the Distribution?

A: If you would be entitled to receive a fractional share of our common stock in the Distribution, you will instead receive a cash payment. See “The Separation and Distribution—Manner of Effecting the Distribution” for an explanation of how the cash payments will be determined.

Q: Can holders of Company Common Stock demand appraisal rights of their shares in connection with the Distribution?

A: Holders of Company Common Stock will not be entitled to exercise appraisal rights under the DGCL in connection with the Distribution.

Q: What will govern my rights as a holder of Company Common Stock?

A: Your rights as a stockholder will be governed by Delaware law, as well as the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company. A description of these rights is included in this information statement under the heading “Description of Securities”. The Certificate of Incorporation is attached as Exhibit 3.1 to the Registration Statement and is incorporated by reference into this information statement. The Bylaws are attached as Exhibit 3.2 to the Registration Statement and is incorporated by reference into this information statement.

Q: How will Avidity distribute Company Common Stock to me?

A: Holders of Avidity Common Stock as of the Record Date who hold their shares of Avidity Common Stock through the Distribution Date will receive Company Common Stock in book-entry form. Stockholders who own Avidity Common Stock through a broker or other nominee will receive a credit to their accounts by the broker or other nominee for their shares on or after the Ex-Dividend Date. See “The Separation and Distribution—Manner of Effecting the Distribution” for a more detailed explanation.

Q: What are the material U.S. federal income tax consequences to me of the Distribution?

A: Under U.S. federal income tax laws, a U.S. holder (as defined in “The Separation and Distribution—Material U.S. Federal Income Tax Consequences”) must include in its income as a taxable dividend the fair market value of the Company Common Stock distributable by Avidity to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Avidity has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Distribution as a dividend. Avidity or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Distribution payable to Non-U.S. holders (as defined in “The Separation and Distribution—Material U.S. Federal Income Tax Consequences”) of the shares of Company Common Stock, and any such withholding would be satisfied by Avidity or such agent by withholding and selling a portion of the shares of Company Common Stock that otherwise would be distributable to the Non-U.S. holders or by withholding from other property held in the Non-U.S. holder’s account with the withholding agent. See “The Separation and Distribution—Material U.S. Federal Income Tax Consequences” for further information.

Q: Does the Company intend to pay cash dividends?

A: We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by our board of directors (the “Board of Directors”) from time to time in accordance with applicable law.

Q: How will Company Common Stock trade?

A: There is not currently a public market for shares of Company Common Stock. We have applied to list our common stock on Nasdaq under the symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq. We expect trading of shares of Company Common Stock to begin on the trading day following the Distribution Date. To facilitate the Distribution and transition of the stock symbol in connection with the closing of the Merger, Avidity Common Stock will temporarily trade on the Nasdaq Global

Market under “RNAM.” See “The Separation and Distribution—Listing and Trading of Our Common Stock” and “—No When-Issued Trading or Ex-Distribution Trading” for more information on the listing and trading of shares of Company Common Stock following the Distribution.

Q: Will there be any “when-issued” trading of Company Common Stock or any “ex-distribution” trading of Avidity Common Stock?

A: There will not be any trading of Company Common Stock on a “when-issued” basis or any “ex-distribution” trading of Avidity Common Stock before 9:30 a.m., Eastern Time, on the trading day following the Distribution Date. This means that Company Common Stock will not trade separately from Avidity Common Stock prior to the Ex-Dividend Date. See “The Separation and Distribution—No When-Issued Trading or Ex-Distribution Trading” for further information.

Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Avidity Common Stock on or before the Distribution Date. The trading price of Company Common Stock after the Distribution may be lower than the trading price of Avidity Common Stock prior to the Distribution. See “Risk Factors” beginning on page 18.

Q: Who is the distribution agent for Company Common Stock?

A: Computershare Trust Company, N.A., will be the distribution agent for Company Common Stock.

Q: Where can I get more information?

A: If you have questions relating to the mechanics of the Distribution of Company Common Stock, you should contact the distribution agent:

If you have any other questions relating to the Distribution or the Company, you should contact:

Atrium Therapeutics, Inc.

Investor Relations

10578 Science Center Drive, Suite 125

San Diego, CA

92121

Telephone: (619) 876-0700

INFORMATION STATEMENT SUMMARY

The following is a summary of certain of the information contained in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by more detailed information contained elsewhere in this information statement, which should be read in its entirety. Please refer to the section entitled “Risk Factors” for a discussion of risks related to the Company and the Distribution.

Unless the context otherwise requires, all references to “we”, “us”, “our”, or the “Company” refer to Atrium Therapeutics, Inc. Where we describe our business activities in this information statement, we do so as if the Separation and Distribution have already occurred. All historical financial information included within this information statement is that of the Company Business, and not of the Company as the Company has had no operations or activity. Furthermore, we describe our business activities in this information statement assuming a Permitted Third Party Sale has not and will not occur.

Company Overview

We are a biopharmaceutical company pioneering the delivery of ribonucleic acid (“RNA”) therapeutics to the heart to transform the standard of care for people living with cardiomyopathies. Our proprietary technology leverages the targeted RNA delivery platform initially developed at Avidity (the “RNA delivery platform”), which combines the tissue selectivity of monoclonal antibodies (“mAbs”) and other targeted delivery ligands with the precision of oligonucleotides. The Company’s unique combination is designed to allow selective targeting of the underlying genetic drivers of disease that were previously undruggable. Through targeted, non-viral delivery of small interfering RNA (“siRNA”) to cardiac tissues, our approach has the potential to overcome key limitations of nonspecific viral and nanoparticle-based delivery systems, including challenges related to tissue specificity, immunogenicity, and redosing.

We believe we are well positioned to become a leader in precision cardiology given our expertise, strategic partnerships and the RNA delivery platform. The RNA delivery platform, initially developed at Avidity—in addition to the scientific, clinical and regulatory expertise that powered Avidity’s development—serve as the backbone for our long-term vision: to pioneer precision RNA medicines for the heart and profoundly improve the lives of people impacted by cardiac diseases. We plan to achieve our vision through a commitment to scientific rigor, patient-centric development, and operational excellence.

The net losses of the Company Business for the fiscal years ended December 31, 2025 and 2024 were $49.5 million and $25.1 million, respectively.

Our Strategy

We are building a cutting-edge biopharmaceutical company with a focus on precision cardiology and a three-pronged strategic approach:

1)

Pioneer precision RNA-based therapies that transform the identification, treatment and care of people with cardiomyopathies by leveraging the RNA delivery platform, our development expertise and our deep understanding of the underlying disease pathophysiology. The RNA delivery platform was initially developed at Avidity and was used for the first-ever successful targeted delivery of siRNA to the muscle, supporting the advancement of three rare neuromuscular programs into registrational development. We are expanding the reach of the RNA delivery platform to precision cardiology and are advancing next-generation technology innovations, which we have observed to improve siRNA delivery in cardiac muscle. Our management team, which includes multiple alumni from Avidity, brings deep expertise in identifying targets that are well understood and are believed to directly address the underlying biology of a disease. Our rigorous target selection process is designed to maximize the probability of technical success in clinical development and prioritizes targets based on high penetrance, clear genotype-phenotype correlations, and the ability to develop animal models that recapitulate the key features of human disease.

2)

Advance a precision cardiology pipeline that achieves proof of concept of RNA delivery to the heart and addresses the underlying causes of cardiomyopathies, redefining standard of care paradigms. We are prioritizing advancement of our initial product candidates, ATR 1072 and ATR 1086, for the treatment of Protein Kinase AMP-activated non-catalytic subunit Gamma 2 (“PRKAG2”) syndrome and phospholamban (“PLN”) cardiomyopathy, respectively, into the clinic. PRKAG2 syndrome and PLN cardiomyopathy are both severe, life-threatening rare autosomal dominant progressive cardiomyopathies with no approved treatment options and high unmet need. If supported by positive Phase 1 trial results, we expect to advance ATR 1072 and ATR 1086 into potentially registrational clinical trials while continuing to develop these and other pipeline programs, expanding into broader cardiology indications with high unmet need.

3)

Build a fully integrated company based on our understanding of the unique needs of people with rare diseases and pave a new path for cardiomyopathies from drug discovery and development through to patient care and clinical practice. Our leadership and management team is comprised of pioneers in RNA medicines with deep scientific and rare disease expertise. Our employees are dedicated to and guided by transparency, integrity, teamwork, excellence and innovation to help us achieve our mission rapidly, responsibly, and efficiently. We plan to maintain a disciplined approach to capital allocation and to align program prioritization with the highest probability of technical and clinical success to positively impact patients worldwide. We are focused on employing a patient-first strategy through highly collaborative patient community engagements and partnerships ensuring their perspectives and insights inform our strategic approach and guide our decision-making. Ultimately, our goal is to rapidly advance our pipeline assets from research and development to commercialization, providing access to patients and clinicians around the world.

Our Development Programs

We have initially selected genetically validated cardiology targets for our development pipeline. Our precision cardiology pipeline currently consists of two primary, wholly owned precision cardiology development candidates for the treatment of PRKAG2 syndrome and PLN cardiomyopathy. Each program is designed to address a specific genetic disease or disease mechanism associated with severe life-threatening forms of heart disease.

We have strategically prioritized rare cardiomyopathies. For our initial programs, we plan to use the same proprietary mAb targeting TfR1 across our cardiac muscle programs, which we believe gives us significant leverage of development costs and timelines associated with each incremental cardiac muscle program.

The pipeline is supported by strong human genetics evidence, robust preclinical data, and a clear path to clinical development. The chart below represents a summary of our wholly owned development programs. We also have two additional pipeline candidates in research and development targeting undisclosed rare cardiology targets which we may develop in the future.

Experienced Leadership Team

Our senior management team has extensive experience in successfully developing and commercializing RNA therapies for rare genetic diseases through their involvement with major pharmaceutical and biotechnology companies. Our team members have led research, development and pre-commercial activities in rare diseases, including discovering and developing the innovative Antibody Oligonucleotide Conjugates (“AOC”)TM technology. They have collective experience in advancing RNA therapies including gaining alignment with regulatory agencies on both accelerated regulatory pathways as well as paving global approval paths for rare diseases that require novel endpoints. The team has worked extensively with rare disease patient communities and understands the challenges and opportunities of rare disease drug development and commercialization.

Kathleen Gallagher, our Chief Executive Officer, has exceptional executive management expertise and tenured experience in the biopharmaceutical industry. She has over 20 years of experience and has led investor relations, portfolio strategy, program management and corporate affairs for preclinical to commercial stage companies, including Avidity, Akcea Therapeutics, Inc. (“Akcea”) and Merrimack Pharmaceuticals, Inc. (“Merrimack”). She has directed companies through multiple financings and an initial public offering.

Steven Hughes, M.D., our Chief Medical Officer, has over 25 years of experience in the biopharmaceutical industry. He has contributed to more than 50 clinical trials and multiple product filings and launches across cardiovascular, neurology and rare disease therapeutic areas at Avidity, Ionis Pharmaceuticals, Inc. (“Ionis”), Biogen Inc. (“Biogen”), CSL Behring (“CSL Behring”) and Sanofi S.A. (“Sanofi”).

Stephanie Kenney, our Chief Corporate Affairs Officer, has more than 25 years of experience in the biopharmaceutical industry leading corporate affairs, investor relations, and marketing at preclinical to commercial stage companies in autoimmune, cardiovascular, and renal therapeutic areas. She has held roles of increasing responsibility at Avidity, AstraZeneca PLC (“AstraZeneca”) and Hansa Biopharma AB (“Hansa Biopharma”).

Rocio Martin Hoyos, our Chief Strategy Officer, is a seasoned strategist with over 20 years of experience in management and commercial roles in the biopharmaceutical industry. She has held leadership positions at Avidity, Audentes Therapeutics Inc. (“Audentes”) (now Astellas Gene Therapies), Celgene Corporation (“Celgene”) (acquired by BMS), Kronos Bio, Inc. (“Kronos Bio”) (acquired by Concentra Biosciences, LLC) and Ultragenyx Pharmaceutical Inc. (“Ultragenyx”).

Brendan Winslow, our Chief Financial Officer, has extensive experience in financial leadership roles in the biotechnology and healthcare industries. He has held senior positions involving global operations, commercialization, and strategic transformations at Avidity, Acadia Pharmaceuticals Inc. (“Acadia”) and Baxter International Inc. (“Baxter”).

Husam Younis, Ph.D., Pharm.D., our Chief Scientific Officer, has over 20 years of experience in drug discovery and development, including in rare disease. He has held senior leadership roles in development science at Avidity, NGM Biopharmaceuticals Inc. (“NGM”), Ionis and Pfizer Inc. (“Pfizer”).

Past achievements of our management team may not be indicative of future success. Please see “Risk Factors” and “Corporate Governance and Management—Executive Officers” for further information.

Summary of Risk Factors

The principal risks and uncertainties affecting our business include the following:

•

We have a limited operating history and have not operated as a standalone public company, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•

We have incurred losses since inception. We expect to incur significant losses for the foreseeable future. We may never generate product revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

•

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

•

All of our development programs are in the discovery or preclinical stage. If we are unable to successfully develop, obtain regulatory approval for and ultimately commercialize product candidates, or experience significant delays in doing so, our business will be materially harmed.

•

Our approach to the discovery and development of product candidates based on the RNA delivery platform is unproven as applied to cardiac targets, and we do not know whether we will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of our product candidates or render the RNA delivery platform obsolete.

•

Any difficulties or delays in the commencement or completion, or the termination or suspension, of our ongoing or planned preclinical studies and planned clinical trials could result in increased costs to us, or delay or limit our ability to generate revenue and adversely affect our commercial prospects.

•

We may find it difficult to enroll participants in some of our clinical trials. If we encounter difficulties enrolling participants in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

•

Use of our product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude approval, cause us to suspend or discontinue clinical trials, abandon a product candidate, limit the commercial profile of approved labeling or result in other significant negative consequences that could severely harm our business, prospects, operating results and financial condition.

•

As an organization, we have never submitted an Investigational New Drug Application (“IND”), completed any pivotal clinical trials or submitted a Biologic License Application (“BLA”) for regulatory approval and may be unable to do so for any of our product candidates.

•

Our product candidates are subject to extensive regulation and compliance, which is costly and time consuming, and such regulation may cause unanticipated delays or prevent the receipt of the approvals required to commercialize our product candidates.

•

Preclinical and clinical development involves a lengthy and expensive process with an uncertain outcome, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Our product candidates may not have favorable results in clinical trials or receive regulatory approval on a timely basis, if at all.

•

We rely on third parties to conduct our preclinical studies and will rely on third parties to conduct our planned clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, our development programs and our ability to seek or obtain regulatory approval for or commercialize our product candidates may be delayed.

•

We rely on third parties for the manufacture of our product candidates for preclinical development and expect to rely on third parties for the manufacture of our product candidates for planned clinical development. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

•

We rely on the RemainCo License Agreement to enable our use of certain important intellectual property and data. If, after the consummation of the Spin-Off, RemainCo ceases to effectively maintain such intellectual property or data, then our business could be materially and adversely affected.

•

Under certain circumstances, Eli Lilly and Company (“Lilly”) or Bristol-Myers Squibb Company (“BMS”) may each unilaterally terminate its respective agreement with us for convenience, which could materially and adversely affect our cash flows.

•

The commercial success of our product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

•

We face significant competition, and if our competitors develop technologies or product candidates more rapidly than we do or their technologies are more effective, our business and our ability to develop and successfully commercialize products may be adversely affected.

•

We may face direct competition from Novartis (through its control of RemainCo) in the cardiac space, including with respect to products that are the subject of the RemainCo License Agreement, including the RNA delivery platform technology, or other products that RemainCo or Novartis may develop independently.

•	We may encounter difficulties in managing our growth and expanding our operations successfully.

•

Recently enacted legislation, future legislation and healthcare reform measures may increase the difficulty and cost for us to commercialize our product candidates and may affect the prices we may set.

•

Certain provisions of the RemainCo License Agreement provide RemainCo rights with respect to development candidates discovered thereunder, which could limit our ability to engage in certain strategic transactions that stockholders may consider favorable.

•

If we are unable to obtain and maintain patent protection for our therapeutic programs and other proprietary technologies we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our therapeutic programs and other proprietary technologies we may develop may be adversely affected.

For more information, see the section entitled “Risk Factors.”

Company Information

The Company was incorporated on September 30, 2025 under the laws of the State of Delaware as a direct, wholly owned subsidiary of Avidity Biosciences, Inc. We changed our name from Bryce Therapeutics, Inc. to

Atrium Therapeutics, Inc. on December 8, 2025. Our corporate headquarters are located at 10578 Science Center Drive, Suite 125, San Diego, CA 92121, and our telephone number is (619) 876-0700. Our investor relations website is located at www.atriumtherapeutics.com. We will make available free of charge on our investor relations website under “SEC Filings” our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, our directors’ and officers’ Section 16 reports and any amendments to those reports as soon as reasonably practicable after filing such materials with, or furnishing them to, the SEC. They are also available for free on the SEC’s website at www.sec.gov.

The information in or accessible through the SEC and our website are not incorporated into, and are not considered part of, this information statement.

Forward Stock Split

On February 12, 2026, we effected a 15,514.966-for-1 forward stock split of Company Common Stock (the “Forward Stock Split”) in connection with the Separation and Distribution.

Unless otherwise indicated, references to outstanding shares of Company Common Stock upon consummation of the Distribution (or Spin-Off) or shares distributed in connection with the Distribution (or Spin-Off) gives effect to the Forward Stock Split.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may rely on the relief provided by these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the Registration Statement of which this information statement is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than that which you might receive from other public reporting companies in which you hold equity interests.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption.

Implications of Being a Smaller Reporting Company

Additionally, we are a “smaller reporting company,” meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this transaction is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation, and the ability to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K. We may continue to be a smaller reporting company as long as either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million.

Summary of the Separation and Distribution

Please see “The Separation and Distribution” for a more detailed description of the matters described below.

Distribution Ratio	Each holder of Avidity Common Stock will receive a pro rata distribution of one share of our common stock for every ten shares of Avidity Common Stock held on the Record Date and through the Distribution Date. If you sell shares Avidity Common Stock up to and including the close of business on the Distribution Date, you will be selling your right to receive Company Common Stock with respect to those shares in the Distribution to the purchaser of such shares.

Securities to be Distributed

Based on 155,149,646 shares of Avidity Common Stock outstanding on February 12, 2026, 15,514,966 shares of Company Common Stock would be distributed. Company Common Stock to be distributed by Avidity in the Distribution and the shares of Company Common Stock issuable upon vesting of the Make Whole Awards to holders of Avidity Equity Awards pursuant to the Merger Agreement and the Separation Agreement will constitute all of our outstanding common stock immediately after the Distribution. Avidity stockholders will not be required to pay for our common stock to be received by them in the Distribution, or to surrender or exchange Avidity Common Stock in order to receive our common stock, or to take any other actions in connection with the Distribution.

In addition, in the event of the Distribution, holders of Avidity Equity Awards (subject to certain exceptions for New Hire RSUs and any unvested portion of the 2026 LTI Awards (each as defined below)) as of the Record Date (including outstanding Avidity Stock Options and Avidity RSUs held by RemainCo’s directors and executive officers) will receive a non-transferable Make Whole Award that will be settled in shares of Company Common Stock at a ratio of one share of Company Common Stock for every ten shares of Avidity Common Stock underlying each such Avidity Equity Award, as required by the terms of the Separation Agreement and as permitted by the SEC’s Staff Legal Bulletin No. 4.

Fractional Shares	No fractional shares will be distributed. Fractional shares will be aggregated into whole shares of Company Common Stock and sold in the public market by the distribution agent. The aggregate net cash proceeds of this sale will be distributed ratably to Avidity’s stockholders who would otherwise have received fractional interests. These cash proceeds generally will be taxable to those stockholders to the extent the cash received exceeds the fair market value of the fractional interests of Company Common Stock on the Distribution Date.

Distribution Agent, Transfer Agent and Registrar for the Shares	Computershare Trust Company, N.A. will be the distribution agent, transfer agent and registrar for our common stock.

Record Date	The close of business Eastern Time, on February 12, 2026.

Distribution Date	Subject to the satisfaction or waiver of the conditions to the Spin-Off described below, it is expected that the Distribution will occur on February 26, 2026.

No “When-Issued” or “Ex-Distribution” Trading

We expect that Company Common Stock will commence trading on a standalone basis on Nasdaq at 9:30 a.m., Eastern Time, on the trading day following the Distribution Date. There will not be any trading of Company Common Stock on a “when-issued” basis or any “ex-distribution” trading of Avidity Common Stock before the Ex-Dividend Date. This means that Company Common Stock will not trade separately from Avidity Common Stock prior to the Ex-Dividend Date. See “The Separation and Distribution—No When-Issued Trading or Ex-Distribution Trading” for further information.

Material U.S. Federal Income Tax Consequences of the Distribution	Under U.S. federal income tax laws, a U.S. holder (as defined in “The Separation and Distribution—Material U.S. Federal Income Tax Consequences”) must include in its income as a taxable dividend the fair market value of the Company Common Stock distributable by Avidity to the extent of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Avidity has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Distribution as a dividend. Avidity or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Distribution payable to Non-U.S. holders (as defined in “The Separation and Distribution—Material U.S. Federal Income Tax Consequences”) of the shares of Company Common Stock, and any such withholding would be satisfied by Avidity or such agent by withholding and selling a portion of the shares of Company Common Stock that otherwise would be distributable to the Non-U.S. holders or by withholding from other property held in the Non-U.S. holder’s account with the withholding agent. See “The Separation and Distribution—Material U.S. Federal Income Tax Consequences” for further information.

Stock Exchange Listing

There is not currently a public market for our common stock. We have applied for the shares of our common stock to be listed on Nasdaq under the symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq. To facilitate the Distribution and transition of the stock symbol in connection with the closing of the Merger, Avidity

Common Stock will temporarily trade on the Nasdaq Global Market under “RNAM.” We expect trading of shares of Company Common Stock to begin at 9:30 a.m., Eastern Time on the trading day following the Distribution. See “The Separation and Distribution—No When-Issued Trading or Ex-Distribution Trading” for further information.

Relationship between RemainCo and Us after the Distribution	Following the Distribution, we will be a public company and RemainCo will have no continuing ownership interest in us. Prior to the Distribution, we and Avidity entered into the Separation Agreement for the purpose of accomplishing, among other things, the Separation of the Company Business and the Distribution of Company Common Stock to stockholders of Avidity and the RemainCo License Agreement to enable continued access to certain intellectual property and data.

Permitted Third Party Sale

Following the Separation and in place of effecting the Distribution, Avidity may consummate a Permitted Third Party Sale, subject to the terms and conditions specified in the Merger Agreement and the Separation Agreement.

If Avidity consummates a Permitted Third Party Sale, the Permitted Sale Proceeds from such sale will be distributed to holders of Avidity Common Stock and Avidity Equity Awards, on a pro rata basis and subject to applicable tax withholding.

Conditions to the Separation and Distribution	The Distribution is subject to the satisfaction or waiver by Avidity and the Company on or prior to the Distribution Date, as applicable, of certain conditions, including, among other things, satisfaction or, to the extent permitted therein, waiver of the conditions precedent in the Merger Agreement (with certain exceptions) to the Merger; the absence of any judgment of law prohibiting or making illegal the consummation of the Separation, the Distribution or the Merger; execution of documentation effecting transfer of the Third Party Agreements from Avidity to the Company, in a form reasonably satisfactory to Novartis; continued effectiveness of the RemainCo License Agreement; execution and delivery of the Transition Services Agreement; and the Separation having been effected in all material respects. See “The Separation and Distribution—The Separation Agreement” for more information on the conditions to the Separation and Distribution.

The Separation Agreement provides that Avidity may waive any of the conditions to the Distribution and proceed with the Distribution even if all such conditions have not been met. Notwithstanding Avidity’s contractual ability to waive the conditions in the Separation Agreement, Avidity cannot proceed with the Distribution if there is a stop order, injunction or law preventing the consummation of the Separation or the Distribution, if the Registration Statement is not declared effective by the SEC or if such registration statement does not remain effective. However, Avidity could still proceed with the Distribution if there is an injunction or law preventing the consummation of the Merger. See “The Separation and Distribution—The Separation Agreement—Conditions to the Spin-Off” for more information.

Post-Distribution Dividend Policy	We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by the Board of Directors from time to time in accordance with applicable law.

Risk Factors	Stockholders should carefully consider the matters discussed under “Risk Factors.”

RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained in this information statement, including our combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and growth prospects. If that were to happen, the trading price of our common stock could decline substantially. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations or financial condition.

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We have a limited operating history and have not operated as a standalone public company, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a preclinical-stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We were formed in September 2025 as a subsidiary of Avidity in anticipation of the Separation. All of our development programs are in preclinical development or in the drug discovery stage. Our operations to date have been limited to activities required to effect the Separation and Distribution. We are focused primarily on organizing our company, business planning, identifying product candidates, conducting research and preclinical studies and ensuring appropriate transition arrangements are in place prior to the Separation. Our approach to the discovery and development of product candidates based on the RNA delivery platform is unproven as applied to cardiac targets, and we do not know whether we will be able to develop any product candidates that succeed in clinical development or products of commercial value. As a company, we have not yet initiated or completed any clinical trials, obtained regulatory approvals, manufactured a clinical- or commercial-scale product or arranged for a third party to do so on our behalf, or conducted sales and marketing activities necessary for successful product commercialization. In addition, we have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing biopharmaceutical products.

We have incurred losses since inception. We expect to incur significant losses for the foreseeable future. We may never generate product revenue or become profitable, or, if we achieve profitability, we may not be able to sustain it.

We do not have any products approved for sale and have not generated any product revenue since our inception. If our product candidates are not successfully developed and approved, we may never generate any significant revenue. The Company Business’ net losses were $49.5 million and $25.1 million for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, the Company Business had a total deficit of $62.7 million. Substantially all of the Company Business’ losses have resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. All of our product candidates will require additional development time and resources, which would be substantial, before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue our development of, seek regulatory approval for and potentially commercialize any of our product candidates.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials of our product candidates, discovering additional product candidates beyond our current lead product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may have an adverse effect on the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates or even continue our operations.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

The development of biopharmaceutical product candidates is capital-intensive. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct our preclinical studies for our development programs, prepare for and conduct our planned clinical trials and seek regulatory approval for our current product candidates and any future product candidates we may develop. If we obtain regulatory approval for any of our product candidates, we also expect to incur significant commercialization expenses related to product manufacturing, marketing, compliance, sales and distribution. Because the outcome of any preclinical study or clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates. Furthermore, following the Distribution, we expect to incur additional costs associated with operating as a standalone public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. We do not have any committed external source of funds or other support for our development efforts. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any commercialization efforts.

Immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to $270 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any bank or brokerage accounts owned by the Company as of the close of business on the day prior to the Distribution Date. Following the Spin-Off, the Company anticipates the Company Funding, as well as cash generated from our collaboration agreements, will be sufficient to meet our working capital requirements, capital expenditures and other general corporate purposes for at least twelve months following the Spin-Off and through Phase 1 clinical proof-of-concept for our product candidate, ATR 1072, for the treatment of PRKAG2 syndrome. Whether these resources are adequate to meet our liquidity needs beyond that period will depend on our growth and operating results. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our capital resources sooner than we currently expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, including through public or private equity or debt financings or other capital resources, such as potentially additional collaborations, licenses and other similar arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates.

Our future capital requirements will depend on many factors, including, but not limited to:

•	the scope, progress, results and costs of researching and developing our current product candidates, as well as other product candidates we may develop;

•

the timing of, and the costs involved in, obtaining marketing approvals for our current product candidates for our current and future indications, as well as other product candidates we may develop and pursue;

•	the number of future indications and product candidates that we pursue and their development requirements;

•

if approved, the cost of commercialization activities for our current product candidates or any other product candidate that receive regulatory approval to the extent such costs are not the responsibility of our collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	subject to the receipt of regulatory approval, revenue, if any, received from commercial sales of our current product candidates or revenues received from any future product candidates;

•	our headcount growth and associated costs as we expand our organization to achieve our objectives;

•

the costs of preparing, filing and prosecuting patent applications, and maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

A change in the outcome of any of these or other variables with respect to the development of any product candidate could significantly change the costs and timing associated with the development of that product candidate. Additionally, our operating plans may change or we may experience increased costs and be required to raise additional capital much sooner than anticipated.

Our ability to raise additional funds will depend on financial, economic and market conditions, the progress and timing of our research and development programs, the cost and outcome of clinical trials, the level of investment required to establish and operate as an independent public company and other factors, over which we may have no or limited control. Market volatility resulting from geopolitical and economic instability could also adversely impact our ability to access capital as and when needed.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to the RNA delivery platform or our product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, including potential additional collaborations, licenses and other similar arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Any future debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making capital expenditures, declaring dividends or encumbering our assets to secure future indebtedness. Such restrictions could adversely impact our ability to conduct our operations and execute our business plan.

If we raise additional funds through future collaborations, licenses and other similar arrangements, we may have to relinquish valuable rights to our future revenue streams (including future revenue streams from the BMS Collaboration Agreement and the Lilly Agreement (each as defined below)), research programs, product candidates, or grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed or on terms acceptable to us, we would be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to other parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to the Discovery, Development and Regulatory Approval of Our Product Candidates

All of our development programs are in the discovery or preclinical stage. If we are unable to successfully develop, obtain regulatory approval for and ultimately commercialize product candidates, or experience significant delays in doing so, our business will be materially harmed.

All of our development programs are in the preclinical or drug discovery stage. We will need to progress our preclinical-stage candidates through IND-enabling studies and receive allowance from the Food and Drug Administration (“FDA”), or the equivalent regulatory authority in other countries, to proceed under an IND, or its equivalent, prior to initiating their clinical development. Our ability to generate product revenues, which we do not expect will occur in the near term, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

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successful completion of preclinical studies with favorable results, including those compliant with Good Laboratory Practices (“GLPs”), toxicology, pharmacokinetic and pharmacodynamic studies in animals;

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allowance to proceed with clinical trials under INDs by the FDA, or under similar regulatory submissions by comparable foreign regulatory authorities, for the conduct of clinical trials of our product candidates and our proposed design of future clinical trials;

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successful enrollment of study subjects in clinical trials and completion of clinical trials, in accordance with applicable regulatory and scientific standards including Good Clinical Practices (“GCPs”) with favorable results;

•	demonstrating safety, purity, potency and efficacy of our product candidates to the satisfaction of applicable regulatory authorities;

•	successful pre-approval inspections by relevant regulatory authorities;

•	receipt of marketing approvals from applicable regulatory authorities, including BLAs from the FDA, and maintaining such approvals;

•	making arrangements with our third-party manufacturers for, or establishing, clinical and commercial manufacturing capabilities;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	establishing and maintaining patent and trade secret protection or regulatory exclusivity for our product candidates, and defending these items, as required;

•	maintaining an acceptable safety profile of our products following approval;

•	meeting post-approval requirements from regulatory authorities in any jurisdictions in which we commercialize a product; and

•	maintaining and growing an organization of people who can develop and commercialize our products and technology.

If we are unable to develop, obtain regulatory approval for, or, if approved, successfully commercialize our product candidates, we may not be able to generate sufficient revenue to continue our business.

Interim, topline and preliminary data from our preclinical studies and future clinical trials that we announce or publish from time to time may change as more participant data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may disclose interim data from our preclinical studies and future clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as participant enrollment continues and more participant data become available or as participants from our clinical trials continue other treatments for their disease. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects.

From time to time, we may publicly disclose preliminary or topline data from our clinical trials and preclinical studies, which is based on a preliminary analysis of then-available data as of certain data cutoff dates, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the preliminary or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the data we previously published. As a result, topline and preliminary data should be viewed with caution until the final data are available.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of a particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically a subset of more extensive and detailed information from the study or trial, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects and financial condition.

Our approach to the discovery and development of product candidates based on the RNA delivery platform is unproven as applied to cardiac targets, and we do not know whether we will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of our product candidates or render the RNA delivery platform obsolete.

The success of our business depends primarily upon our ability to identify, develop and commercialize products based on the proprietary RNA delivery platform, which leverages a novel and unproven approach as applied to cardiac targets. While the RNA delivery platform has produced favorable preclinical and early clinical study results in certain neuromuscular indications studied by Avidity, we have not yet succeeded and may not succeed in producing final data demonstrating safety, purity or potency for any product candidates in clinical trials or in obtaining marketing approval thereafter. Our research methodology and approach to oligonucleotide-based therapy may be unsuccessful in identifying additional product candidates, and any product candidates based on the technology platform may not be effective, may be shown to have harmful side effects or may have other characteristics that may necessitate additional clinical testing, or make the product candidates unmarketable or unlikely to receive marketing approval. We may also be unsuccessful in developing and demonstrating the potential of our product candidates in our cardiac disease programs, as well as under the BMS Collaboration Agreement and the Lilly Agreement. Further, because all of our product candidates and development programs are based on the RNA delivery platform, adverse developments with respect to one of our programs, or with respect to RemainCo’s product candidates developed using the RNA delivery platform, may have a significant adverse impact on the actual or perceived likelihood of success and value of our other programs.

In addition, the biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies. Our future success will depend in part on our ability to maintain a competitive position with the AOC approach. If we fail to stay at the forefront of technological change in utilizing the RNA delivery platform to create and develop product candidates, we may be unable to compete effectively. Our competitors may render the AOC approach obsolete, limit the commercial value of our product candidates by advances in existing technological approaches or the development of new or different approaches (including, for example, using different mAbs or transporter protein combinations with oligonucleotides than us), potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies. By contrast, adverse developments with respect to other companies that attempt to use a similar approach to our approach may adversely impact the actual or perceived value of the RNA delivery platform and potential of our product candidates.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Preclinical and clinical development involves a lengthy and expensive process with an uncertain outcome, and the results of preclinical studies and early clinical trials are not necessarily predictive of future results. Our product candidates may not have favorable results in clinical trials or receive regulatory approval on a timely basis, if at all.

Preclinical and clinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. We cannot guarantee that any preclinical studies or clinical trials will be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the preclinical study or clinical trial process. For example, we may not be able to meet expected timeframes for IND submissions. The historical failure rate for product candidates in our industry is high.

The results from preclinical studies or clinical trials of a product candidate may not predict the results of later clinical trials of the product candidate, and interim, topline, or preliminary results of a clinical trial are not necessarily indicative of final results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy characteristics despite having progressed through preclinical studies and early clinical trials. In particular, while we have conducted preclinical trials in potential product candidates, we do not know whether these product candidates will perform in ongoing or future studies as they have performed in these prior studies. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in clinical trials despite very promising early results. If unexpected observations or toxicities are observed in any of our studies, this will delay clinical trials for such development programs. Moreover, preclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. For the foregoing reasons, we cannot be certain that our ongoing and planned preclinical studies and planned clinical trials will be successful. Any safety concerns observed in any of our preclinical studies or clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations.

Any difficulties or delays in the commencement or completion, or the termination or suspension, of our ongoing or planned preclinical studies and our planned clinical trials could result in increased costs to us, or delay or limit our ability to generate revenue and adversely affect our commercial prospects.

In order to obtain FDA approval to market a new drug we must demonstrate the safety, purity and potency (or efficacy) of our product candidates in humans to the satisfaction of the FDA. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. Clinical testing is expensive, time-consuming and subject to uncertainty.

Before we can initiate clinical trials for a product candidate, we must submit the results of preclinical studies to the FDA or comparable foreign regulatory authorities along with other information, including information about product candidate chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an

IND or similar regulatory filing required for authorization to proceed with clinical development. The FDA or comparable foreign regulatory authorities may require us to conduct additional preclinical studies for any product candidate before it allows us to initiate clinical trials under any IND or similar regulatory filing, which may lead to delays and increase the costs of our preclinical development programs.

In addition, the FDA’s and other regulatory authorities’ policies with respect to clinical trials may change and additional government regulations may be enacted. For instance, the regulatory landscape related to clinical trials in the European Union (the “EU”) has recently evolved. The EU Clinical Trials Regulation (“CTR”), which was adopted in April 2014 and repealed the EU Clinical Trials Directive, became applicable on January 31, 2022. While the EU Clinical Trials Directive required a separate clinical trial application (“CTA”) to be submitted in each member state in which the clinical trial takes place, to both the competent national health authority and an independent ethics committee, the CTR introduces a centralized process and only requires the submission of a single application for multi-center trials. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state’s decision is communicated to the sponsor via the centralized EU portal. Once the CTA is approved, clinical study development may proceed. The CTR transition period ended on January 31, 2025, and all clinical trials (and related applications) are now fully subject to the provisions of the CTR. Compliance with the CTR requirements by us and our third-party service providers, such as contract research organizations (“CROs”) may impact our developments plans.

Moreover, even if clinical trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Any delays in the commencement or completion of our ongoing and planned clinical trials for our current and any future product candidates could significantly affect our product development timelines and product development costs.

We do not know whether our planned clinical trials will begin on time or if our ongoing or future clinical trials will be completed on schedule, if at all. The commencement, associated data readouts and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•	obtaining regulatory authorizations to commence a trial or reaching a consensus with regulatory authorities on trial design;

•	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical studies;

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any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining approval from one or more institutional review boards (“IRBs”) or ethics committees;

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IRBs or ethics committees refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional participants, or withdrawing their approval of the trial;

•	changes to clinical trial protocol;

•	our clinical trials are put on clinical hold by a regulatory authority;

•	clinical sites deviating from trial protocol or dropping out of a trial;

•	manufacturing sufficient quantities of product candidate for use in clinical trials;

•	participants failing to enroll or remain in our trials at the rate we expect, or failing to return for post-treatment follow-up;

•	patients choosing an alternative treatment for the indications for which we are developing our product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	patients experiencing severe or unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

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a facility manufacturing our product candidates or any of their components being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of current Good Manufacturing Practices (“cGMP”), regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

•	any changes to our manufacturing process that may be necessary or desired;

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third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GCPs or other regulatory requirements;

•	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

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third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a data safety monitoring board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, conducting clinical trials in foreign countries, as we plan to do in the future, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled participants in foreign countries to adhere to the clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks, including war, relevant to such foreign countries.

If we experience delays in the completion of, or the termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed or eliminated. Moreover, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues.

In addition, many of the factors that cause, or lead to, the termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. For example, we may make formulation or manufacturing changes to our product candidates, in which case we may need to conduct additional preclinical or clinical studies to bridge our modified product candidates to earlier versions. Any delays that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.

We may find it difficult to enroll participants in our clinical trials. If we encounter difficulties enrolling participants in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may not be able to initiate or continue clinical trials for our product candidates if we are unable to identify and enroll a sufficient number of eligible participants for these trials as may be required by the FDA or similar regulatory authorities outside the United States. Participant enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of participants to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the risk that enrolled participants will not complete a clinical trial, our ability to recruit clinical trial investigators with the appropriate competencies and experience, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating as well as any product candidates under development. We will be required to identify and enroll a sufficient number of participants for each of our clinical trials. In addition, the FDA and other regulatory authorities may require that we have a certain proportion of participants in our trials from the United States or other jurisdictions in order to establish that the clinical trial results are applicable to the relevant patient populations. Potential participants for any planned clinical trials may not be adequately diagnosed or identified with the diseases which we are targeting or may not meet the entry criteria for such trials. We are initially developing product candidates targeting rare cardiac conditions with small patient populations from which to draw for clinical trials. Genetically defined diseases generally, including those for which our current product candidates are targeted, have low incidence and prevalence. We also may encounter difficulties in identifying and enrolling participants with a stage of disease appropriate for our planned clinical trials and monitoring such participants adequately during and after treatment. In addition, the process of identifying participants may prove costly.

The timing of our clinical trials depends, in part, on the speed at which we can recruit participants to participate in our trials, as well as completion of required follow-up periods. The eligibility criteria of our clinical trials, once established, will further limit the group of available trial participants. If patients are unwilling to participate in our trials for any reason, including the existence of concurrent clinical trials for similar patient populations or the availability of approved therapies, or we otherwise have difficulty enrolling a sufficient number of participants, the timeline for recruiting participants, conducting studies and obtaining regulatory approval of our product candidates may be delayed. Our inability to enroll a sufficient number of participants for any of our ongoing or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our current and future clinical trials and, while we have entered and will enter into agreements governing their services, we have limited influence over their actual performance.

We cannot assure you that our assumptions used in determining expected clinical trial timelines are correct or that we will not experience delays in enrollment, which would result in the delay of completion of such trials beyond our expected timelines.

Use of our product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude approval, cause us to suspend or discontinue clinical trials, abandon a product candidate, limit the commercial profile of approved labeling or result in other significant negative consequences that could severely harm our business, prospects, operating results and financial condition.

As is the case with biopharmaceuticals generally, it is likely that there may be side effects and adverse events associated with the use of our product candidates. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Although other oligonucleotide therapeutics have received regulatory approval, our AOCs, which combine oligonucleotides with a mAb, are a novel approach to oligonucleotide therapies, which may present enhanced risk and uncertainty for our product candidates compared to more well-established classes of therapies, or oligonucleotide or mAb-based therapies on their own. Moreover, there have been only a limited number of clinical trials involving the use of oligonucleotide therapeutics or the proprietary technology used in the RNA delivery platform. It is impossible to predict when or if any product candidates we may develop will prove safe in humans. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in more restrictive labeling or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect participant recruitment or the ability of enrolled participants to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Moreover, if our product candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial prospects for the product candidate if approved. We may also be required to modify our study plans based on findings after we commence our clinical trials. Many compounds that initially showed promise in early-stage testing have later been found to cause side effects that prevented further development of the compound. In addition, regulatory authorities may draw different conclusions or require additional testing to confirm these determinations.

As we test our product candidates in larger, longer and more extensive clinical trials, or as the use of these product candidates becomes more widespread if they receive regulatory approval, it is possible that illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, may be reported by participants. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition and prospects significantly.

Participants treated with our product candidates may experience previously unreported adverse reactions, and it is possible that the FDA or other regulatory authorities may ask for additional safety data as a condition of, or in connection with, our efforts to obtain or maintain approval of our product candidates. If safety problems occur or are identified after our products, if any, reach the market, we may make the decision or be required by regulatory authorities to amend the labeling of our products, recall our products or even withdraw approval for our products.

In addition, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw, suspend or limit approvals of such product, or seek an injunction against its manufacture or distribution;

•	we may be required to recall a product or change the way such product is administered to patients;

•	regulatory authorities may require additional warnings in labeling, such as a “black box” warning or a contraindication;

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we may be required to implement a risk evaluation and mitigation strategy (“REMS”), including with limitations on where and how product is distributed, or create a medication guide outlining the risks of such side effects for distribution to patients;

•	we may be required to conduct additional clinical trials or surveillance;

•	we could be sued and held liable for harm caused to patients;

•	sales of the product may decrease significantly, or the product could become less competitive; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of a particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

As an organization, we have never submitted an IND, completed any pivotal clinical trials or submitted a BLA for regulatory approval and may be unable to do so for any of our product candidates.

We are continuing to develop our product candidates, and we will need to successfully complete IND-enabling studies for our preclinical product candidates. Following such studies, we will need to successfully complete our planned early-stage clinical trials, and later-stage and pivotal clinical trials in order to obtain FDA or comparable foreign regulatory approval to market any of our product candidates. Carrying out clinical trials and the submission of a successful BLA is a complicated process. As an organization, we have not submitted any INDs or comparable foreign filings, have not completed any clinical trials, have limited experience as a company in preparing, submitting and prosecuting regulatory filings and have not previously submitted a BLA or other comparable foreign regulatory submission for any product candidate. As interactions with the FDA or other regulatory authorities may not be comprehensive, we cannot be certain how many clinical trials of any of our product candidates will be required or how such trials should be designed. Consequently, we may be unable to successfully and efficiently execute and complete necessary clinical trials in a way that leads to regulatory submission and approval of any of our product candidates. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our planned clinical trials, could prevent us from, or delay us in, submitting BLAs or comparable foreign submissions for and commercializing our product candidates.

Our product candidates are subject to extensive regulation and compliance, which is costly and time consuming, and such regulation may cause unanticipated delays or prevent the receipt of the approvals required to commercialize our product candidates.

The preclinical and clinical development, manufacturing, labeling, packaging, storage, record-keeping, advertising, promotion, import, export, marketing, distribution and adverse event reporting, including the submission of safety and other information, of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable foreign regulatory authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive regulatory approval from the FDA. The process of obtaining regulatory approval is expensive, often takes many years following the commencement of clinical trials and can vary substantially based upon the type, complexity and novelty of the product candidates involved, as well as the target indications and patient population. Approval policies or regulations may change, and the FDA and other foreign regulatory authorities have substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed. Neither we nor any current or future collaborator is permitted to market any of our product candidates in the United States until we receive approval from the FDA.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from adequate and well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidates are safe, pure, potent and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities, as the case may be, may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or may object to elements of our clinical development program.

The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including:

•	such authorities may disagree with the design or implementation of our or our collaborators’ clinical trials;

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negative or ambiguous results from our clinical trials or results may not meet the level of statistical significance required by or otherwise acceptable to the FDA or comparable foreign regulatory agencies for approval, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates;

•	such authorities may not accept clinical data from trials which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

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we or any of our current or future collaborators may be unable to demonstrate that a product candidate is safe and effective, and that product candidate’s clinical and other benefits outweigh its safety risks;

•	such authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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such authorities may not agree that the data collected from clinical trials of our product candidates are acceptable or sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere, and such authorities may impose requirements for additional preclinical studies or clinical trials;

•	such authorities may disagree regarding the formulation, labeling and/or the specifications of our product candidates;

•	approval may be granted only for indications that are significantly more limited than what we apply for and/or with other significant restrictions on distribution and use;

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such authorities may find deficiencies in the manufacturing processes, quality policies or facilities of our third-party manufacturers with which we or any of our current or future collaborators contract for clinical and commercial supplies;

•	regulations of such authorities may significantly change in a manner rendering our or any of our potential future collaborators’ clinical data insufficient for approval; or

•	such authorities may not accept a submission due to, among other reasons, the content or formatting of the submission.

With respect to foreign markets, approval procedures vary among countries and, in addition to the foregoing risks, may involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed biopharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new drugs and biologics based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals could prevent us or any of our potential future collaborators from commercializing our product candidates.

We may attempt to secure approval from the FDA through the use of the accelerated approval pathway for certain of our product candidates. If we are unable to obtain such approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary regulatory approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw any accelerated approval we have obtained.

We may in the future pursue accelerated approval for one or more of our product candidates. Under the accelerated approval program, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. A surrogate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit.

The accelerated approval pathway may be used in cases in which the advantage of a new biologic over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is contingent on the sponsor’s agreement to conduct, in a diligent manner, additional confirmatory studies to verify and describe the biologic’s predicted clinical benefit. The FDA may require a sponsor of a product seeking accelerated approval to have a confirmatory trial underway prior to such approval being granted. If such confirmatory studies fail to confirm the biologic’s clinical benefit or are not completed in a timely manner, the FDA may withdraw its approval of the drug on an expedited basis.

Prior to seeking accelerated approval for any of our product candidates, we intend to seek feedback from the FDA and will otherwise evaluate our ability to seek and receive accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit a BLA for accelerated approval or any other form of expedited development, review or approval. Furthermore, if we decide to submit an application for accelerated approval for our product candidates, there can be no assurance that such application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidate would result in a longer time period to commercialization of such product candidate, if any, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we have focused our attention on a limited number of product candidates. As a result, we may forgo or delay pursuit of opportunities with product candidates that could have had greater potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaborations, licenses and other similar arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may not be able to obtain or maintain orphan drug designations for any of our product candidates, and we may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs or biologics for relatively small patient populations as orphan drugs. In the United States, the FDA may designate a drug or biologic as an orphan product if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population of greater than 200,000 individuals in the United States, but for which there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the EU, orphan designation is granted by the European Commission based on a scientific opinion of the EMA Committee for Orphan Medicinal Products. A medicinal product may be designated as orphan if its sponsor can establish that (i) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (ii) either (a) such condition affects no more than 5 in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the EU to justify investment; and (iii) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the medicinal product will be of significant benefit to those affected by the condition. There can be no assurance that the FDA or European Commission will grant orphan designation for any indication for which we apply.

In the United States, orphan designation entitles a party to financial incentives such as opportunities for grant funding toward clinical trial costs, tax advantages and user-fee waivers. In addition, if a product candidate that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same product for the same disease or condition for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity. The applicable exclusivity period is ten years in the EU, but such exclusivity period can be reduced to six years if, at the end of the fifth year, a product no longer meets the criteria for orphan designation or if the product is sufficiently profitable that market exclusivity is no longer justified.

Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same disease or condition. Even after an orphan drug is approved, the FDA or comparable foreign regulatory authority can subsequently approve another drug for the same disease or condition if such regulatory authority concludes that the later drug is clinically superior because it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity in the United States may also be lost if the FDA later determines that the initial request for designation was materially defective. In addition, orphan drug exclusivity does not prevent the FDA from approving competing drugs containing different active ingredients for the same or similar indication. In addition, if a subsequent drug is approved for marketing for the same or a similar disease or condition as any of our product candidates that receive marketing approval, we may face increased competition and lose market share regardless of orphan drug exclusivity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Receipt of Breakthrough Therapy designation or Fast Track designation by the FDA for one or more of our product candidates may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek Breakthrough Therapy or Fast Track designation for some of our product candidates.

If a product candidate is intended for the treatment of a serious or life-threatening condition and clinical or preclinical data demonstrate the potential to address unmet medical needs for this condition, the sponsor may apply for Fast Track designation. The sponsor of a Fast Track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the application may be eligible for priority review if the relevant criteria are met. A Fast Track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Breakthrough Therapy designation may be granted to a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs or biologics that have been designated as Breakthrough Therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. The designation also includes the same benefits as Fast Track designation, including eligibility for rolling review of a BLA.

Whether to grant Breakthrough Therapy or Fast Track designation is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for these designations, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of either of these designations for a product candidate may not result in a faster development process, review or approval compared to product candidates considered for approval under conventional FDA review procedures and does not assure ultimate approval by the FDA. In addition, the FDA may later decide that the product candidate no longer meets the conditions for qualification and rescind granted designations.

We may conduct certain of our clinical trials for our product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.

We may conduct clinical trials for our product candidates outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. Where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless those data are determined to be applicable to the U.S. population and U.S. medical practice; the studies were performed by clinical investigators of recognized competence; and the data are considered valid without the need for an on- site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. For clinical trials that are conducted only at sites outside of the United States and not otherwise subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site inspection if it deems such inspection necessary. For such clinical trials not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the clinical trial design or protocol for a non-U.S. clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

Disruptions at the FDA, the USPTO and other government agencies caused by funding shortages, staffing cuts or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA and foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s and foreign regulatory authorities’ abilities to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s and foreign regulatory authorities’ abilities to perform routine functions. Average review times at the FDA and foreign regulatory authorities have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs and biologics or modifications to approved drugs and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. Furthermore, if the USPTO experiences significant decreases in funding or personnel, it could significantly impact the ability of the USPTO to timely review and process our regulatory submissions, which could have a material adverse effect on our business. For example, in recent years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. In addition, the current Trump administration has issued certain policies and executive orders directed toward reducing the employee headcount and costs associated with U.S. administrative agencies, including the FDA and the USPTO, and it remains unclear the degree to which these efforts may limit or otherwise adversely affect the ability of these agencies to conduct routine activities.

Separately, if a prolonged government shutdown occurs, or if global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Risks Related to Our Reliance on Third Parties

We rely on third parties to conduct our preclinical studies and will rely on third parties to conduct our planned clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, our development programs and our ability to seek or obtain regulatory approval for or commercialize our product candidates may be delayed.

We are dependent on third parties to conduct our preclinical studies and will rely on third parties to conduct our clinical trials. Specifically, we intend to use and rely on medical institutions, clinical investigators, CROs and consultants to conduct our preclinical studies and clinical trials in accordance with our clinical protocols and regulatory requirements. These CROs, investigators and other third parties play a significant role in the conduct and timing of these trials and subsequent collection and analysis of data. While we have and will have agreements governing the activities of our third-party contractors, we have limited influence over their actual performance. Nevertheless, we are responsible for ensuring that each of our preclinical and clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on our CROs and other third parties does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with GLP and GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of our product candidates in preclinical and clinical development. Regulatory authorities enforce these requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs or trial sites fail to comply with applicable GLPs and GCPs, the clinical data generated in our preclinical and clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional preclinical or clinical trials before approving our applications to conduct clinical trials or our marketing applications. In addition, our clinical trials must be conducted with products produced under cGMP and similar foreign regulations. If we fail to comply with these regulations, we may be required to repeat clinical trials, which would delay the regulatory approval process.

There is no guarantee that any of our CROs, investigators or other third parties will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. In addition, many of the third parties with whom we contract may also have relationships with other biotechnology or biopharmaceutical entities, including our competitors, for whom they may also be conducting clinical trials or other development activities that could harm our competitive position. In addition, principal investigators for our clinical trials are expected to serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the study, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA of any BLA we submit. Any such delay or rejection could prevent us from commercializing our product candidates. Similar risks may exist in foreign jurisdictions.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms or at all. Switching or adding additional CROs, investigators and other third parties involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which could materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, investigators and other third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We rely on third parties for the manufacture of our product candidates for preclinical and clinical development. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities and have no plans to develop our own clinical or commercial-scale manufacturing capabilities. We expect to rely on third parties for the manufacture of our product candidates and related raw materials for preclinical and clinical development, as well as for commercial manufacture if any of our product candidates receive marketing approval. The facilities used by third-party manufacturers to manufacture our product candidates must be approved by the FDA and any comparable foreign regulatory authority for the manufacture of our product candidates pursuant to inspections that will be conducted after we submit a BLA to the FDA or any comparable application to a foreign regulatory authority. We do not control the manufacturing process of, and are completely dependent on, third-party manufacturers for compliance with cGMP and similar foreign requirements for manufacture of products. If these third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or any comparable foreign regulatory authority, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. Our AOCs consist of a proprietary mAb conjugated with an oligonucleotide. All of our mAbs are manufactured by starting with cells which are stored in a cell bank. We have multiple working cell banks and one master cell bank for our mAbs manufactured in accordance with cGMP, and we believe we would have adequate backup should any cell bank be lost in a catastrophic event. However, it is possible that we could lose multiple cell banks and have our manufacturing impacted by the need to replace the cell banks. As an independent company, we may need to develop a new cell line to support future clinical and any commercial manufacturing. We may not be successful in timely developing a cell line which is comparable to those currently used to produce our mAb supply, which could delay our clinical development or commercial efforts. In addition, we have no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, denials of approvals, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products.

Our or a third party’s failure to execute our manufacturing requirements on commercially reasonable terms and in compliance with cGMP and similar foreign requirements could adversely affect our business in a number of ways, including:

•	an inability to initiate clinical trials of our product candidates under development;

•	delay in submitting regulatory applications, or receiving marketing approvals, for our product candidates;

•	subjecting third-party manufacturing facilities or our manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of our product candidates; and

•	in the event of approval to market and commercialize our product candidates, an inability to meet commercial demands for our product candidates or any other future product candidates.

In addition, we may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

•	breach of the manufacturing agreement by the third party;

•	failure to manufacture our product according to our specifications;

•	failure to manufacture our product according to our schedule or at all;

•	misappropriation of our proprietary information, including our trade secrets and know-how; and

•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval, and any related remedial measures may be costly or time consuming to implement. We do not currently have arrangements in place for redundant supply or a second source for all required raw materials used in the manufacture of our product candidates. If our existing or future third-party manufacturers cannot perform as agreed, we may be required to replace such manufacturers and we may be unable to replace them on a timely basis or at all.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

We rely on the RemainCo License Agreement to enable our use of certain important intellectual property and data. If, after the consummation of the Spin-Off, RemainCo ceases to effectively maintain such intellectual property or data, then our business could be materially and adversely affected.

Pursuant to the Spin-Off, RemainCo will retain all intellectual property and data that was not exclusively related to cardiology, other than certain platform-related intellectual property that will initially be owned by us (subject to a right of RemainCo to obtain assignment of such intellectual property, subject to a grant-back license to us, as further described below). The RNA delivery platform was leveraged to develop RNA therapies across multiple disease types. Accordingly, much of the intellectual property and data that is material to our cardiology programs is owned by Avidity, and will be owned by RemainCo after the consummation of the Spin-Off and subject to certain existing third-party obligations. Therefore, in connection with the Spin-Off, we entered into the RemainCo License Agreement to enable our continued access to such intellectual property and data. Even though the Separation Agreement granted us term-limited ownership of certain intellectual property covering the RNA delivery platform, the RemainCo License Agreement provides that we must assign to RemainCo ownership of such intellectual property and intellectual property related to modification or enhancements to the RNA delivery platform that we may develop after the Spin-Off, without additional compensation, at RemainCo’s request, following the completion of target selection under (or any earlier termination of) the BMS Collaboration Agreement, or prior to a change of control of the Company. In the event of such assignment, we would receive (i) an exclusive (including as to RemainCo and its affiliates), worldwide, royalty-free license to exploit products subject to the Lilly Agreement or BMS Agreements (as defined below), and (ii) a non-exclusive, worldwide, royalty-free right to exploit cardiovascular products in the cardiovascular field. In connection with the RemainCo License Agreement, Avidity is, and RemainCo will be, primarily responsible for the prosecution, maintenance and enforcement of the patents and patent applications (with regards to the RNA delivery platform, following transfer to RemainCo) directed to all such intellectual property. Avidity’s or RemainCo’s failure to file relevant patents that cover intellectual property that is important to our programs, or to prosecute, maintain or enforce intellectual property that is important to our programs, would impair our competitive position and have a material adverse effect on our business. Further, our business relies on continued access to know-how, trade secrets and data that are owned and controlled by Avidity. This reliance pervades various aspects of our business, including the conduct of research, the performance of clinical trials, the making of scientific publications, and the submitting of regulatory and patent filings. If Avidity or RemainCo fails to provide or maintain the foregoing, then such failure could have a significant impact on our ability to conduct our programs and have a material adverse effect on our business.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we currently rely on third parties to manufacture our product candidates and to perform quality testing, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements, and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are intentionally or inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets and despite our efforts to protect our trade secrets, a competitor’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

Under certain circumstances, Lilly or BMS may each unilaterally terminate its respective agreement with us for convenience, which could materially and adversely affect our cash flows.

In April 2019, Avidity entered into a Research Collaboration and License Agreement (the “Lilly Agreement”) with Lilly for the discovery, development and commercialization of AOCs directed against certain targets in immunology or the Lilly AOCs. Upon the closing of the Spin-Off, the Lilly Agreement will be assigned to and assumed by the Company. Lilly granted Avidity a non-exclusive license under certain Lilly technology solely to conduct research under the Lilly Agreement. Under the Lilly Agreement, Lilly will be solely responsible for funding the cost of clinical development, regulatory approval and commercialization for the Lilly AOCs. Lilly primarily controls the development and commercialization activities, pursuant to the terms of the Lilly Agreement, and our lack of control over such activities could result in delays or other difficulties in the development and commercialization of the Lilly AOCs. Any dispute with Lilly may result in the delay or termination of the development or commercialization of the Lilly AOCs, and may result in costly litigation that diverts our management’s attention and resources away from our day-to-day activities and which may adversely affect our business, financial condition, results of operation and prospects.

In November 2023, Avidity entered into an agreement with BMS (the “BMS Collaboration Agreement”) for the development of compounds directed to up to five targets using our RNA delivery platform (such compounds, the “BMS AOCs”). The BMS Collaboration Agreement will be assigned to and assumed by the Company upon closing of the Spin-Off. Under the BMS Collaboration Agreement, the Company will be responsible for conducting research activities for a designated period of time at its cost, subject to the parties renegotiating the research activities in case the Company’s research spending is anticipated to exceed $50.0 million. BMS will be solely responsible for funding all future clinical development, regulatory and commercialization activities for the BMS AOCs. Any dispute with BMS may result in the delay or termination of the research, development or commercialization of the BMS AOCs, either on an individual target basis or collectively, and may result in costly litigation that diverts our management’s attention and resources away from our day-to-day activities and which may adversely affect our anticipated cash flows, business, financial condition, results of operation and prospects.

In addition, Lilly or BMS may unilaterally terminate the Lilly Agreement or the BMS Collaboration Agreement, respectively (including for convenience), and in either such event, we would be prevented from receiving any research and development funding, milestone payments, royalty payments and other benefits under the respective agreement.

In addition, any decision by Lilly or BMS to terminate the Lilly Agreement or the BMS Collaboration Agreement, respectively, may negatively impact public perception of our AOC product candidates, which could adversely affect the market price of our common stock. We cannot provide any assurance with respect to the success of the collaborations with Lilly or BMS. Any of the foregoing events could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have entered, and may seek to enter into additional collaborations, licenses and other similar arrangements which are important to our business. If we are not successful in doing so, or if we are and we relinquish valuable rights or fail to realize the benefits of such relationships, our business could be materially and adversely affected.

We have entered into the RemainCo License Agreement, the Lilly Agreement and the BMS Collaboration Agreement. We may seek to enter into additional collaborations, joint ventures, licenses and other similar arrangements for the development or commercialization of our product candidates, or those of potential strategic partners, due to capital costs required to develop or commercialize the product candidate or manufacturing constraints. We may not be successful in our efforts to establish or maintain such collaborations for certain product candidates because our research and development pipeline may be insufficient, the product candidates may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view the product candidates as having the requisite potential to demonstrate safety and efficacy or significant commercial opportunity. In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process can be time-consuming and complex. We may have to relinquish valuable rights to our future revenue streams, research programs, product candidates, or grant licenses on terms that may not be favorable to us, as part of any such arrangement, and such arrangements may restrict us from entering into additional agreements with other potential collaborators. We cannot be certain that, following a collaboration, license or strategic transaction, we will achieve an economic benefit that justifies such transaction.

For example, the RemainCo License Agreement granted us rights to certain of RemainCo’s intellectual property that are important to our business, and which imposes certain obligations and restrictions that could impact our anticipated cash flows. The RemainCo License Agreement contains provisions that restrict our ability to develop or commercialize products that are competitive with those licensed to RemainCo and that require us to share certain intellectual property rights. Pursuant to the terms of the RemainCo License Agreement, for a period of five years following the RemainCo License Agreement’s effective date, we may not engage in any RNA therapeutics business, other than with respect to cardiovascular products in the cardiovascular field (each as defined in the RemainCo License Agreement) or products subject to the Lilly Agreement or BMS Collaboration Agreement regardless of whether such activities use any of RemainCo’s intellectual property. Additionally, we may only exploit the RNA delivery platform for the development of cardiovascular products in the cardiovascular field or products subject to the Lilly Agreement or BMS Collaboration Agreement; therefore, even following expiration of this five-year period, we will not have the right to use the RNA delivery platform for programs in other therapeutic areas, and would need to independently develop or acquire the technology to be used in such programs. The terms of the BMS Collaboration Agreement similarly restrict us from developing or commercializing products that are competitive with those licensed to BMS and the Lilly Agreement restricts our ability to research, develop, manufacture or commercialize or otherwise exploit any compound or product directed against targets subject to the Lilly Agreement. For a period of ten years following the RemainCo License Agreement’s effective date, the RemainCo License Agreement also grants RemainCo a right of first negotiation over our development candidates and prospective transactions, in each case, other than with respect to cardiovascular products or products subject to the Lilly Agreement or BMS Collaboration Agreement. If we do not consummate a transaction with RemainCo with respect to any such transaction and the negotiation period expires, we must notify RemainCo of any proposed third-party transaction we desire to enter into in the twelve months following the expiration of the applicable negotiating period (the “MFN”) with respect to such transaction, that is on terms less favorable to us than RemainCo’s last offer. Following the receipt of such notice, RemainCo may accept the Company’s offer to enter into the transaction on the terms of the last written offer proposed by RemainCo, make a new offer, which we must consider in good faith, or inform us that RemainCo is no longer interested in pursuing a transaction. As a result of the foregoing and other restrictions we may be subject to, we may be unable to pursue the development of promising product candidates and may be required to redirect our business focus. Any restriction on our ability to develop or commercialize products pursuant to the RemainCo License Agreement, including as a result of RemainCo’s exercise of its right of first negotiation or the MFN, could negatively impact our ability to enter into new strategic partnerships for our product candidates, and could have a material adverse impact on our financial condition, results of operations or cash flows.

Furthermore, following the closing of the Merger, RemainCo will be owned by Novartis, a large, well-capitalized pharmaceutical company with significant resources and experience in the development and commercialization of cardiology products. The RemainCo License Agreement provides RemainCo a non-exclusive, worldwide, irrevocable, royalty-free license under the RNA delivery platform technology to exploit any cardiovascular products other than products subject to the Lilly Agreement or BMS Collaboration Agreement. As a result, we may face direct competition from RemainCo in the cardiac space, including with respect to products that are the subject of the RemainCo License Agreement or other products that RemainCo or Novartis may develop independently. RemainCo and Novartis may have greater financial, technical, and marketing resources than we do, and may be able to devote substantially more resources to the development, commercialization, and marketing of competing products. This competition could limit our ability to successfully commercialize our product candidates, reduce our market share, and adversely impact our revenues and profitability. Even if we are successful in our efforts to establish such collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain our current or any future collaborations if, for example, the development or approval of a product candidate is delayed, the safety of a product candidate is questioned or the sales of an approved product candidate are unsatisfactory.

In addition, future collaborations may be terminable by our strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and commercialization of our product candidates, if approved, and may not conduct those activities in the same manner as we do. Any termination of collaborations we enter into in the future, or any delay in entering into collaborations related to our product candidates, could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Commercialization of Our Product Candidates

Even if we receive regulatory approval for any product candidate, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions on marketing or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

Following potential approval of any our product candidates, the FDA and foreign regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly and time-consuming post-approval studies, post-market surveillance or clinical trials to monitor the safety and efficacy of the product. The FDA may also require a REMS as a condition of approval of our product candidates, or to maintain any approval after received, which could include requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our products will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs, GCP and similar foreign requirements for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with our products, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of our products, withdrawal of approval of the product or voluntary or mandatory product recalls;

•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

•	fines, restitutions, disgorgement of profits or revenues, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA or foreign regulatory authorities to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of our products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

Our product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The Affordable Care Act (the “ACA”) includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a “biosimilar” product may not be submitted to the FDA until four years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing such company’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of their product.

We believe that any of our product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not clear, and will depend on a number of marketplace and regulatory factors that are still developing.

The commercial success of our product candidates will depend upon the degree of market acceptance of such product candidates by physicians, patients, healthcare payors and others in the medical community.

Our product candidates may not be commercially successful. Even if any of our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors or the medical community. The commercial success of any of our current or future product candidates will depend significantly on the broad adoption and use of the resulting product by physicians and patients for approved indications. The degree of market acceptance of our products will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety compared to other more-established products;

•	the indications for which our product candidates are approved;

•	the limitation of our targeted patient population and other limitations or warnings contained in any FDA-approved labeling;

•	acceptance of a new drug for the relevant indication by healthcare providers and their patients;

•	the pricing and cost-effectiveness of our products, as well as the cost of treatment with our products in relation to alternative treatments and therapies;

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our ability to obtain and maintain sufficient third-party coverage and adequate reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third-party payors;

•	the willingness of patients to pay all, or a portion of, out-of-pocket costs associated with our products in the absence of sufficient third-party coverage and adequate reimbursement;

•	any restrictions on the use of our products, and the prevalence and severity of any adverse effects;

•	potential product liability claims;

•	the timing of market introduction of our products as well as competitive drugs;

•	the effectiveness of our or any of our current or potential future collaborators’ sales and marketing strategies; and

•	unfavorable publicity relating to the product.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product and may not become or remain profitable. Our efforts to educate the medical community and third-party payors regarding the benefits of our products may require significant resources and may never be successful.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found or alleged to have improperly promoted off-label uses, we may become subject to significant liability.

In addition, if any of our product candidates are approved, our product labeling, advertising and promotion will be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about drug products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling, and promotion must include appropriate disclosure of information on the safety risks of our products. If we receive marketing approval for a product candidate, physicians may nevertheless, in their independent medical judgment, prescribe it to their patients in a manner that is inconsistent with the approved label. The FDA does not regulate the behavior of physicians in their choice of treatments, but the FDA does restrict manufacturer’s communications on the subject of off-label use of their products. If we are found to have promoted such off-label uses, or if we are found not to have complied with other requirements for advertising and promotion of our products, we may become subject to onerous government investigations and significant liability.

The successful commercialization of our product candidates, if approved, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our products could limit our ability to market those products and decrease our ability to generate revenue.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors are essential for most patients to be able to afford prescription medications such as our product candidates, if approved. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will have an effect on our ability to successfully commercialize those products. Moreover, we are initially developing product candidates targeting rare and genetically defined cardiac diseases with small patient populations and expect to expand into broader patient populations thereafter. In order for products that are designed to treat smaller patient populations to be commercially viable, the pricing and reimbursement for such products must be higher, on a relative basis, to account for the lack of volume. Accordingly, we will need to implement a coverage and reimbursement strategy for any approved product candidate with a smaller patient population that accounts for the smaller potential market size. Even if we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third- party payors will decide with respect to the coverage and reimbursement for our products.

We cannot be sure that coverage and reimbursement in the United States, the EU or elsewhere will be available for any product that we may develop, and that any coverage will be adequate. Further, any reimbursement that may become available may be decreased or eliminated in the future.

Obtaining and maintaining reimbursement status is time consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, no uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

Third-party payors increasingly are challenging prices charged for biopharmaceutical products and services, and many third- party payors may refuse to provide coverage and reimbursement for particular drugs when an equivalent generic drug or a less expensive therapy is available. It is possible that a third-party payor may consider our products as substitutable and only offer to reimburse patients for the less expensive product. Even if we are successful in demonstrating improved efficacy or improved convenience of administration with our products, pricing of existing drugs may limit the amount we will be able to charge for our products. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our products and may not be able to obtain a satisfactory financial return on products that we may develop.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of our products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our products. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our products due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

We face significant competition, and if our competitors develop technologies or product candidates more rapidly than we do or their technologies are more effective, our business and our ability to develop and successfully commercialize products may be adversely affected.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidates. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates. In particular, there is intense competition amongst RNA targeted therapies. Our competitors include larger and better funded pharmaceutical, biopharmaceutical, biotechnological, therapeutics companies and specialized cardiovascular treatment companies. Moreover, we may also compete with universities and other research institutions who may be active in the indications we are targeting and could be in direct competition with us. We also compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan.

In particular, we will face competition from Novartis, a large, multinational pharmaceutical company with substantial resources and a well-established presence in the development and commercialization of cardiology products, which following the Closing, will own RemainCo. The RemainCo License Agreement provides RemainCo a non-exclusive, worldwide, irrevocable, royalty-free license under the RNA delivery platform technology to exploit any cardiovascular products other than products subject to the Lilly Agreement or BMS Collaboration Agreement. As a result, we may face direct competition from RemainCo in the cardiac space, including with respect to products that are the subject of the RemainCo License Agreement or other products that RemainCo or Novartis may develop independently. The greater financial, technical, and marketing resources available to RemainCo and Novartis may enable them to advance competing cardiac products more rapidly or effectively than we can, potentially limiting our ability to gain or maintain market share in this therapeutic area.

We will also face competition in establishing clinical trial sites, enrolling participants for clinical trials and in identifying and in-licensing new product candidates. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition could reduce the number and types of participants available to us, because some participants who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which could reduce the number of participants who are available for our clinical trials in such clinical trial site.

We expect to face competition from existing products and products in development for each of our product candidates.

We will also compete more generally with other companies developing alternative scientific and technological approaches, including other companies working to develop conjugates with oligonucleotides for extra-hepatic delivery, including Alnylam Pharmaceuticals, Inc., Aro Biotherapeutics Company, Dyne Therapeutics, Ionis Pharmaceuticals, Inc., Sarepta Therapeutics, PepGen, PeptiDream Inc. and AstraZeneca plc, as well as gene therapy and CRISPR approaches.

Many of our competitors, either alone or with strategic partners, have substantially greater financial, technical and human resources than we do. Accordingly, our competitors may be more successful than us in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approval for treatments and achieving widespread market acceptance, which could render our product candidates, if approved, obsolete or non-competitive. Merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and participant registration for clinical trials and acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity could be substantially limited if our competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than our comparable products. In geographies that are critical to our commercial success, competitors may also obtain regulatory approvals before us, resulting in our competitors building a strong market position in advance of the entry of our products, if approved. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of other drugs. The key competitive factors affecting the success of our programs are likely to be their efficacy, safety profile, convenience, level of promotional activity, intellectual property protection and availability of reimbursement.

If the market opportunities for our products are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

The precise incidence and prevalence for all the conditions we aim to address with our product candidates targeting cardiomyopathies are unknown. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of these diseases. The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, the availability of alternative treatments and the safety, convenience, cost and efficacy of our product candidates relative to such alternative treatments, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates, because some of our potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

We have no internal sales, marketing or distribution capabilities, nor have we commercialized a product. If any of our product candidates ultimately receives regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We have no prior experience as a company in the marketing, sale and distribution of biopharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize our product candidates in foreign markets. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from applicable regulatory authorities in foreign markets, and we may never receive such regulatory approvals for any of our product candidates. To obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical trials, commercial sales, pricing and distribution of our product candidates. If we obtain regulatory approval of our product candidates and ultimately commercialize our products in foreign markets, we would be subject to additional risks and uncertainties, including:

•	different regulatory requirements for approval of drugs in foreign countries;

•	reduced protection for intellectual property rights;

•	the existence of additional third-party patent rights of potential relevance to our business;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	foreign reimbursement, pricing and insurance regimes;

•	workforce uncertainty in countries where labor unrest is common;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Risks Related to Our Business Operations and Industry

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	the timing and cost of, and level of investment in, research, development, regulatory approval and commercialization activities relating to our product candidates, which may change from time to time;

•	coverage and reimbursement policies with respect to our product candidates, if approved, and potential future drugs that compete with our products;

•	the cost of manufacturing our product candidates, which may vary depending on the quantity of production and the terms of our agreements with third-party manufacturers;

•	the timing and amount of the milestone or other payments we may receive under our current or future research and collaboration agreements;

•	expenditures that we may incur to acquire, develop or commercialize additional product candidates and technologies;

•	the level of demand for any approved products, which may vary significantly;

•	future accounting pronouncements or changes in our accounting policies; and

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the timing and success or failure of preclinical studies or clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue, earnings or other guidance.

We are dependent on the services of our management and other clinical and scientific personnel, and if we are not able to retain these individuals or recruit additional management or clinical and scientific personnel, our business will suffer.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management, as well as our senior scientists and other members of our management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our preclinical studies and clinical trials or the commercialization of our product candidates. Although we expect to execute employment agreements or offer letters with each member of our senior management team, these agreements will be terminable at will with or without notice and, therefore, we may not be able to retain their services as expected.

We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our clinical development and commercialization efforts. We may not be successful in maintaining our unique company culture and continuing to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biopharmaceutical, biotechnology and other businesses, particularly in the San Diego area. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, integrate, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement and execute our business strategy.

We may encounter difficulties in managing our growth and expanding our operations successfully.

Following the Distribution, we expect to have 47 total employees, all of whom will be full-time employees upon the closing of the Spin-Off. As we continue development and pursue the potential commercialization of our product candidates, as well as function as a public company, we will need to expand our financial, development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers and other third parties.

Our future financial performance and our ability to develop and commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We are subject to various federal, state and foreign healthcare laws and regulations, which could increase compliance costs, and our failure to comply with these laws and regulations could harm our results of operations and financial condition.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors and customers expose us to broadly applicable foreign, federal and state fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any products for which we obtain marketing approval. Such laws include:

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the federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs;

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the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute, or from improper advertising or promotion of an item or service, constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal civil monetary penalties laws, impose civil fines for, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made during the previous year to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care providers including, among others, physician assistants and nurse practitioners, and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held during the previous year by physicians as defined under statute and their immediate family members;

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers;

•	some state laws require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and

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some state laws that require biotechnology companies to report information on the pricing of certain drug products; and some state and local laws require the registration or pharmaceutical sales representatives.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve ongoing substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare program.

Recently enacted legislation, future legislation and healthcare reform measures may increase the difficulty and cost for us to commercialize our product candidates and may affect the prices we may set.

In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system, including cost-containment measures that may reduce or limit coverage and reimbursement for newly approved drugs and affect our ability to profitably sell any product candidates for which we obtain marketing approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare.

For example, in March 2010, the ACA was enacted in the United States, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. ACA provisions of importance to our product candidates established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded the entities eligible for enrollment in the 340B program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

Since its enactment, there have been executive, judicial and Congressional challenges to certain aspects of the ACA, and on June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in force in its current form.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2032. On

January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory Medicaid drug rebate cap, as of January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products.

Most significantly, in August 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “IRA”). This statute marks the most significant action by Congress with respect to the pharmaceutical industry since adoption of the ACA in 2010. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare, with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); redesigns the Medicare Part D benefit (beginning in 2024); and replaces the Part D coverage gap discount program with a new manufacturer discount program (beginning in 2025). CMS has published the negotiated prices for the initial ten drugs, which will first be effective in 2026, and has published the list of the subsequent 15 drugs that will be subject to negotiation. The IRA permits the Secretary of the Department of Health and Human Services (“HHS”) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the Medicare drug price negotiation program is currently subject to legal challenges. While the impact of the IRA on the pharmaceutical industry cannot yet be fully determined, it is likely to be significant.

Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Some states have also enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

We expect that these new laws and other healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare reimbursement and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates, if approved.

We intend to participate in the Medicaid Drug Rebate Program and other governmental pricing programs. If we fail to comply with our reporting and payment obligations under any programs we participate in, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Medicaid is a joint federal and state program administered by the states for low income and disabled beneficiaries. Manufacturers that participate in the Medicaid Drug Rebate Program (“MDRP”), have certain price reporting obligations as a condition of having their covered outpatient drugs payable under Medicaid and, if applicable, under Medicare Part B. The MDRP requires the manufacturer to pay a rebate to state Medicaid programs every quarter for each unit of its covered outpatient drugs dispensed to Medicaid beneficiaries and paid for by a state Medicaid program. The rebate is based on pricing data that the manufacturer must report on a monthly and quarterly basis to CMS, the federal agency that administers the MDRP and other governmental healthcare programs. These data include the average manufacturer price (the “AMP”) for each drug and, in the case of innovator products, the best price, which in general represents the lowest price available from the manufacturer to certain entities in the U.S. in any pricing structure, calculated to include all sales and associated rebates, discounts and other price concessions. The Medicaid rebate consists of two components, the basic rebate and the additional rebate, which is triggered if the AMP for a drug increases faster than inflation. If the manufacturer becomes aware that its MDRP government price reporting submission for a prior quarter was incorrect or has changed as a result of recalculation of the pricing data, it must resubmit the corrected data for up to three years after those data originally were due. If the manufacturer fails to provide information timely or is found to have knowingly submitted false information to the government, it may be subject to civil monetary penalties and other sanctions, including termination from the MDRP. In the event that CMS terminates the manufacturer’s rebate agreement pursuant to which the manufacturer participates in the MDRP, no federal payments would be available under Medicaid or Medicare Part B for its covered outpatient drugs. If we participate in the MDRP, our failure to comply with MDRP price reporting and rebate payment obligations could negatively impact our financial results.

In connection with Medicare Part B, a pharmaceutical manufacturer must provide CMS with average sales price (ASP) information for its drugs or biologicals payable under Part B on a quarterly basis. ASP is calculated based on a statutorily defined formula, as well as regulations and interpretations of the statute by CMS. CMS uses this information to compute Medicare Part B payment rates, which consist of ASP plus a specified percentage. The Part B payment rate is the amount that CMS reimburses the provider for drugs and biologicals administered to Medicare beneficiaries.

The IRA imposes rebates under Medicare Part B and Medicare Part D that are triggered by price increases that outpace inflation (first due in 2023), as described under the risk factor “—Recently enacted legislation, future legislation and healthcare reform measures may increase the difficulty and cost for us to commercialize our product candidates and may affect the prices we may set,” above. The Medicare Part D rebate, if applicable, will be calculated on the basis of the AMP figures we will be required to report pursuant to the MDRP if we enroll in the MDRP. The Medicare Part B rebate, if applicable, will be calculated on the basis of the Part B payment rate, which in turn is based on the reported ASP figures.

Federal law requires that any company that participates in the MDRP also participate in the Public Health Service’s 340B drug pricing program in order for federal funds to be available for the manufacturer’s drugs under Medicaid and, if applicable, Medicare Part B. We intend to participate in the 340B program, which is administered by the Health Resources and Services Administration (“HRSA”), and will require us to charge statutorily defined covered entities no more than the 340B “ceiling price” for our covered outpatient drugs that receive approval. These 340B covered entities include a variety of community health clinics and other entities that receive health services grants from the Public Health Service, as well as hospitals that serve a disproportionate share of low income patients. The ACA expanded the list of covered entities to include certain free standing cancer hospitals, critical access hospitals, rural referral centers and sole community hospitals, but exempts “orphan drugs” from the ceiling price requirements for these covered entities. The 340B ceiling price is calculated using a statutory formula based on the AMP and rebate amount for the covered outpatient drug as calculated under the MDRP, and in general, products subject to Medicaid price reporting and rebate liability are also subject to the 340B ceiling price calculation and discount requirement. If we enroll in the 340B program, we must report 340B ceiling prices to HRSA on a quarterly basis, and HRSA publishes those prices to 340B covered entities. In addition, HRSA has finalized regulations regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities for 340B eligible drugs. HRSA has also finalized a revised regulation implementing an administrative dispute resolution process through which 340B covered entities may pursue claims against participating manufacturers for overcharges, and through which manufacturers may pursue claims against 340B covered entities for engaging in unlawful diversion or duplicate discounting of 340B drugs. If we enroll in the 340B program, our failure to comply 340B program requirements could negatively impact our financial results. Any additional future changes to the definition of average manufacturer price and the Medicaid rebate amount under legislation or regulation could affect our 340B ceiling price calculations and also negatively impact our financial results if we enroll in the 340B program.

In order for any product candidates, if approved, to be paid for with federal funds under the Medicaid and Medicare Part B programs and purchased by certain federal agencies and grantees, we also intend to participate in the U.S. Department of Veterans Affairs (the “VA”) Federal Supply Schedule (the “FSS”) pricing program. As part of this program, we will be required to make our products, if approved, available for procurement on an FSS contract under which we must comply with standard government terms and conditions and charge a price that is no higher than the statutory Federal Ceiling Price (“FCP”) to four federal agencies (VA, U.S. Department of Defense (“DOD”), Public Health Service, and U.S. Coast Guard). The FCP is based on the Non-Federal Average Manufacturer Price (“Non-FAMP”) which we will be required to calculate and report to the VA on a quarterly and annual basis. Pursuant to applicable law, knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to significant civil monetary penalties for each item of false information. The FSS pricing and contracting obligations also contain extensive disclosure and certification requirements.

We also intend to participate in the Tricare Retail Pharmacy program, under which we will be required to pay quarterly rebates on utilization of innovator products that are dispensed through the Tricare Retail Pharmacy network to Tricare beneficiaries. The rebates are calculated as the difference between the annual Non-FAMP and FCP. We will be required to list our innovator products on a Tricare Agreement in order for them to be eligible for DOD formulary inclusion. If we participate in the program and overcharge the government in connection with our FSS contract or Tricare Agreement, whether due to a misstated FCP or otherwise, we will be required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against us under the False Claims Act and other laws and regulations. Unexpected refunds to the government, and responding to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects if we enroll in the program.

Individual states continue to consider and have enacted legislation to limit the growth of healthcare costs, including the cost of prescription drugs and combination products. A number of states have either implemented or are considering implementation of drug price transparency legislation. Requirements of pharmaceutical manufacturers under such laws include advance notice of planned price increases, reporting price increase amounts and factors considered in taking such increases, wholesale acquisition cost information disclosure to prescribers, purchasers, and state agencies, and new product notice and reporting. Such legislation could limit the price or payment for certain drugs, and a number of states are authorized to impose civil monetary penalties or pursue other enforcement mechanisms against manufacturers who fail to comply with drug price transparency requirements, including the untimely, inaccurate, or incomplete reporting of drug pricing information.

Pricing and rebate calculations vary among products and programs. The calculations are complex and are often subject to interpretation by us, governmental or regulatory agencies, and the courts. CMS, the Department of Health & Human Services Office of Inspector General, and other governmental agencies have pursued manufacturers that were alleged to have failed to report these data to the government in a timely or accurate manner. Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. If we enroll in the government pricing programs, we cannot assure you that any submissions we are required to make under the MDRP, the 340B program, the VA/FSS program, the Tricare Retail Pharmacy Program, and other governmental drug pricing programs will not be found to be incomplete or incorrect.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

We are exposed to potential product liability and professional indemnity risks as a result of the clinical trials of our product candidates and will face an even broader risk if we commercialize our product candidates. Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If any of our product candidates were to cause adverse side effects during clinical trials or after approval of the product candidate, we may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects or identify patients who should not use our product candidates.

For example, we may be sued if our product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, clinical study, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims may be brought against us by clinical trial participants, patients, healthcare providers, pharmaceutical companies or others using, administering or selling products that may be approved in the future. Claims could also be asserted under state consumer protection acts.

In addition, we have agreed to indemnify the licensors of the intellectual property related to our product candidates against certain intellectual property infringement claims. Any claims against us, or with respect to which we are obligated to provide indemnification, regardless of their merit, could be difficult and costly to defend or settle, and could compromise the market acceptance of our product candidates or any prospects for commercialization of our product candidates, if approved.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	a diversion of our management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	significant negative financial impact;

•	the inability to commercialize our product candidates; and

•	a decline in our stock price.

Our insurance policies may be expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We expect to have product liability insurance coverage once we enter into clinical development. In addition, we may need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our product candidates. As the expense of insurance coverage is increasing, we may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our product candidates. Although we plan to maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies will also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employment benefits liability, business automobile, workers’ compensation, malicious invasion of our electronic systems, directors’ and officers’, employment practices, fiduciary liability, and product liability insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Our business, including preclinical studies and planned clinical trials, and financial condition, are subject to risks arising from pandemic and epidemic diseases.

The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic diseases may cause disruptions that could severely impact our business, preclinical studies, clinical trials and financial condition, including impairing our ability to raise capital when needed.

The extent to which any other outbreak of a pandemic or epidemic disease impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the incident and the actions to contain its impact. Further, to the extent any pandemic or epidemic disease adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this section.

Our business could be affected by litigation, government investigations and enforcement actions.

We expect to operate in a number of jurisdictions in a highly regulated industry and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings which may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time consuming. An adverse outcome resulting from any such proceeding, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business and results of operations.

Our employees and independent contractors, including principal investigators, CROs, consultants and vendors, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees and independent contractors, including principal investigators, CROs, consultants and vendors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate: (i) the laws and regulations of the FDA and other similar regulatory requirements, including those laws that require the reporting of true, complete and accurate information to such authorities, (ii) manufacturing standards, including cGMP requirements, (iii) federal and state data privacy, security (including cybersecurity), fraud and abuse and other healthcare laws and regulations in the United States and abroad or (iv) laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in our preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to maintain compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and financial results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as asset purchases or sales and licensing of intellectual property, products or technologies. For example, we have collaborations with Lilly and BMS pursuant to which we have granted them licenses to our intellectual property in connection with certain targets. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any future transactions could increase our near- and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

These transactions may never be successful and may require significant time and attention of our management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Certain provisions of the RemainCo License Agreement provide RemainCo rights with respect to development candidates discovered thereunder which could limit our ability to engage in certain strategic transactions that stockholders may consider favorable.

The RemainCo License Agreement provides RemainCo a right of first negotiation over our development candidates and prospective transactions that would give a third party the right to acquire, develop, commercialize or promote any pharmaceutical, biological or other drug product, in each case, other than with respect to cardiovascular products or products subject to the Lilly Agreement or BMS Agreements. If we do not consummate a transaction with RemainCo with respect to any such transaction and the negotiation period expires, we must notify RemainCo of any proposed third-party transaction we desire to enter into in the twelve months following the expiration of the applicable negotiating period with respect to such transaction, that is on terms less favorable to us than RemainCo’s last offer. Following the receipt of such notice, RemainCo may accept the Company’s offer to enter into the transaction on the terms of the last written offer proposed by RemainCo, make a new offer, which we must consider in good faith, or inform us that RemainCo is no longer interested in pursuing a transaction.

As a result of the foregoing or under any other strategic partnerships that we enter into in the future, third parties may be unwilling or unable to consummate any strategic transactions with us on terms acceptable to us or at all. The inability to consummate any such transaction and the perception that we may not be able to do so may materially and adversely impact the price of shares of Company Common Stock.

Inflation could adversely affect our business and results of operations.

From 2021 to 2024, the U.S. economy experienced a material level of inflation. The impact of geopolitical developments, such as the conflicts in Ukraine and the Middle East may continue to increase uncertainty in the outlook of near-term and long-term economic activity, including any impacts on inflation. Increases in inflation raise our costs for commodities, labor, materials and services and other costs required to grow and operate our business, and failure to secure these on reasonable terms may adversely impact our financial condition. Additionally, increases in inflation, along with the uncertainties surrounding geopolitical developments and global supply chain disruptions, have caused, and may in the future cause, global economic uncertainty and uncertainty about the interest rate environment, which may make it more difficult, costly or dilutive for us to secure additional financing. Historically, the stock prices of companies in our industry have been highly sensitive to actual or anticipated changes in the interest rate environment. A failure to adequately respond to these risks could have a material adverse impact on our financial condition, results of operations or cash flows.

We, our collaborators and our service providers may be subject to a variety of data privacy and security laws and contractual obligations, which could increase compliance costs and our actual or alleged failure to comply with them could subject us to potentially significant fines or penalties, regulatory investigations, negative publicity, liability or otherwise harm our business, results of operations and financial condition.

We currently maintain, and will continue to maintain in the future, a substantial amount of sensitive information, including confidential business data related to our preclinical studies and, in the future, patient health information. As a result, we are subject to laws and regulations governing the privacy and security of such information. The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention and security of personal information, including as our operations continue to expand or if we operate in foreign jurisdictions. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, results of operation, and financial condition.

In the United States, there are numerous federal and state data privacy and security laws and regulations governing the collection, use, disclosure and protection of personal information, including federal and state health information privacy laws, security breach notification laws and consumer protection laws. Each of these laws is subject to varying interpretations and constantly evolving. By way of example, the regulations promulgated under HIPAA and the Health Information Technology for Economic and Clinical Health Act impose, among other things, certain standards relating to the privacy, security, transmission and breach reporting of individually identifiable health information. While we do not believe that we are currently acting as a covered entity or business associate under HIPAA and thus are not directly regulated under HIPAA, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information.

The U.S. Federal Trade Commission (the “FTC”) also has authority to initiate enforcement actions against entities that mislead customers about HIPAA compliance, make deceptive statements about privacy and data sharing in privacy policies, fail to limit third- party use of personal health information, fail to implement policies to protect personal health information or engage in other unfair practices that harm customers or that may violate Section 5 of the Federal Trade Commission Act (the “FTC Act”). Even when HIPAA does not apply, according to the FTC failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

In addition, certain state laws govern the privacy and security of health-related and other personal information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. For example, California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”) requires covered businesses that process the personal information of California residents to, among other things: (i) provide certain disclosures to California residents regarding the business’ collection, use, and disclosure of their personal information; (ii) receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt out of certain disclosures of their personal information; and (iii) enter into specific contractual provisions with service providers that process California resident personal information on the business’ behalf. Additional compliance investment and potential business process changes may be required. Similar laws have been passed in other states, and are continuing to be proposed at the state and federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging. In the event that we are subject to or affected by HIPAA, the CCPA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

Our operations abroad may also be subject to increased scrutiny or attention from data protection authorities. For example, in Europe, the General Data Protection Regulation (the “GDPR”) took effect in May 2018. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of individuals within the

European Economic Area (the “EEA”) or in the context of our activities within the EEA. In addition, some of the personal data we process in respect of clinical trial participants is special category or sensitive personal data under the GDPR, and subject to additional compliance obligations and to local law derogations. Among other things, the GDPR imposes requirements regarding the security of personal data and notification of data processing obligations to the competent national data processing authorities, changes the lawful bases on which personal data can be processed, expands the definition of personal data and requires changes to informed consent practices, as well as detailed notices for clinical trial participants and investigators. In addition, the GDPR regulates the transfer of personal data subject to the GDPR to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and the efficacy and longevity of current transfer mechanisms between the EEA and the United States remains uncertain. On July 10, 2023, the European Commission adopted its Adequacy Decision in relation to the new EU-US Data Privacy Framework (the “DPF”) rendering the DPF effective as a GDPR transfer mechanism to United States entities self-certified under the DPF.

The GDPR imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of our consolidated annual worldwide gross revenue). In addition to fines, a breach of the GDPR may result in regulatory investigations, reputational damage, orders to cease or change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/or civil claims, including class actions. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR. Further, from January 1, 2021, companies must also comply with the United Kingdom GDPR and the amended UK Data Protection Act 2018 (together, the “UK GDPR”). The UK GDPR retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, for instance, fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. On October 12, 2023, the UK Extension to the DPF came into effect (as approved by the UK Government), as a UK GDPR data transfer mechanism to United States entities self-certified under the UK Extension to the DPF. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

We expect the existing legal complexity and uncertainty regarding international personal data transfers to continue. In particular, we expect the DPF Adequacy Decision to be challenged and international transfers to the United States and to other jurisdictions more generally to continue to be subject to enhanced scrutiny by regulators. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the SCCs cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results. Compliance with these and any other applicable data privacy and security laws and regulations is a rigorous and time- intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules within required time frames. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations.

Artificial intelligence (“AI”) and emerging technologies may create risks to our business.

We leverage data science, machine learning, AI, and other emerging technologies across various aspects of our business and operations, including specifically with respect to the RNA delivery platform. While these technologies present significant opportunities to enhance productivity, efficiency, and decision-making, their introduction and incorporation may also result in unintended consequences, new or expanded risks, and potential liabilities.

As we continue to integrate AI and related technologies into our operations, we face ongoing challenges in ensuring these systems function as intended and do not introduce unforeseen risks. There can be no assurance that our efforts to manage and mitigate these risks will be successful, and any failure to do so could have a material adverse effect on our business.

Failure to effectively use and manage AI technologies could materially harm our business.

The effective utilization of AI and related technologies is becoming increasingly important for establishing a competitive position and achieving strong financial performance. If we are unable to successfully implement or manage AI technologies, or if our competitors are more effective in developing or deploying AI capabilities, we may be placed at a competitive disadvantage. This could result in less efficient operations, reduced market share, or a diminished ability to capitalize on emerging business opportunities.

As the pace of AI innovation accelerates, competitors may adopt or develop more advanced or effective AI solutions, increasing the risk that we may fall behind in operational efficiency or market relevance. Any of these factors could have a material adverse effect on our business, financial condition, or results of operations.

AI systems in research may produce flawed or biased results, leading to increased costs, or failure to achieve our desired outcomes.

Our use of AI systems involves the possibility that AI-generated analyses or outputs may be deficient, flawed, or biased, potentially resulting in operational disruptions, data loss, erroneous decision-making, or other adverse outcomes. The effective development, management, and use of AI technologies in the biopharmaceutical industry is novel and complex, presenting unique technical challenges. Achieving desired levels of accuracy, efficiency, and reliability in AI-driven research and development processes can be particularly challenging. The algorithms and models used in AI systems may have inherent limitations, including biases, errors, or an inability to process certain types of biomedical data or address complex biological scenarios. These challenges could impact the effectiveness of our research and development efforts, potentially leading to delays, increased costs, or failure to achieve intended scientific or commercial outcomes.

AI technologies are subject to evolving regulations that may increase compliance costs or expose us to penalties for non-compliance.

The rapid development and deployment of AI and related technologies may amplify existing risks, including those associated with regulation, litigation, compliance, ethical considerations, confidentiality, and data privacy or security. Multiple governmental authorities have already proposed or enacted laws and issued guidance specifically addressing the use of AI, such as the EU Artificial Intelligence Act and various state laws in the United States. In the United States, there are ongoing debates regarding passing federal legislation addressing AI, including currently a debate that may result in Congress acting to preempt state AI laws. These evolving regulatory frameworks may impose new or more stringent obligations on our business, potentially making it more difficult to implement or expand our use of AI technologies.

As the regulatory landscape continues to develop, we may incur significant costs to comply with new laws and regulations, and there is a risk that such requirements could ultimately restrict or limit our ability to utilize AI in our operations. Failure to comply with applicable AI-related regulations could result in regulatory fines, penalties, or other liabilities, any of which could adversely affect our business, financial condition, or results of operations.

The use of AI systems increases the risk of cybersecurity threats, such as data breaches and unauthorized access to sensitive information, which could lead to financial losses, legal liabilities, and reputational harm for the Company.

The deployment of AI systems could expose the Company to heightened cybersecurity threats. These threats may include data breaches and unauthorized access to sensitive information, which could result in financial losses, legal liabilities, and reputational damage. As AI technologies become more integrated into our operations, the complexity and potential attack surface of our systems may increase, making it more challenging to safeguard against evolving cyber threats. Any failure to adequately protect our systems and data could adversely affect our business, financial condition, or results of operations.

Moreover, the use of AI systems may expose us to heightened cybersecurity risks, including data breaches and unauthorized access to sensitive information. Such incidents could result in financial losses, legal liabilities, and reputational damage. In addition, inadequate management or oversight of AI technologies by our employees could compromise our confidential information, intellectual property, or overall reputation.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our therapeutic programs and other proprietary technologies we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our therapeutic programs and other proprietary technologies we may develop may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our therapeutic programs and other proprietary technologies we may develop. We seek to protect our proprietary position, in part, by filing patent applications in the United States and abroad relating to our therapeutic programs and other proprietary technologies we may develop. If we are unable to obtain or maintain patent protection with respect to our therapeutic programs and other proprietary technologies we may develop, our business, financial condition, results of operations and prospects could be materially harmed.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our protection. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection against competitors or other third parties.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art.

Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in any of our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our patent applications may not result in patents being issued which protect our therapeutic programs and other proprietary technologies we may develop, or which effectively prevent others from commercializing competitive technologies and products.

Moreover, the claim coverage in a patent application can be significantly reduced before the patent is granted. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Any patents issuing from our patent applications may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, we do not know whether our therapeutic programs and other proprietary technology will be protectable or remain protected by valid and enforceable patents. Even if a patent is granted, our competitors or other third parties may be able to circumvent the patent by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects. In addition, given the amount of time required for the development, testing and regulatory review of our therapeutic programs and eventual product candidates, patents protecting the product candidates might expire before or shortly after such product candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability and our patents may be challenged in the courts or patent offices in the United States and abroad. We may be subject to a third-party pre-issuance submission of prior art to the United States Patent and Trademark Office (the “USPTO”), or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our therapeutic programs and other proprietary technologies we may develop and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting and defending patents on our therapeutic programs and other proprietary technologies we may develop in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. In addition, some jurisdictions, such as Europe, Japan and China, may have a higher standard for patentability than in the United States, including, for example, the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, we may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in U.S. and other jurisdictions.

Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

In Europe, beginning June 1, 2023, European applications and patents may be subject to the jurisdiction of the Unified Patent Court (the “UPC”) unless they explicitly opt out. Also, European applications will have the option, upon grant of a patent, of becoming a Unitary Patent, which will be subject to the jurisdiction of the UPC. This will present a significant change in European patent practice. As the UPC is a new entity, there is no applicable precedent on which we may rely, increasing the uncertainty of any outcome from the UPC. As a single entity can now invalidate a European patent, we may opt out of the UPC in certain cases, in which case each of our European patents would need to be challenged on a country-by-country basis.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned or licensed patents and applications. In certain circumstances, we rely on our licensing partners to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents.

Under the Leahy-Smith America Invents Act (the “America Invents Act”), the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either (i) file any patent application related to our therapeutic programs and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post- grant review, inter partes review and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of patents issuing from those patent applications, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. It is unpredictable how decisions by the U.S. federal courts, Congress or the USPTO may impact the value of our patent rights. For example, the U.S. Supreme Court held in Amgen v. Sanofi (2023) that a functionally claimed genus was invalid for failing to comply with the enablement requirement of the Patent Act. In addition, the U.S. Court of Appeals for the Federal Circuit recently issued a decision involving the interaction of a patent term adjustment, terminal disclaimers, and obvious-type double patenting. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by Congress, the U.S. federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

Issued patents covering our therapeutic programs and other proprietary technologies we may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

If we initiate legal proceedings against a third party to enforce a patent covering our therapeutic programs and other proprietary technologies we may develop, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of a patent before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of or amendment to our patents in such a way that they no longer cover our therapeutic programs and other proprietary technologies we may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our therapeutic programs and other proprietary technologies we may develop. Such a loss of patent protection would have a material adverse impact on our business, financial condition, results of operations and prospects.

If we do not obtain patent term extension for our product candidate, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidate we may develop, one or more of patents issuing from our U.S. patent applications may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit a patent term extension (“PTE”) of up to five years as compensation for patent term lost during the FDA review process. A PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign jurisdictions, such as in Europe under Supplemental Protection Certificate (“SPC”). The USPTO has recently rejected several PTE applications based on patent coverage that it has deemed not sufficiently specific to the approved drug, similar to SPC requirements in Europe and other jurisdictions. If we are unable to obtain adequately specific patent claims to obtain patent term extensions or equivalents, our products may not receive such additional protection.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patent rights, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our therapeutic programs and other proprietary technologies we may develop. Litigation may be necessary to defend against these and other claims challenging inventorship or our patent rights, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our therapeutic programs and other proprietary technologies we may develop. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for our therapeutic programs and other proprietary technologies we may develop, we also rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information and to maintain our competitive position. Trade secrets and know-how can be difficult to protect. In particular, the trade secrets and know-how relevant to our programs and other proprietary technology might be disseminated within the industry through independent development, the publication of journal articles describing the methodology and the movement of personnel with scientific positions in academic and industry.

We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.

We may be subject to claims that third parties have an ownership interest in our trade secrets. For example, we may have disputes arise from conflicting obligations of our employees, consultants or others who are involved in developing our product candidate. Litigation may be necessary to defend against these and other claims challenging ownership of our trade secrets. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable trade secret rights, such as exclusive ownership of, or right to use, trade secrets that are important to our therapeutic programs and other proprietary technologies we may develop. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Some of our current employees, consultants and advisors or those we will hire in future may be employed or were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

Third-party claims of intellectual property infringement, misappropriation or other violations against us or our collaborators may prevent or delay the development and commercialization of our therapeutic programs and other proprietary technologies we may develop.

Our commercial success depends in part on our ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. As discussed above, recently, due to changes in U.S. law referred to as patent reform, new procedures including inter partes review and post-grant review have also been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to our patents in the future.

Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which we plan to commercialize or develop our therapeutic programs and in which we are developing other proprietary technologies. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our therapeutic programs and commercializing activities may give rise to claims of infringement of the patent rights of others. We cannot assure you that our therapeutic programs and other proprietary technologies we may develop will not infringe existing or future patents owned by third parties. We may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which we are developing our therapeutic programs, might assert as infringed by us. It is also possible that patents owned by third parties of which we are aware, but which we do not believe we infringe or that we believe we have valid defenses to any claims of patent infringement, could be found to be infringed by us. It is not unusual that corresponding patents issued in different countries have different scopes of coverage, such that in one country a third-party patent does not pose a material risk, but in another country, the corresponding third-party patent may pose a material risk to our planned products. As such, we monitor third-party patents in the relevant pharmaceutical markets. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that we may infringe. Generative AI resources that are publicly available also present a risk that a company may inadvertently obtain, incorporate or use a third party’s intellectual property.

In the event that any third party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by us. In addition, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties and/or redesign our infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In this case, the holders of such patents may be able to block our ability to commercialize the infringing products or technologies unless we obtain a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, we may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other employee resources from our business, and may impact our reputation. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Third parties, such as a competitor, may infringe our patent rights. Accordingly, we may in the future pursue invalidity or infringement proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable, and in an infringement proceeding, a court may decide that a patent owned by us is invalid or unenforceable or may refuse to stop the other party from using the invention at issue on the grounds that the patent does not cover the technology in question.

In addition, our patent rights may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time consuming. An adverse result in any litigation proceeding could put our patent rights at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect to our business. Such proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such proceedings adequately. Some of these third parties may be able to sustain the costs of such proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. If we do not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at our product candidates. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA or an equivalent administrative body in a foreign jurisdiction objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage.

For example, intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for United States-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-United States manufacturers.

Although we do not currently own issued patents or pending patent applications that have been generated through the use of United States government funding, our future owned or licensed intellectual property may be generated through the use of United States government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the United States government has certain rights in inventions developed with government funding. On December 8, 2023, the National Institute of Standards and Technology (NIST) released the Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights (the “Guidance”) to the public for comment. The Guidance represents the first federal framework specifying that price can be a factor in considering whether the government may exercise its march-in authority pursuant to 35 U.S.C. 200 et seq. (“Bayh-Dole”). These United States government march-in rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the United States government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations, also referred to as march-in rights. If the United States government exercised its march-in rights in our future intellectual property rights that are generated through the use of United States government funding or grants, we could be forced to license or sublicense intellectual property developed by us or that we license on terms unfavorable to us, and there can be no assurance that we would receive compensation from the United States government for the exercise of such rights. The United States government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the United States government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for United States industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for United States industry may limit our ability to contract with non-United States product manufacturers for products covered by such intellectual property.

We may partially depend on intellectual property licensed from third parties, and our licensors may not always act in our best interest. If we fail to comply with our obligations under our intellectual property licenses, if the licenses are terminated or if disputes regarding these licenses arise, we could lose significant rights that are important to our business.

We may be dependent, in part, on patents, know-how and proprietary technology licensed from others. Our licenses to such patents, know-how and proprietary technology may not provide exclusive rights in all relevant fields of use and in all territories in which we may wish to develop or commercialize our products in the future. The agreements under which we license patents, know-how and proprietary technology from others are complex, and certain provisions in such agreements may be susceptible to multiple interpretations.

If we fail to comply with obligations under any license agreements, our licensors may have the right to terminate our license, in which case we would not be able to develop or market technology or product candidates covered by the intellectual property licensed under these agreements. In addition, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. It is possible that we may be unable to obtain any additional licenses at a reasonable cost or on reasonable terms, if at all. In either event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected technology or product candidates.

If we or our licensors fail to adequately protect our licensed intellectual property, our ability to develop or commercialize product candidates could suffer. We may not have complete control over the maintenance, prosecution and litigation of our in-licensed patents and patent applications and may have limited control over future intellectual property that may be in-licensed. For example, we cannot be certain that activities such as the maintenance and prosecution by our licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. It is possible that our licensors’ infringement proceedings or defense activities may be less vigorous than had we conducted them ourselves or may not be conducted in accordance with our best interests.

In addition, the resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant patents, know-how and proprietary technology, or increase what we believe to be our financial or other obligations under the relevant agreement. Disputes that may arise between us and our licensors regarding intellectual property subject to a license agreement could include disputes regarding:

•	the scope of rights granted under the RemainCo License Agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

The growth of our business may depend in part on our ability to acquire, in-license or use third-party proprietary rights. For example, our product candidates may require specific formulations to work effectively and efficiently, we may develop product candidates containing our compounds and pre-existing pharmaceutical compounds, or we may be required by the FDA or comparable foreign regulatory authorities to provide a companion diagnostic test or tests with our product candidates, any of which could require us to obtain rights to use intellectual property held by third parties. In addition, with respect to any patents we may co-own with third parties, we may require licenses to such co-owners’ interest to such patents. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. In addition, we may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. Were that to happen, we may need to cease use of the compositions or methods covered by those third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on those intellectual property rights, which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license, it may be non-exclusive, which means that our competitors may also receive access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Additionally, we sometimes collaborate with academic institutions to accelerate our preclinical research or development under written agreements with these institutions. In certain cases, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Even if we hold such an option, we may be unable to negotiate a license from the institution within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to others, potentially blocking our ability to pursue our program.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies that may be more established or have greater resources than we do may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. There can be no assurance that we will be able to successfully complete these types of negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that we may seek to develop or market. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of certain programs and our business financial condition, results of operations and prospects could suffer.

Our use of open source software could impose limitations on our ability to commercialize our product candidates.

Our use of open source software could impose limitations on our ability to commercialize our product candidates. As a result, as we seek to use the RNA delivery platform in connection with commercially available products, we may be required to license that software under different license terms, which may not be possible on commercially reasonable terms, if at all. If we are unable to license software components on terms that permit its use for commercial purposes, we may be required to replace those software components, which could result in delays, additional cost and additional regulatory approvals.

Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the software code. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software to the public. This could allow our competitors to create similar products with lower development effort and time, and ultimately could result in a loss of product sales for us. Although we monitor our use of open source software, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that those licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our product candidates. We could be required to seek licenses from third parties in order to continue offering our product candidates, to re-engineer our product candidates or to discontinue the sale of our product candidates in the event re-engineering cannot be accomplished on a timely basis, any of which could materially and adversely affect our business, financial condition, results of operations and prospects.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to Our Common Stock

We do not currently intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our common stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. Any return to stockholders will therefore be limited to the appreciation of their stock. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at the time of the Distribution or such later time at which stockholders have purchased their shares.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our Certificate of Incorporation and Bylaws contain provisions that could significantly reduce the value of our shares to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of our Board of Directors. The provisions in our charter documents include the following:

•	a classified Board of Directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our Board of Directors ;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our Board of Directors, unless the Board of Directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors;

•	the required approval of at least two-thirds of the shares entitled to vote to remove a director for cause and to amend the prohibition on removal of directors without cause;

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the ability of our Board of Directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our Board of Directors to alter our Bylaws without obtaining stockholder approval;

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the required approval of at least two-thirds of the shares entitled to vote to adopt, amend or repeal the Bylaws or repeal the provisions of the Certificate of Incorporation regarding the election and removal of directors;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the Board of Directors, the chair of our Board of Directors, our chief executive officer or our president (in the absence of a chief executive officer), which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice and other procedural requirements that stockholders must comply with in order to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

We are also subject to the anti-takeover provisions contained in Section 203 of the DGCL. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty by any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claims for which the federal courts have exclusive jurisdiction, in which case such claim must be brought in a federal court sitting in Delaware. Our Certificate of Incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. If a court were to find the choice of forum provisions in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

An active trading market for our common stock may not develop or be sustained, or be liquid enough for investors to resell our common stock quickly or at the market price.

There is currently no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained or that any trading market will be liquid. If an active market for our common stock does not develop or is not sustained, it may be difficult for our stockholders to sell shares of our common stock without depressing the market price for the common stock or to sell their shares at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration.

The trading price of our common stock may be volatile and may fluctuate due to factors beyond our control, and purchasers of our common stock could incur substantial losses.

Our stock price may be volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, our stockholders and investors may not be able to sell their common stock at or above the price they paid for the common stock. The market price for our common stock may be influenced by many factors, including:

•	the initial lack of when-issued trading of Company Common Stock;

•	positive or negative results, including preliminary or topline results, of preclinical studies and clinical trials reported by us, strategic partners or competitors;

•	any progress or delay in the commencement, enrollment and the ultimate completion of clinical trials;

•	technological innovations or commercial product introductions by us or competitors;

•	failure to successfully develop and commercialize any of our product candidates;

•	developments, announcements or changes in government regulations relating to drug products, including related to drug pricing, reimbursement and healthcare coverage;

•	delays in in-licensing or acquiring additional complementary product candidates;

•	developments concerning proprietary rights, including patents and litigation matters;

•	public concern relating to the commercial value or safety of any of our product candidates;

•	financing or other corporate transactions, or inability to obtain additional funding;

•	announcements relating to our arrangements with RemainCo, BMS and Lilly;

•	failure to meet or exceed expectations of the investment community;

•	actual or anticipated variations in our operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our common stock;

•	announcements by therapeutic drug product providers related to pricing of therapeutics;

•	announcements of significant licenses, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	publication of research reports or comments by securities or industry analysts;

•	failure to attract or retain key personnel;

•	sales of our common stock, including sales by our directors and officers or specific stockholders;

•	general market or regulatory conditions in the pharmaceutical industry or in the economy as a whole;

•	other events and factors, many of which are beyond our control; and

•	other factors described in this “Risk Factors” section and elsewhere in this information statement.

These and other market and industry factors may cause the market price and demand for our securities to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from selling their common stock at or above the price paid for the common stock and may otherwise negatively affect the liquidity of our common stock.

Some companies that have experienced volatility in the trading price of their stock have been the subject of securities class action litigation. Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms. Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our offerings or business practices. Defending against litigation is costly and time-consuming, and could divert our management’s attention and resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our common stock.

Volatility in our stock price may also affect our ability to attract and retain our key employees. Employees may be more likely to leave the company if the shares they own or the shares underlying their vested equity have not significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our Common Stock. If we are unable to retain our employees, or if we need to increase our compensation expenses to retain our employees, our business, operating results, and financial condition could be adversely affected.

Substantially all of our total outstanding shares of common stock may be sold freely into the market. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of substantially all of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. None of our directors and officers appointed or to be appointed in connection with the Distribution will be subject to a lock-up agreement. Immediately following the Distribution, substantially all of our common stock will be freely tradable, without restrictions or further registration under the Securities Act, subject to certain restrictions applicable to shares of common stock held by our affiliates as defined in Rule 144 under the Securities Act.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an “emerging growth company,” we are required to report only two years of financial results in certain Securities Act registration statements. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of the shares of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

We are a smaller reporting company, and the reduced reporting requirements applicable to smaller reporting companies may make our common stock less attractive to investors.

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including reduced financial statement and other financial information disclosure, and reduced disclosure obligations regarding executive compensation in our annual and periodic reports and proxy statements. We will remain a smaller reporting company as long as either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million. Our public float is measured as of the last business day of our most recently completed second fiscal quarter, and annual revenues are as of the most recently completed fiscal year for which audited financial statements are available. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

Risks Related to the Distribution

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares of our common stock at or above the initial market price of our common stock following the Distribution.

Prior to the Distribution, there will have been no trading market for our common stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this information statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative developments for our customers, competitors or suppliers, as well as general economic and industry conditions.

The Distribution will be taxable, and the resulting tax liability to holders of Avidity Common Stock will have to be funded from other sources.

Avidity has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, the Distribution will be treated as a taxable distribution with respect to Avidity Common Stock for U.S. federal income tax purposes in an amount equal to the fair market value of any of the Company’s common stock (including fractional shares for which cash is received in lieu thereof) received pursuant to the Distribution. No cash will be received in the Distribution. Accordingly, the resulting tax liability to U.S. holders will have to be funded from other sources. Avidity or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the amount payable to non-U.S. holders, and any such withholding will be satisfied by Avidity or such agent by withholding and selling a portion of the shares of Company Common Stock that otherwise would be distributable to the non-U.S. holders or by withholding from other property held in the non-U.S. holder’s account with the withholding agent. For more information, see the discussion below under “The Separation and Distribution — Material U.S. Federal Income Tax Consequences.”

Our historical financial results as a part of Avidity and our unaudited pro forma combined financial statements may not be representative of our results as a separate, standalone company.

The historical financial information we have included in this information statement has been derived from the consolidated financial statements and accounting records of Avidity and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been a separate, standalone company during the periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate functions historically provided by Avidity, including general corporate expenses and employee benefits and incentives. These allocations were based on what we and Avidity considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma financial information set forth under “Unaudited Pro Forma Combined Financial Information” reflects changes to our operations as a result of the Separation. However, there can be no assurances that this unaudited pro forma combined financial information will appropriately reflect our costs as a publicly traded company.

We will incur material costs and expenses as a result of our separation from Avidity.

We will incur costs and expenses greater than those we currently incur as a result of our separation from Avidity. These increased costs and expenses will arise from various factors, including financial reporting and costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act). In addition, we will have increased corporate and administrative costs and expenses to those we incurred while part of Avidity, even though the Company will be a smaller, standalone company following the Distribution. These costs may be material to our business.

We incur significant costs as a result of operating as a standalone public company, and our management is required to devote substantial time to new compliance initiatives.

As a new public company, we incur significant legal, accounting and other expenses that we would not incur as a private company. We are subject to the reporting requirements of the Exchange Act, which require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

The rules and regulations applicable to public companies have increased and may continue to increase our legal and financial compliance costs and have made some activities more time consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business. For example, in recent periods obtaining director and officer liability insurance has become more expensive, and we may be required to incur substantial costs to obtain coverage. We cannot predict or estimate the amount or timing of costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

As a newly public company, most members of our senior management team have not previously held senior management positions of the same level at a public company, which may impact our ability to efficiently manage the transition to public company status and meet new regulatory and investor expectations, potentially harming our business, results of operations and financial condition.

If, following the Distribution, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we may eventually be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal control over financial reporting. Furthermore, if we lose our status as an emerging growth company, our independent auditors will be required to issue an opinion on the Company’s internal controls over financial reporting pursuant to Section 404(b). The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. If these analysts cease coverage of our company, the trading price for our stock would be negatively impacted. If one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us, because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

General Risk Factors

Our information technology systems, or those of any of our CROs, manufacturers, other contractors or consultants or current or potential future collaborators, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

The United States federal and various state and foreign governments have adopted or proposed laws, regulations and requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals, and federal and state consumer protection laws are being applied to enforce regulations related to the collection, use, and dissemination of such data. In the ordinary course of business, we collect, store, transmit and otherwise process large amounts of data including, without limitation, proprietary business information, preclinical and clinical trial data and the personal information of our employees and contractors. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. Despite the implementation of security measures, our internal technology systems (including infrastructure) and those of our current and any future CROs and other contractors, consultants and collaborators are vulnerable to attack, damage and interruption from computer viruses and malware (e.g. ransomware), misconfigurations, “bugs” or other vulnerabilities, malicious code, cybersecurity threats (such as denial or degradation-of-service attacks, cyber-attacks or cyber-intrusions over the Internet, hacking, phishing and other social engineering attacks), unauthorized access or use, natural disasters, terrorism, war and telecommunication and electrical failures, employee theft or misuse, human error, fraud, and sophisticated nation-state and nation-state-supported actors. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the post-pandemic continued hybrid working environment, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who continue to work remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. There can also be no assurance that our and our third-party service providers’, strategic partners’, contractors’, consultants’, CROs’ and collaborators’ cybersecurity risk management program and processes, including policies, controls or procedures, will be fully implemented, complied with or effective in protecting our systems, networks and confidential information.

We and certain of our service providers are from time to time subject to cyberattacks and security incidents. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations or result in the unauthorized disclosure of or access to proprietary or sensitive personally identifiable information, it could result in a material disruption of our development programs and our business operations, whether due to a loss, corruption or unauthorized disclosure of our trade secrets or other similar disruptions. Some of the federal, state and foreign laws, regulations and requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships.

Any security breach or other incident, whether real or perceived, could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any real or perceived disruption or security breach affects our systems (or those of our third-party collaborators, service providers, contractors or consultants) or were to result in a loss of or accidental, unlawful or unauthorized access to, use of, release of, or other processing of personally identifiable information, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines, penalties or liabilities for any noncompliance to certain privacy and security laws. Any adverse impact to the availability, integrity or confidentiality of our or third-party systems or confidential information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Further, our insurance coverage may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems. For further discussion on the potential liability related to the violation of these laws, see “Risk Factors—Risks Related to Our Intellectual Property —We, our collaborators and our service providers may be subject to a variety of data privacy and security laws and contractual obligations, which could increase compliance costs and our actual or alleged failure to comply with them could subject us to potentially significant fines or penalties, regulatory investigation, negative publicity, liability or otherwise harm our business, results of operations and financial condition.”

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, including research activities, manufacturing and clinical trials, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured.

We rely on third-party manufacturers to produce our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. In addition, our corporate headquarters is located in San Diego, California near major earthquake faults and fire zones, and the ultimate impact on us of being located near major earthquake faults and fire zones and being consolidated in a certain geographical area is unknown. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We could face criminal liability and other serious consequences for violations, which could harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls and anti-corruption and anti-money laundering laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, CROs, contractors and other collaborators and partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Furthermore, U.S. export control laws and economic sanctions prohibit the provision of certain products and services to countries, governments, and persons targeted by U.S. export controls or sanctions. Sanctions and export control restrictions change from time to time with little warning and may require the Company to unwind or terminate business relationships, potentially on commercially unfavorable terms and/or at a significant cost. U.S. sanctions that have been or may be imposed as a result of military conflicts in other countries may impact our ability to continue activities at future clinical trial sites within regions covered by such sanctions. Additionally, the U.S. government has indicated its intent to alter its approach to international trade policy and in some cases to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements and treaties with foreign countries. The U.S. government has announced, and threatened, the imposition of tariffs on global imports to address trade imbalances and various other goods considered critical to national security. Global trade disruption, significant introductions of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect the Company’s supply chains and the financial performance of the Company. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. These export and import controls, and economic sanctions could also adversely affect our supply chain.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have from time to time experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, rising interest and inflation rates, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of inflation, tariffs, military conflict, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including on Russia and its allies, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. Future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

Changes in tax laws may impact our future financial position and results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. For example, the United States government may enact significant changes to the taxation of business entities including, among others, a permanent increase in the corporate income tax rate, an increase in the tax rate applicable to certain foreign related income and elimination of certain exemptions, and the imposition of surtaxes on certain types of income. The likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us, our customers or our suppliers, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations and cash flows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements about us that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this information statement, including statements regarding our plans, objectives, goals, strategies, future events, financing needs, plans or intentions relating to product candidates and markets and business trends, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “design,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•

the initiation, timing, progress, potential registrational quality, and results of our research and development programs, preclinical studies, any clinical trials, IND, and other regulatory submissions;

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the beneficial characteristics, including potential safety, efficacy and therapeutic effects of our product candidates and the potential advantages of our product candidates compared to alternative therapies;

•	the success and capabilities of the RNA delivery platform;

•	the prevalence of certain diseases and conditions we intend to treat and our estimates of the potential market opportunity for our product candidates;

•	the number of patients that we will enroll in our clinical trials;

•	the timing of and costs involved in obtaining and maintaining regulatory approval of our current product candidates and any future product candidates that we may identify or develop;

•	our ability to meet future regulatory standards with respect to our product candidates, if approved;

•	our plans relating to the further development and manufacturing of our product candidates, including for additional indications that we may pursue;

•	the rate and degree of market acceptance and therapeutic benefits of our product candidates, if approved;

•	our ability to develop or partner and progress our current and future product candidates;

•	the implementation of our strategic plans for our business, product candidates, research programs and technologies;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	anticipated developments related to our competitors and our industry;

•	our competitive position and the success of competing therapies that are or may become available;

•	our ability to maintain our current license agreements and collaborations and identify and enter into future license agreements and collaborations;

•	the expected potential benefits of strategic collaborations with third parties and our ability to attract collaborators with development, regulatory, manufacturing or commercialization expertise;

•	our reliance on third parties to conduct preclinical studies and clinical trials of our product candidates;

•	our ability to efficiently and cost-effectively conduct our current and future clinical trials;

•	our reliance on third parties for the manufacture of our product candidates;

•	our plans relating to sales strategy, manufacturing and commercializing our product candidates, if approved;

•	anticipated regulatory developments in the United States and foreign countries in which we may seek regulatory approval for our product candidates in the future;

•	the timing and likelihood of the achievement of milestones pursuant to our existing collaboration agreements;

•	our ability to attract and retain key scientific and management personnel;

•	the costs of operating as a public company;

•	the likelihood of consummating a Permitted Third Party Sale;

•	the planned completion and timing of the transactions contemplated by the Merger Agreement and the Separation Agreement;

•	the accuracy of our estimates regarding future expenses, future revenue, capital requirements and the need for additional financing;

•	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

•	our ability to obtain funding for our operations necessary to complete further development and commercialization of our current and future product candidates; and

•	our anticipated use of our existing resources, estimates of our expenses, capital requirements and needs for additional financing.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” elsewhere in this information statement and reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this information statement. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this information statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this information statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this information statement to conform these statements to new information, actual results or to changes in our expectations, except as required by law.

You should read this information statement and the documents that we file with the SEC with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

THE SEPARATION AND DISTRIBUTION

General

At or prior to the time of the Distribution, Avidity will separate the businesses described in this information statement and transfer them to the Company through the Separation, which will generally result in (a) the Company owning, assuming or retaining all assets and liabilities of Avidity and its subsidiaries exclusively related to Avidity’s early stage precision cardiology programs, including ATR 1086 and ATR 1072, which target rare genetic cardiomyopathies, including phospholamban and Protein Kinase AMP-activated non-catalytic subunit Gamma 2 Syndrome, respectively, and certain collaboration agreements, including the BMS Collaboration Agreement and the Lilly Agreement, and (b) RemainCo owning, assuming or retaining all other assets and liabilities of Avidity and its subsidiaries. Following the Separation and except in the event a Permitted Third Party Sale is consummated, Avidity will distribute all of our issued and outstanding common stock pro rata to the holders of Avidity Common Stock in the Distribution. In the Distribution, each holder of Avidity Common Stock will receive a distribution of one share of our common stock for every ten shares of Avidity Common Stock held by them as of the Record Date and through the Distribution Date. In the case of a Permitted Third Party Sale, Avidity will thereafter distribute the Permitted Sale Proceeds of such sale to Avidity’s stockholders and holders of Avidity Equity Awards, as of the chosen record date for distributing such proceeds, on a pro rata basis and subject to applicable tax withholding.

Manner of Effecting the Distribution

The general terms and conditions relating to the Distribution are set forth in the Separation Agreement. Under the Separation Agreement, the Distribution will be effective following the satisfaction or waiver of the conditions described in “The Separation and Distribution—The Separation Agreement—Conditions to the Spin-Off.” For all Avidity stockholders who own shares of Avidity Common Stock in registered form on the Record Date who hold their shares of Avidity Common Stock through the Distribution Date, our transfer agent will credit their share of Company Common Stock to book entry accounts established in their names to hold their shares of Company Common Stock. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock shortly after the Distribution Date. Book entry refers to a method of recording share ownership in our records in which no physical certificates are used. For stockholders who own shares of Avidity Common Stock through a broker or other nominee, the shares of Company Common Stock received in the Distribution will be credited to their accounts by the broker or other nominee on or after the Ex-Dividend Date. As further discussed below, fractional shares will not be distributed and Avidity’s stockholders will receive cash in lieu thereof. Following the Distribution, stockholders whose shares are held in book entry form and are not affiliates of the Company may request that their Company Common Stock be transferred to a brokerage or other account at any time, as well as delivery of any physical share certificates for their shares, in each case without charge.

AVIDITY STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE AVIDITY COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. AVIDITY STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.

No fractional share of Company Common Stock will be delivered to Avidity stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of Avidity Common Stock who would otherwise be entitled to receive a fractional share of Company Common Stock will receive cash for the fractional interest, which generally will be taxable to such holder to the extent the cash received exceeds the fair market value of the fractional interest of Company Common Stock on the Distribution Date. An explanation of the material U.S. federal income tax consequences of the Distribution can be found below in the subsection captioned “—Material U.S. Federal Income Tax Consequences.” The distribution agent will, as soon as practicable after the Distribution Date, aggregate all fractional Company Common Stock into whole Company Common Stock and sell them in the open market at then-prevailing market prices and distribute the aggregate proceeds, net of brokerage fees and after deducting any taxes required to be withheld therefrom, ratably to Avidity stockholders otherwise entitled to fractional interests in our common stock. The amount of such payments will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the Distribution Date.

See “Executive Compensation—Treatment of Outstanding Awards,” for a discussion of how outstanding RemainCo equity awards will be affected by the Distribution.

We have applied to list Company Common Stock on Nasdaq under the symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq. Company Common Stock will not trade separately from Avidity Common Stock prior to the Ex-Dividend Date.

Reasons for the Distribution

Avidity’s board of directors has determined that the separation of our businesses from Avidity’s other business is in the best interests of Avidity and its stockholders. The potential benefits considered by Avidity’s board of directors in making the determination to consummate the Distribution included the following:

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the fact that stockholders of Avidity would have the opportunity to receive securities of the Company under the terms and conditions of the Merger Agreement, in addition to the consideration being paid in the Merger, allowing stockholders of Avidity to continue to recognize value from Avidity’s assets and liabilities related to its early stage precision cardiology programs and the Third Party Agreements;

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Avidity’s board of directors’ recognition of the potential value in the assets to be transferred to the Company in the Separation and that the Distribution provides an attractive option for these assets, including with respect to the potential development and commercialization and future profitability of the early stage precision cardiology programs and the potential achievement of specified milestones and royalties under the Third Party Agreements;

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the overall value of the Merger and the Spin-Off in the context of Avidity’s current and historical financial condition and results of operations, competitive position, assets, business and prospects and the risks and uncertainties inherent to the research, development, manufacture and commercialization of Avidity’s three late-stage clinical programs, del-desiran, del-brax and del-zota, as well as the further research, development, manufacture and commercialization of its other product candidates and RNA delivery platform, and that the potential for value and near-term liquidity to Avidity’s stockholders was compelling;

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the fact that the Merger Agreement that was negotiated between Avidity and Novartis contemplated completion of the Separation and the Spin-Off or the consummation of a Permitted Third Party Sale as a condition to the Merger; and

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the fact that the Separation, in combination with the Merger, provides Avidity’s stockholders with more after-tax value as compared to a direct sale of the del-desiran, del-brax and del-zota assets by Avidity because the Separation, in combination with the Merger, avoids subjecting the proceeds paid by Novartis for del-desiran, del-brax and del-zota to the corporate-level income tax that would otherwise apply if Avidity, as opposed to its stockholders, had received such proceeds on a direct sale of the del-desiran, del-brax and del-zota assets.

Avidity’s board of directors also considered other terms of the Separation Agreement, which are more fully described below under “—The Separation Agreement”:

•	the allocation of certain assets and liabilities related to Avidity’s early stage precision cardiology programs and Third Party Agreements to the Company (subject to exceptions);

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the tax treatment of the Separation, including that the Separation will be a taxable distribution to Avidity stockholders and that the Company generally will provide a tax indemnity to RemainCo for the Company’s share of transfer taxes and any income taxes, calculated on a pro forma basis, attributable to the assets and liabilities associated with the Company Business or imposed on the Company (in each case, other than taxes related to the Separation, Distribution or any sale of the Company to a third party) for any taxable period prior to the Distribution (“Company Indemnified Taxes”) and RemainCo generally will provide a tax indemnity to the Company for any taxes arising in respect of the Separation, the Distribution, any sale of the Company to a third party, RemainCo’s share of transfer taxes, and taxes of RemainCo or the consolidated group of which RemainCo was the common parent that are not the Company Indemnified Taxes (“RemainCo Indemnified Taxes”);

•

that the parties have agreed to make an election under Section 336(e) of the Code with respect to the Company, which is expected to result in the Company receiving a fair market value tax basis in its assets;

•	the fact that, immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to the Company Funding; and

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the guaranty by Novartis of the performance by RemainCo of its obligations under the Separation Agreement, the RemainCo License Agreement, the Transition Services Agreement and the Occupancy License Agreement following the effective time of the Merger.

Avidity’s board of directors also considered certain aspects of the Distribution that may be adverse to the Company:

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the fact that the price of a share of Company Common Stock may fall as certain Avidity stockholders sell their shares of Company Common Stock because they are not interested in holding an investment in the Company Business;

•	the fact that certain factors such as the size and expected market value of the Company may impede investors’ ability to appropriately value the Company Common Stock;

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the fact that, because the Company will no longer be part of Avidity, the Distribution also will limit the ability of the Company to pursue cross-company business initiatives with the RemainCo Business;

•	the fact that, after the Distribution, the Company will not own any rights to the RemainCo Business, including the three late-stage clinical programs del-desiran, del-brax and del-zota;

•	the fact that the Separation includes certain assets of Avidity that triggered the ROFN, which may result in the Company owning less than all of the ROFN Assets;

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the fact that, under the RemainCo License Agreement, the Company will not be permitted to engage in the business of developing or selling RNA therapeutics outside of the cardiovascular field for five years following the Distribution, is prohibited from using the RNA delivery platform outside the cardiovascular field (with limited exceptions), and will be subject to certain rights of first negotiation in favor of RemainCo with respect to products and product candidates outside of the cardiovascular field for 10 years following the Distribution, as more fully described below under “Business—Intellectual Property—RemainCo License Agreement”; and

•	the fact that, as a result of the Distribution, the Company will bear significant incremental costs associated with being a publicly held company.

Results of the Distribution

After the Distribution, we will be a public company and own the Company Business. Immediately after the Distribution, we expect to have approximately 13 holders of record of our common stock and 15,514,966 shares of our common stock outstanding, based on the number of stockholders of record and outstanding Avidity Common Stock on and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed was determined on the Record Date. You can find information regarding equity awards that will be outstanding after the Distribution in the section captioned, “Executive Compensation—Treatment of Outstanding Awards—Make Whole Awards.”

The Distribution and the issuance of Make Whole Awards will not affect the number of shares of Avidity Common Stock outstanding or underlying the Avidity Equity Awards, as applicable (assuming the Avidity Stock Options are exercised for cash). For more information on the treatment of Avidity Common Stock and Avidity Equity Awards in the Merger, see the Proxy Statement.

No When-Issued Trading or Ex-Distribution Trading

Holders of Avidity Common Stock as of the close of business on the Record Date who do not sell or otherwise dispose of such Avidity Common Stock prior to the close of business on the Distribution Date will be entitled to receive shares of Company Common Stock pursuant to the Distribution. Each such holder will receive one share of Company Common Stock for every ten shares of Avidity Common Stock held on the Record Date. If you sell Avidity Common Stock up to and including the close of business on the Distribution Date, you will be selling your right to receive Company Common Stock in the Distribution. There will not be any trading of Company Common Stock on a “when-issued” basis or any “ex-distribution” trading of Avidity Common Stock before the Ex-Dividend Date.

The Separation Agreement

Below is a summary of the material terms of the Separation Agreement. The description of the Separation Agreement in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is incorporated by reference as Exhibit 2.1 to the Registration Statement of which this information statement forms a part. This summary does not purport to be complete and may not contain all of the information about the Separation Agreement that is important to you. We encourage you to read the Separation Agreement carefully and in its entirety. Capitalized terms used in this section but not defined in this information statement have the meanings ascribed to them in the Separation Agreement.

The Separation Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about Avidity contained in this information statement or in Avidity’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Avidity contained in the Separation Agreement.

Transfer of Assets and Assumption of Liabilities

The Separation Agreement identifies the assets to be transferred to (including the contracts to be assigned) or retained by, and the liabilities to be assumed or retained by, each of RemainCo and the Company, and it provides for when and how these transfers, assumptions and assignments will occur. For the purpose of the Separation Agreement, and subject to terms of and any exceptions set forth in the Separation Agreement, the assets consist of all right, title and ownership interests in and to all assets, properties, claims, information generated for the business, intellectual property, contracts and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere on behalf of the applicable person or entity), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case, whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such person or entity, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement. Liabilities consist of any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any law, proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, covenant, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

Generally, following the Distribution, the Company will own, assume or retain all assets and liabilities of Avidity and its subsidiaries exclusively related to the Company Business, and RemainCo will own, assume or retain all other assets and liabilities.

In particular, the Separation Agreement provides that subject to the terms and conditions contained therein, the following assets will generally be retained by or transferred to the Company, subject to certain exceptions (collectively, the “Company Assets”):

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certain specified intellectual property related to the RNA delivery platform and intellectual property exclusively used in or exclusively related to the Company Programs or the Company Business (the “Company Intellectual Property”);

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all information technology assets (i) located at Avidity’s offices at Science Center Drive in San Diego, California (the “Company Real Property”) that are exclusively related to, as between the Avidity Business and the Company Business, the Company Business, (ii) used exclusively by certain employees to be transferred to the Company (the “Transferred Employees”) or (iii) otherwise specified in the Separation Agreement;

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all licenses, permits, registrations, approvals and authorizations which have been issued by any governmental authority that are held by a member of the Company Group (as defined below) that are exclusively related to, as between the RemainCo Business and the Company Business, the Company Business, or to the extent transferable, exclusively related to, as between the RemainCo Business and the Company Business, the Company Business;

•	all deposits, letters of credit, prepaid expenses, trade accounts and other accounts that are exclusively related to, as between the RemainCo Business and the Company Business, the Company Business;

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all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies that are exclusively related to, as between the RemainCo Business and the Company Business, the Company Business;

•	all real property leases for the Company Real Property;

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the Third Party Agreements and any other contracts that are exclusively related to, as between the RemainCo Business and the Company Business, the Company Business and all rights and obligations arising under any such contracts, and the portions of any contract (other than any Third Party Agreement) that relate to both the Company Business and the RemainCo Business (which we refer to as a “Commingled Contract”) that are exclusively related to, as between the RemainCo Business and the Company Business, the Company Business, and all rights and obligations arising under any such portions;

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specified lab equipment and other tangible assets to the extent such assets are not necessary for the conduct of the RemainCo Business as conducted in the twelve months prior to the date of the Separation Agreement;

•	all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution that are exclusively related to, or to claims arising out of, the Company Business;

•	any goodwill that is as of the effective time of the Distribution exclusively related to the Company Business; and

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all other assets (other than intellectual property) owned or controlled by Avidity or its subsidiaries and exclusively related to, as between the RemainCo Business and the Company Business, the Company Business.

All of the assets other than the assets allocated to the Company will generally be retained by, or transferred to, RemainCo. The Separation Agreement also identifies specific assets that will be allocated to RemainCo, including, subject to certain exceptions:

•	specified trademarks and domain names;

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all other intellectual property (i) owned or controlled by Avidity or its subsidiaries, but excluding the Company Intellectual Property, or (ii) otherwise specified in the Separation Agreement (the “RemainCo Intellectual Property”);

•	specified in-license agreements; and

•	all assets (other than intellectual property) owned or controlled by Avidity or any of its subsidiaries, other than the assets to be retained by or transferred to the Company as described above.

The Separation Agreement provides that liabilities arising out of or resulting from the ownership or operation of the Company Business or the assets allocated to the Company will generally be retained by or transferred to the Company, including the following, subject to certain exceptions:

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liabilities to the extent arising out of or resulting from any benefit plans maintained by the Company (or a professional employer organization or employer of record engaged by the Company) and offered to the Company employees;

•	liabilities to the extent arising out of or resulting from the employee benefit plans to be retained by or transferred to the Company;

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liabilities to the extent arising out of or resulting from the employment or engagement of the Transferred Employees, either (i) exclusively arising following the effective time of the Distribution or (ii) otherwise allocated to the Company pursuant to the Separation Agreement;

•	any liabilities allocated to the Company or any of its subsidiaries following the Distribution under the Separation Agreement with respect to employee matters;

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liabilities to the extent arising out of or resulting from the payment of the amounts under any retention bonus program or individual retention bonus awards established by the Company or individual award agreement entered into by the Company;

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liabilities to the extent arising out of or resulting from the payment of certain amounts under or with respect to Avidity RSUs or cash awards granted to a newly-hired Avidity employee following the execution of the Merger Agreement, to the extent such newly-hired Avidity employee is a Transferred Employee;

•	liabilities to the extent arising out of or resulting from the payment of certain amounts under Avidity’s Special Bonus Program granted to a Transferred Employee; and

•

liabilities pursuant to any agreements or obligations of the Company, or following the closing of the Merger, any member of the Company or any of its subsidiaries as of or after the effective time of the Distribution (the “Company Group”), under the Separation Agreement, the Merger Agreement, the RemainCo License Agreement, the Transition Services Agreement or the Occupancy License Agreement.

All of the liabilities of Avidity, other than the liabilities allocated to the Company, will generally be retained by or transferred to RemainCo, including the following, subject to certain exceptions:

•	liabilities to the extent arising out of or resulting from any assets allocated to RemainCo;

•	liabilities to the extent arising out of or resulting from the ownership or operation of the RemainCo Business, as conducted at any time prior to, on or after the effective time of the Distribution;

•

liabilities to the extent arising out of or resulting from transaction expenses incurred by Avidity or any of its subsidiaries in connection with the Merger Agreement and the Separation Agreement, whether paid on, prior to or after the effective time of the Distribution;

•

liabilities to the extent arising out of or resulting from the employment or engagement of all current and former employees and service providers of RemainCo, whether arising on, prior to or following the effective time of the Distribution;

•	liabilities to the extent arising out of or resulting from any Avidity employee benefit plan which is not being transferred from RemainCo to the Company;

•

any liabilities allocated to RemainCo, any of its subsidiaries immediately following the effective time of the Distribution or any entity that becomes a subsidiary of Avidity prior to the effective time of the Distribution upon which Avidity and Novartis mutually agree (the “RemainCo Group”) with respect to employee matters; and

•

liabilities pursuant to any agreements or obligations of Novartis, or following the closing of the Merger, any member of the RemainCo Group, under the Separation Agreement, the Merger Agreement, the RemainCo License Agreement, the Transition Services Agreement or the Occupancy License Agreement.

Data and Materials Separation

Under the Separation Agreement, Avidity, the Company and Novartis agreed upon a data and materials separation plan (the “Data and Materials Separation Plan”), pursuant to which Avidity, the Company and Novartis will (i) jointly review and determine which data and materials in possession of Avidity, the Company or a third party are (a) exclusively related to the RemainCo Business, (b) exclusively related to the Company Business or (c) related to both the RemainCo Business and the Company Business (such assets, the “Commingled Assets”) and (ii) with respect to the Commingled Assets, determine each of Avidity’s and the Company’s respective possession of, and rights of access to, such Commingled Assets. Except as otherwise specified in the Data and Materials Separation Plan, Avidity will retain possession of each Commingled Asset.

Avidity, the Company and Novartis will use their respective reasonable best efforts to (i) implement the Data and Materials Separation Plan prior to the effective time of the Distribution (or, in the case of transfers of tangible embodiments of Company Assets pursuant the Separation Agreement, as promptly as practicable following the date of delivery of such assets) and (ii) from and after the effective time of the Distribution, comply with the requirements under the Data and Materials Separation Plan with respect to the maintenance of Commingled Assets that by their nature cannot be fully disentangled.

Consents and Delayed Transfers

The Separation Agreement provides that Avidity and the Company will use reasonable best efforts to transfer any transferable licenses, permits, registrations, approvals and authorizations to the Company and obtain any consents with respect to, among other things, contracts required in connection with the Distribution or, at the written request of the other party, the assignment or novation of certain obligations under contracts, licenses and other liabilities of the parties. The Separation Agreement also requires RemainCo and the Company to cooperate with each other from and after the effective time of the Distribution to, among other things, execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings, provide any notice and obtain all consents and/or approvals under any licenses, permits, waivers, orders or authorizations in order to effectuate the transfer of the applicable assets and assignment and assumption of the applicable liabilities pursuant to the Separation Agreement.

From and after the Distribution, with respect to any asset whose transfer or assignment is delayed (excluding any Third Party Agreement), the party retaining such delayed asset will hold for the use and benefit of the party or its subsidiary entitled thereto (at the expense of the entity entitled thereto) and use reasonable best efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable party or its relevant subsidiary with the economic claims, rights, benefits and control over such delayed asset and assume the economic burdens and obligations with respect thereto in accordance with the Separation Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible. From and after the Distribution, with respect to any liability whose assumption is delayed, the party or its relevant subsidiary intended to assume such delayed liability will, or will cause its relevant subsidiary to, pay or reimburse the party (or its relevant subsidiary) retaining such delayed liability for all amounts paid or incurred by such party in connection with the retention of such delayed liability. The party retaining any delayed asset or delayed liability will, or will cause its relevant subsidiary to, treat such delayed asset or delayed liability in the ordinary course of business in accordance with past practice.

Transition Services

From the date of the Separation Agreement through the effective time of the Distribution, RemainCo and the Company will, and from the effective time of the Distribution through the applicable Service Period (as defined in the Transition Services Agreement), the Company will use reasonable best efforts to, subject to certain exceptions and limitations: (i) establish replacement contracts with respect to the Company Business with any vendor or service provider with respect to specified transition services to be provided under the Transition Services Agreement; or (ii) establish other reasonable and lawful arrangements designed to provide the Company Group with the rights and obligations contemplated under the Transition Services.

The Separation Agreement requires the parties to take certain actions in connection with, and as a condition to RemainCo’s obligations to provide certain services under, the Transition Services Agreement, including (i) using reasonable best efforts to establish separate information technology systems in order to receive information technology services; (ii) agreeing upon and using reasonable best efforts to implement a lab recommissioning plan for the Company Real Property; (iii) establishing arrangements to prevent cross-contamination and entering into the Occupancy License Agreement for purposes of shared lab services in the event that the lab at the Company Real Property is not recommissioned by the closing of the Merger; and (iv) establishing a quality management system for the Company in order to receive manufacturing services.

In the event of a Change of Control Transaction (as defined below), RemainCo will not be obligated to provide any of the Transition Services.

Commingled Contracts

The Separation Agreement provides that any contract to which the Company or any of its subsidiaries following the Distribution is a party that relates to both the Company Business and the RemainCo Business will be treated as a Commingled Contract. From the date of the Separation Agreement until the date that is twelve months after the Distribution, to the extent (i) the rights and obligations under any Commingled Contract have not or are not contemplated to be transferred to either the Company or RemainCo or provided pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders, or other agreements with respect to the Company Business or the RemainCo Business have not been obtained or are not contemplated to be obtained pursuant to the Separation Agreement, and (iii) requested by either the Company or RemainCo in writing, each party will use reasonable best efforts to assist the other party (a) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to either the Company Business or the RemainCo Business, or (b) to establish reasonable and lawful arrangements designed to provide either the Company and its subsidiaries or RemainCo and its subsidiaries following the Distribution with the rights and obligations under such Commingled Contract to the extent related to either the RemainCo Business or the Company Business.

After the Distribution, if RemainCo holds any asset of the Company or the Company holds any asset of RemainCo, RemainCo or the Company, as applicable, must inform the other party and use reasonable best efforts to transfer such asset to the other party without extra cost.

Financing of the Company

In the event of the Distribution, and not in the event of a Permitted Third Party Sale, immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to the Company Funding. However, if the aggregate amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by Avidity and its subsidiary as of the close of business on the day prior to the effective time of the Distribution is less than the Company Funding, then Novartis will cause RemainCo to pay, or pay on behalf of RemainCo, the Company Funding Shortfall to the Company concurrently with the closing of the Merger.

In the event that the Company holds in its bank or brokerage accounts marketable securities, cash or cash equivalents having an aggregate value exceeding the Company Funding, the Company will, not later than immediately prior to the effective time of the Distribution, distribute to Avidity marketable securities, cash or cash equivalents that are sufficient to reduce the value of the Company’s remaining marketable securities, cash and cash equivalents to $270 million.

The Spin-Off

Immediately prior to the effective time of the Distribution (and assuming a Permitted Third Party Sale has not occurred), Avidity will distribute, on a pro rata basis, to holders of Avidity’s Common Stock as of the Record Date who hold their shares of Avidity Common Stock through the Distribution Date, all of the shares of Company Common Stock, as of the time of the Distribution. Avidity’s board of directors (or a committee thereof), in accordance with applicable law, has established the Record Date.

Each Avidity stockholder on the Record Date will be entitled to receive one share of Company Common Stock for every ten shares of Avidity Common Stock held by such stockholder as of the Record Date and through the Distribution Date.

In addition, in the event of the Distribution, holders of any Avidity Equity Awards as of the Record Date are entitled to receive Make Whole Awards that will be settled in shares of Company Common Stock at a ratio of one share of Company Common Stock per ten shares of Avidity Common Stock underlying such Avidity Equity Award, subject to certain exceptions for Avidity RSUs granted to address promised equity awards in offer letters with recently-hired Avidity employees, which had not yet been granted as of the date of the Merger Agreement (the “New Hire RSUs”) and any portion of the Avidity RSUs granted in connection with its annual performance award cycle in the ordinary course consistent with past practice if the Merger has not closed by March 1, 2026 (the “2026 LTI Awards”) that is unvested as of the Distribution Date. See “—Employee Matters” below.

On the Distribution Date, immediately prior to the effective time of the Distribution, Avidity will instruct its stock transfer agent to effect the Distribution by distributing the shares of Company Common Stock to Avidity’s stockholders as of the Record Date who hold their shares of Avidity Common Stock through the Distribution Date, and to credit the appropriate number of shares of Company Common Stock to book entry accounts for each such holder of shares of Avidity Common Stock. Avidity will instruct the stock transfer agent to deliver the shares of Company Common Stock to a depositary and to mail each such Avidity stockholder on the Record Date who hold their shares of Avidity Common Stock through the Distribution Date, a statement of the shares of Company Common Stock credited to such holder’s account.

Conditions to the Spin-Off

The Spin-Off is subject to the satisfaction or waiver by Avidity and the Company on or prior to the Distribution Date, as applicable, of each of the following conditions:

•

satisfaction or, to the extent permitted therein, waiver of the conditions precedent in the Merger Agreement to the Merger, other than (i) the completion of the Distribution, (ii) solely in the case of a

Permitted Third Party Sale, effectiveness of the Registration Statement, and (iii) any conditions that by their nature are to be satisfied at the closing of the Merger (provided that such conditions are then capable of being satisfied);

•

the absence of any judgment, ruling, order, writ, injunction, award, decision, assessment or decree of any governmental authority preventing the consummation of the Separation, the Distribution or the Merger and any law enacted or deemed applicable to any such transaction by any governmental authority of competent jurisdiction that makes consummation of the Separation, the Distribution or the Merger illegal;

•	execution of documentation effecting transfer of the Third Party Agreements from Avidity to the Company, in a form reasonably satisfactory to Novartis;

•	continued effectiveness of the RemainCo License Agreement;

•	execution and delivery of the Transition Services Agreement; and

•	the Separation having been effected in all material respects.

The Separation Agreement provides that Avidity may waive any of the conditions to the Distribution and proceed with the Distribution even if all such conditions have not been met. Notwithstanding Avidity’s contractual ability to waive the conditions in the Separation Agreement, Avidity cannot proceed with the Distribution if there is a stop order, injunction or law preventing the consummation of the Separation or the Distribution, if the Registration Statement is not declared effective by the SEC or if the Registration Statement does not remain effective. However, Avidity, as a standalone company, could still proceed with the Distribution even if there is a stop order, injunction or law preventing the consummation of the Merger.

Access to Information

The Separation Agreement provides for the following access to information, subject to certain exceptions:

•

after the Distribution Date, each of RemainCo and the Company, or any of their affiliates, agrees to provide to the other party, as soon as reasonably practicable after written request therefor, specific and identified agreements, documents, books, records or files (whether written or electronic) in the possession or under the control of such respective party or any of its subsidiaries which relate to the requesting party or its business or which are reasonably necessary or advisable for the requesting party to prepare its financial statements and any reports or filings to be made with any governmental authority or for legal compliance;

•

from and after the Distribution Date, RemainCo and the Company will each use reasonable best efforts to make available, upon reasonable written request, its and its subsidiaries’ representatives as witnesses and any agreements, documents, books, records or files (whether written or electronic) within their control or which they may make available without undue burden, as reasonably required by the requesting party in connection with the prosecution or defense of any proceeding, with the requesting party to bear all reasonable out-of-pocket costs and expenses in connection therewith; and

•

for a period of five years after the Distribution Date, upon reasonable prior notice, each of RemainCo and the Company will make available to the other applicable party’s officers and other authorized representatives reasonable access, during normal business hours, to its employees and properties that relate to the other party’s business, and will furnish promptly all information concerning such other party’s business, and such other party’s properties and personnel related thereto, as may reasonably be requested, provided that neither party will be required to (i) permit any inspection or disclosure of any information that, in the reasonable judgment of such party, would be detrimental to such party’s or its subsidiaries’ business or operations, result in the disclosure of trade secrets or know-how of third parties or violate confidentiality obligations, be reasonably likely to result in a violation of any law, fiduciary duty or binding agreement entered into prior to the date of the Separation Agreement or involve information that is reasonably pertinent to a litigation or proceeding between the Company and its affiliates, on the one hand, and RemainCo and its affiliates, on the other hand, after the Distribution, (ii) disclose any privileged information or (iii) submit to any invasive environmental testing or sampling.

Releases

The Separation Agreement provides that, subject to certain exceptions specified in the Separation Agreement, each party, on behalf of itself and each member of its group, and to the extent permitted by law, all persons who any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of its respective group (in their respective capacities as such), effective at the time and conditioned upon the occurrence of the Distribution, will remise, release and forever discharge the other party and the other members of the other party’s group and their respective successors, stockholders, directors, officers, agents or employees from any and all liabilities to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or have failed to occur, and any conditions existing or alleged to have existed, on or before the Distribution, including in connection with the Separation, the Distribution or any of the other transactions contemplated under the Separation Agreement, the RemainCo License Agreement, the Transition Services Agreement and the Occupancy License Agreement.

Indemnification

In the Separation Agreement, subject to certain exceptions, RemainCo agrees to indemnify, defend and hold harmless the Company, each of its affiliates after giving effect to the Distribution and each of their respective directors, officers, employees and agents, from and against all losses to the extent arising out of, by reason of or otherwise in connection with:

•	any liabilities described under the section entitled “—Transfer of Assets and Assumption of Liabilities” as allocated to RemainCo following the Distribution pursuant to the Separation Agreement;

•

the failure of RemainCo, any of its subsidiaries following the Distribution, or any other person or entity to pay, perform or otherwise promptly discharge such liabilities, whether prior to, at or after the effective time of the Distribution;

•	any breach by RemainCo or any of its subsidiaries of the Separation Agreement;

•

except to the extent related to liabilities described under the section entitled “—Transfer of Assets and Assumption of Liabilities” as allocated to the Company Group following the Distribution pursuant to the Separation Agreement, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by Avidity or any of its affiliates following the Distribution for the benefit of the Company or any of its affiliates following the Distribution that survives the effective time of the Distribution;

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any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by Novartis or Merger Sub in writing expressly for inclusion in the Registration Statement in connection with the Distribution and the related information statement (including any amendments or supplements), the proxy statement or any other filings with the SEC made in connection with the transactions contemplated by the Separation Agreement;

•	certain tax liabilities that RemainCo is liable for pursuant to the Separation Agreement; and

•

any liabilities relating to, arising out of or resulting from claims by any of RemainCo’s stockholders, in their capacity as such, in connection with the Distribution, except to the extent relating to, arising out of, or resulting from existing agreements between such stockholders and any the Company indemnitees.

Subject to certain exceptions, the Company agrees to indemnify, defend and hold harmless RemainCo, each of its affiliates after giving effect to the Distribution, and each of their respective directors, officers, employees and agents, from and against all losses to the extent arising out of, by reason of or otherwise in connection with:

•	any liabilities described under the section entitled “—Transfer of Assets and Assumption of Liabilities” as allocated to the Company following the Distribution pursuant to the Separation Agreement;

•

the failure of the Company, any of its subsidiaries following the Distribution or any other person or entity to pay, perform or otherwise promptly discharge such liabilities, whether prior to, at or after the effective time of the Distribution;

•	any breach by the Company or any of its subsidiaries of the Separation Agreement;

•

except to the extent related to liabilities described under the section entitled “—Transfer of Assets and Assumption of Liabilities” as allocated to RemainCo following the Distribution pursuant to the Separation Agreement, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by the Company or any of its affiliates following the Distribution for the benefit of RemainCo or any of its affiliates following the Distribution that survives the effective time of the Distribution;

•

any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement in connection with the Distribution and the related information statement (including any amendments or supplements), the proxy statement or any other filings with the SEC made in connection with the transactions contemplated by the Separation Agreement, excluding any such liabilities to the extent relating to information supplied by Novartis or Merger Sub in writing expressly for inclusion in such filings;

•	any liabilities relating to, arising out of or resulting from claims by any holders of shares of Company Common Stock, in their capacity as such, in connection with the Distribution;

•	certain tax liabilities that the Company is liable for pursuant to the Separation Agreement; and

•	any liabilities incurred in connection with RemainCo’s performance of certain services to be provided under the Transition Services Agreement.

Under the Separation Agreement, the amount of any indemnifiable loss will be reduced by (i) any insurance proceeds actually received, and any other amounts actually recovered from third parties in respect of the indemnifiable claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims and any taxes. The Separation Agreement provides that an insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of the Separation Agreement. Pursuant to the Separation Agreement, the indemnified party will use reasonable best efforts to seek to collect or recover any third-party insurance proceeds or other indemnification, contribution or similar payments to which the indemnified party is entitled in connection with any liability for which the indemnified party seeks indemnification pursuant to the Separation Agreement. The amount of any claim by an indemnified party under the Separation Agreement will also be reduced to reflect any actual tax savings received by any indemnified party that result from the losses that gave rise to such indemnity and will be increased by an amount equal to any tax cost incurred by any indemnified party that results from the receipt of payments under the Separation Agreement.

The Separation Agreement also establishes procedures with respect to third-party claims subject to indemnification and related matters.

Tax Matters

The Separation Agreement will govern the respective rights, responsibilities and obligations of RemainCo and the Company after the Distribution with respect to tax liabilities, tax returns, tax contests, and tax sharing regarding U.S. federal, state, local and foreign taxes. The Separation Agreement will also provide special rules for allocating certain tax liabilities resulting from the Distribution and related transactions.

Under the Separation Agreement, the Company generally will provide a tax indemnity to RemainCo for the Company Indemnified Taxes for any taxable period prior to the Distribution and RemainCo generally will provide a tax indemnity to the Company for any RemainCo Indemnified Taxes. The parties have also agreed to enter into a written, binding agreement to make a Section 336(e) Election with respect to the Company, which is expected to result in the Company receiving a fair market value tax basis in its assets.

Non-Solicit

The Separation Agreement provides that, for a period of twelve months following the effective time of the Distribution, none of RemainCo, the Company or any of their respective subsidiaries will, without the prior written consent of the other party, subject to certain exceptions, directly or indirectly recruit or solicit employees of the other party or its subsidiaries, or subject to certain exceptions, induce or attempt to induce any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other party or its subsidiaries.

Additional Covenants

The Separation Agreement addresses additional obligations of the parties relating to, among other matters, further assurances, guarantees, provision and retention of corporate records, confidentiality, privilege and ownership and exchanges of information.

Novartis Guaranty

The Separation Agreement includes a guaranty by Novartis of the performance by RemainCo of its obligations under the Separation Agreement, the RemainCo License Agreement, the Transition Services Agreement and the Occupancy License Agreement following the effective time of the Merger.

Employee Matters

Prior to the Distribution, Avidity or an affiliate of Avidity will transfer and assign the employment of specified current employees of Avidity and its affiliates (the “Company Employees”) to a member of the Company Group (or a professional employer organization or employer of record engaged by a member of the Company Group (an “employer of record” or “EOR”)) in accordance with applicable law. Any Company Employee not actively at work for RemainCo Group as of the effective time of the Distribution by reason of approved leave with RemainCo Group (an “Approved Leave Employee”) will remain employed by RemainCo Group, and a member of the Company Group (or an EOR) will offer employment to the Approved Leave Employee following such leave (if the Approved Leave Employee returns within twelve months following the effective time of the Distribution), subject to certain limitations.

In addition, certain employees set forth on a schedule to the Separation Agreement will not be Company Employees for a period of time following the effective time of the Distribution (each such employee, a “Transition Employee”), and a member of the Company Group will offer employment to each Transition Employee as of the end of the applicable transition period set forth on a schedule to the Separation Agreement. Each Transition Employee who commences employment with a member of the Company Group shall be deemed to be a Transferred Employee, except such employee will not be eligible for severance benefits in connection with the termination of their employment with RemainCo or its affiliates. For a period of twelve months immediately following the effective time of the Distribution (or, if shorter, the date of employment termination of the relevant Transferred Employee), the Company will, and will cause its affiliates or EOR to, provide each Transferred Employee with, subject to certain limitations, (i) a base salary or hourly wage rate and cash incentive compensation opportunities (excluding equity-based incentive opportunities) that are each no less favorable than such offered to such Transferred Employee immediately prior to the effective time of the Distribution, (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity-based compensation or benefits, defined benefit pension benefits, nonqualified deferred compensation and post-employment welfare benefits (collectively, “Excluded Benefits”)) provided to the Transferred Employees immediately prior to the effective time of the Distribution, and (iii) a primary work location at the same work location or another location within 50 miles of the work location as of immediately prior to the effective time of the Distribution. Nothing in the Separation Agreement creates any obligation on the part of any member of the RemainCo Group or any member of the Company Group or an EOR to (A) continue the employment of any individual or permit the return from a leave of absence for any period or (B) change the employment status of any individual from at-will.

The Company will assume and honor, or will cause a member of the Company Group or an EOR to assume and honor, specified employment and individual agreements, including any severance obligations in respect of Transferred Employees.

On the Distribution Date, RemainCo will, or will cause one of its affiliates (other than a member of the Company Group) to pay all Transferred Employees for their accrued, unused vacation and paid time off through the effective time of the Distribution.

In the event that a current employee at the executive level of any member of the RemainCo Group as of immediately following the effective time of the Distribution resigns from employment with RemainCo or any of its affiliates under circumstances entitling such employee to severance payments or benefits or any accelerated payment of any deferred cash, retention, transaction or similar bonus or award (collectively, the “Separation Benefits”) and such employee commences employment with the Company within 24 months following the effective time of the Distribution, the Company will reimburse RemainCo for the aggregate amount of the Separation Benefits within 30 days of the employee’s commencement of employment with the Company.

The Company will, or will cause its affiliates or an EOR to, credit each Transferred Employee the service credited to such Transferred Employee by RemainCo as of the effective time of the Distribution for purposes of eligibility, vesting, level of paid time off benefits and future paid time off accruals and for purposes of determining severance amounts, other than as would result in duplication of benefits for the same service period or with respect to any Excluded Benefits. The Company will, for the first plan year of such participating Transferred Employee, use reasonable best efforts to (i) waive or cause to be waived certain benefit plan requirements to the extent such benefit plan requirements would not have been applicable to or were otherwise satisfied by such Transferred Employee prior to the effective time of the Distribution under an analogous Avidity employee benefit plan; and (ii) credit each Transferred Employee with all amounts paid prior to the effective time of the Distribution with respect to any Avidity employee benefit plan that is a group health benefit plan for purposes of satisfying all applicable deductible, coinsurance, and out-of-pocket requirements.

As of the effective time of the Distribution, Transferred Employees will cease active participation in the Avidity Biosciences 401(k) Plan (the “401(k) Plan”). Prior to the effective time of the Distribution, Avidity will fully vest all employees of Avidity and its affiliates (including the Company) who participate in the 401(k) Plan in their account balances (to the extent not already fully vested).

As of or prior to the effective time of the Distribution, the Company may establish a severance plan to be effective with respect to qualifying terminations from the Company Group following the effective time of the Distribution.

Following the effective time of the Distribution, the Company Annual Incentive Plan (as defined in the Separation Agreement) will be established, which will have terms and opportunities that are comparable, with certain limitations, to those in effect as of immediately prior to the effective time of the Distribution under the corresponding RemainCo employee benefit plan except that performance metrics under the Company Annual Incentive Plan shall relate to the Company Business and the Company may modify the terms of the Company Annual Incentive Plan as it deems necessary and appropriate to comply with applicable Laws.

Following the Distribution, the Company will have full responsibility with respect to any liabilities arising or relating to the employment or engagement of all Transferred Employees to the extent exclusively arising following the effective time of the Distribution and under the employment and individual agreements and benefit plans transferred to the Company (inclusive of the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which the Company employees participate (including responsibility for the payment of the bonuses thereunder with respect to the entire calendar year in which the closing of the Merger occurs)), with certain exceptions.

Prior to the Distribution Date, Avidity and the Company will cooperate to establish, according to the terms of the Separation Agreement, (i) the 2026 Incentive Award Plan (the “2026 Plan”) and forms of standard award and Make Whole Award agreements thereunder, which plan and standard award agreements are intended to be substantially similar to Avidity’s 2020 Incentive Award Plan and the forms of award thereunder, and (ii) the 2026 Employee Stock Purchase Plan (the “ESPP”), intended to comply with Section 423 of the Code, which plan is intended to be substantially similar to Avidity’s 2020 Employee Stock Purchase Plan. The Company will adopt such plans, and Avidity will approve such plans as the Company’s sole stockholder prior to the effective time of the Distribution; provided, that, except for the Make Whole Awards, no awards will be granted under the 2026 Plan and no offering periods will commence under the ESPP prior to the effective time of the Distribution. After such adoption and approval, and prior to the effective time of the Distribution, the Company and Avidity will take all steps necessary to register the equity compensation plan under the Securities Act on Form S-8 or other appropriate form. After such registration, the Company will grant the Make Whole Awards to all holders of outstanding Avidity RSUs (aside from New Hire RSUs and 2026 LTI Awards) and Avidity Stock Options who are current service providers to Avidity and its affiliates (including the Company) as of such grant. “Make Whole Award” means an award evidencing the right of holders of Avidity Stock Options and Avidity RSUs as of the Record Date to receive one share of Company Common Stock per ten shares of Avidity Common Stock underlying such Avidity Stock Options and Avidity RSUs, as required by the terms of the Separation Agreement and as permitted by the SEC’s Staff Legal Bulletin No. 4. subject to certain exceptions.

Following the effective time of the Distribution, RemainCo will not, and will cause its affiliates to not, seek to enforce the terms of any Avidity Employee Invention Assignment and Confidentiality Agreement between any member of the RemainCo Group and a Transferred Employee with respect to any such Transferred Employee’s right to be employed by or provide services to the Company Group, but not with respect to (i) any obligations of confidentiality or non-use of RemainCo’s confidential information that is unrelated to the Company in connection with the Company Business, (ii) relating to employee non-solicit obligations that apply to the Company under the Separation Agreement or (iii) invention assignment provisions with respect to the RemainCo Business.

Licensed Names and Marks

Pursuant to the Separation Agreement, the Company and the Company Group has granted to Novartis, RemainCo and the RemainCo Group a non-exclusive license to use the trademarks in the Company Intellectual Property, including “Avidity,” “Avidity Bio” and “Avidity Biosciences” (the “Company Marks”) to conduct the RemainCo Business outside the Cardiovascular Field (as defined in the RemainCo License Agreement). This license generally expires six months after the effective time of the Distribution but expires four years after the effective time of the Distribution with regards to the “Avidity” trademark. RemainCo has agreed to cease using “Avidity” (or variations thereof) in corporate names for RemainCo Group entities as soon as reasonably practicable after the effective time of the Distribution.

Likewise, RemainCo and the RemainCo Group grant to the Company and the Company Group, a non-exclusive license to the trademarks in the RemainCo Intellectual Property (the “RemainCo Marks”) to conduct the Company Business. This license expires three months after the effective time of the Distribution. The Company is prohibited from using “Avidity” in conjunction with the words “Bio” or “Biosciences” after the effective time of the Distribution.

Both parties and their respective group members may use the Company Marks and RemainCo Marks, as applicable, solely in the manner in which such trademarks were used by RemainCo during the 12-month period prior to the effective time of the Distribution.

Technology Transfer

Subject to the requirements set forth in the RemainCo License Agreement, pursuant to the Separation Agreement, RemainCo, together with the RemainCo Group, will, as soon as reasonably practicable, but in no event later than nine months following the effective time of the Distribution, complete or cause to be completed, the transfer to the Company and the Company Group all tangible embodiments of all assets transferred to the Company, including all trade secrets, know-how and any other confidential or proprietary information included therein.

Expenses

Except as otherwise set forth in the Separation Agreement, Transition Services Agreement or the Occupancy License Agreement, all costs and expenses incurred on or prior to the date of the Distribution in connection with the preparation, execution, delivery, printing and implementation of the Separation Agreement, the Transition Services Agreement, the Occupancy License Agreement, the Registration Statement and the related information statement, and the transactions contemplated thereby, including the Distribution, will be paid by RemainCo and deemed to be liabilities of RemainCo. Each party will bear its own costs and expenses incurred after the date of the Distribution.

Termination

The Separation Agreement will terminate automatically and concurrently with any termination of the Merger Agreement and may be terminated, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution by an agreement in writing signed by Avidity and Novartis, without the approval of the Company. After the Distribution, the Separation Agreement may only be terminated by an agreement in writing signed by RemainCo and the Company.

Governing Law

The parties to the Separation Agreement have agreed that the Separation Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.

Jurisdiction

The parties to the Separation Agreement have agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Separation Agreement or the transactions contemplated thereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consented to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.

No Third-Party Beneficiaries

Except as otherwise provided in the indemnification provisions relating to indemnified parties, the Separation Agreement is solely for the benefit of the parties to the Separation Agreement and it does not confer upon any person (other than the parties to the Separation Agreement and their respective successors and permitted assigns) any right, benefit or remedy of any nature.

Waiver

The parties to the Separation Agreement agreed that, at any time prior to the effective time of the Distribution, either party may extend the time for the performance of any of the obligations or other acts of the other party, or may waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit, provided that such extension or waiver is set forth in a writing executed by such party.

Specific Performance

The parties to the Separation Agreement have agreed that irreparable harm would occur that monetary damages could not make whole in the event of any breach of the Separation Agreement, and that the parties to the Separation Agreement are entitled to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of the Separation Agreement without posting any bond or undertaking, in addition to any other remedy to which the parties may be entitled at law or in equity.

Permitted Third Party Sale

In the event of a Permitted Third Party Sale, among other things: (i) the Distribution will be replaced by consummation of the Permitted Third Party Sale; and (ii) certain tax rights or obligations will no longer apply to Avidity, the Company or any of their respective affiliates.

Change of Control Transaction

The Separation Agreement provides that, in the event of a Change of Control Transaction, among other things, (i) the scope of intellectual property to be transferred to the Company will be adjusted according to the terms of the Separation Agreement; and (ii) RemainCo will not be obligated to provide any of the Transition Services.

The Separation Agreement defines a “Change of Control Transaction” as a transaction with a third party or third parties involving (i) the acquisition, merger, or consolidation, directly or indirectly, of the Company or its affiliate or, if there is a person that controls the Company or its affiliate, such “Controlling Person”, and, immediately following the consummation of such transaction, the stockholders of the Company or its affiliate or Controlling Person, immediately prior thereto holding, directly or indirectly, as applicable, shares of capital stock of the surviving or continuing company representing less than 50% of the outstanding shares of such surviving or continuing company, (ii) the sale of all or substantially all of the assets or business of such party or, if there is a Controlling Person, such Controlling Person, or (iii) a person, or group of persons acting in concert, acquiring, directly or indirectly, more than 50% of the voting equity securities or management control of such party or, if there is a Controlling Person, such Controlling Person. For the avoidance of doubt, a Change of Control Transaction includes a Permitted Third Party Sale.

Material U.S. Federal Income Tax Consequences of the Distribution

This section describes the material U.S. federal income tax consequences of the Spin-Off to stockholders of Avidity.

This section applies solely to persons that hold shares of Avidity Common Stock and Company Common Stock as capital assets within the meaning of section 1221 of the Code (generally property held for investment). This section does not address all aspects of U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to a holder in light of such holder’s individual circumstances, including state, local, or non-U.S. tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare tax on net investment income or the alternative minimum tax. Moreover, this section does not address the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This section does not apply to holders subject to special rules, including:

•	a dealer or broker in stocks, securities, commodities or foreign currencies;

•	a regulated investment company or real estate investment trust;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a bank, financial institution, mutual fund or insurance company;

•

a person that directly, indirectly or constructively owns 5% or more of the combined voting power of Avidity or the Company, or of the total value of the shares of Avidity Common Stock or Company Common Stock;

•	a person that holds shares of Avidity Common Stock or Company Common Stock as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes;

•	a person that acquires or sells shares of Avidity Common Stock as a part of wash sale for U.S. federal income tax purposes;

•	a person that is, or holds Avidity Common Stock through, partnerships or other pass-through entities for U.S. federal income tax purposes;

•	a person that is an expatriate and former long-term resident of the United States;

•	a person required to recognize income or gain no later than such income or gain is required to be reported on an applicable financial statement (as defined in Section 451(b) of the Code);

•

a person that acquired shares of Avidity Common Stock or Company Common Stock pursuant to the exercise of employee share options, through a tax qualified retirement plan or otherwise as compensation; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as of the date of this information statement. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to the holders as described herein.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Distribution in the Spin-Off to holders of shares of Avidity Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Spin-Off. The U.S. federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service (the “IRS”) may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Avidity Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding shares of Avidity Common Stock should consult their own tax advisors.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE SPIN-OFF AND OWNERSHIP OF THE COMPANY COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR NON-U.S. AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Avidity Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia or other entity treated as a domestic corporation for U.S. federal income tax purposes;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “Non-U.S. holder” is a beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) of shares of Avidity Common Stock that is not a U.S. holder.

U.S. Holders

Tax Consequences of the Spin-Off

The distribution of Company Common Stock in the Distribution (including fractional shares for which U.S. holders receive cash in lieu thereof) in the event of the Spin-Off will be treated as a taxable distribution to U.S. holders for U.S. federal income tax purposes. As a general matter, a distribution by a corporation to a stockholder with respect to such stockholder’s shares of the corporation’s stock is treated as a taxable dividend to the extent of such stockholder’s ratable share of any current or accumulated earnings and profits of the corporation, with the excess treated first as a non-taxable return of capital to the extent of such holder’s adjusted tax basis in the shares of the corporation’s stock and, thereafter, as capital gain.

However, RemainCo has not calculated earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. holders should expect to treat the Distribution (including fractional shares for which U.S. holders receive cash in lieu thereof) in the event of the Spin-Off as a taxable dividend for U.S. federal income tax purposes and the remainder of this discussion assumes such treatment. Dividends are generally taxed as ordinary income. Dividends paid to a non-corporate U.S. holder (including an individual) that constitute qualified dividend income are taxable to the U.S. holder at the preferential rates applicable to long-term capital gains, provided that the U.S. holder holds the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. RemainCo expects that any amount treated as a dividend paid by RemainCo to a non-corporate U.S. holder pursuant to the Distribution will constitute qualified dividend income to any U.S. holder that meets the applicable holding period requirements.

A U.S. holder’s tax basis in the shares of Company Common Stock received in the Distribution generally will equal the fair market value of those shares on the Distribution Date, and a U.S. holder’s holding period for those shares will begin the day after the Distribution Date.

A U.S. holder that receives cash in lieu of a fractional share of Company Common Stock generally will be treated as having received a fractional share and having received such cash as consideration for the sale of such share, and will recognize capital gain or loss (if any) based on the difference between the amount of cash received and the fair market value on the Distribution Date of the fractional share of Company Common Stock deemed received. Such gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Although RemainCo will ascribe a value to the shares of Company Common Stock it distributes in the Distribution for tax purposes, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to those shares, particularly if the shares of Company Common Stock trade at prices significantly above the value ascribed to those shares by RemainCo in the period following the Distribution. Such a higher valuation may cause a larger reduction in the tax basis of a U.S. holder’s shares of Avidity Common Stock or may cause a U.S. holder to recognize additional dividend or capital gain income.

Distributions on Company Common Stock

We do not anticipate the Company declaring or paying cash dividends in the foreseeable future. However, if the Company does make distributions of cash or property on its shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by certain non-corporate U.S. holders (including individuals) may be taxed at preferential rates applicable to qualified dividend income, provided certain holding period requirements are met. Corporate U.S. holders that meet certain holding period and other requirements may be eligible for a dividends-received deduction for a portion of the dividend received. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. holder’s adjusted tax basis in its Company Common Stock, but not below zero. Any excess will be treated as capital gain. Such gain generally will be taxable as long-term capital gain if the U.S. holder’s holding period in the Company Common Stock exceeds one year, which is subject to preferential tax rates for non-corporate U.S. holders.

Sale or Other Taxable Disposition of Company Common Stock

Upon a subsequent sale or other taxable disposition of a share of Company Common Stock, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the disposition of the share and the U.S. holder’s adjusted tax basis in the share. The gain or loss will be capital gain or loss. A non-corporate U.S. holder (including an individual) with a holding period in excess of one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Tax Consequences of the Spin-Off

For the reasons discussed above, Non-U.S. holders should expect to treat the Distribution (including fractional shares for which U.S. holders receive cash in lieu thereof) in the event of the Spin-Off as a taxable dividend for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Subject to the discussion below on effectively connected income, to the extent that the Distribution of Company Common Stock to a Non-U.S. holder is treated as a dividend, it will be subject to U.S. federal withholding tax at a rate of 30% of the fair market value of the Company Common Stock (including fractional shares for which U.S holders receive cash in lieu thereof) distributable to such Non-U.S. holder (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A

Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

RemainCo or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the Company Common Stock (including shares for which U.S. holders receive cash in lieu thereof) distributable to a Non-U.S. holder. Any such withholding with respect to Company Common Stock would be satisfied by RemainCo or any of its withholding agents by withholding and selling a portion of the shares of Company Common Stock that otherwise would be received by such Non-U.S. holder, or by withholding from other property held in such holder’s account (including cash in lieu of fractional shares) with the withholding agent. Any such withheld and sold shares will be treated as distributed to the holder.

If the Distribution to a Non-U.S. holder is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such Distribution is attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the Distribution is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, that the Non-U.S. holder maintains a permanent establishment or fixed base in the United States to which the Distribution is attributable).

A non-U.S. holder for which the Distribution is effectively connected or attributable to a permanent establishment or fixed base in this manner will be subject to U.S. federal income tax with respect to the Distribution on a net income basis at the regular rates that apply to U.S. persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) thereon, as adjusted for certain items.

Distributions on Company Common Stock

We do not anticipate the Company declaring or paying cash dividends in the foreseeable future. However, if the Company does make distributions of cash or property on its shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. holder’s adjusted tax basis in its Company Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders— Sale or Other Taxable Disposition of Company Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. holder of Company Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, that the Non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable).

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates that apply to U.S. persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Non-U.S. holders should consult their tax advisors regarding their entitlement to the benefits, and the application, of any income tax treaties to them with respect to distributions on Company Common Stock.

Sale or Other Taxable Disposition of Company Common Stock

A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Company Common Stock (including with respect to any cash received in lieu of a fractional share of Company Common Stock) unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

Company Common Stock constitutes a U.S. real property interest, or “USRPI,” by reason of the Company’s status as a U.S. real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such Non-U.S. holder’s holding period of such Company Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates that apply to U.S. persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the Company does not anticipate becoming a USRPHC. Because the determination of whether the Company is a USRPHC depends on the fair market value of the Company’s USRPIs relative to the fair market value of its non-U.S. real property interests and its other business assets, there can be no assurance the Company will not become a USRPHC in the future. Even if the Company were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of Company Common Stock will not be subject to U.S. federal income tax if such stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. holder owned, actually and constructively, 5% or less of such stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. holder’s holding period, or if another exception from these rules under the Code applies. No assurance can be provided that Company Common Stock will be treated as “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a holder pursuant to the Spin-Off, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The information reporting and backup withholding rules that apply to payments to a holder pursuant to the Spin-Off generally will not apply to payments to a Non-U.S. holder if such Non-U.S. holder certifies under penalties of perjury that it is not a U.S. Person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. However, information returns are required to be filed with the IRS in connection with any distribution of the Company Common Stock in the Spin-Off paid to the Non-U.S. holder, regardless of whether such distributions constitute dividends or any tax was actually withheld.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such holder to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE SPIN-OFF AND OWNERSHIP OF THE COMPANY COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER LAWS.

Listing and Trading of Our Common Stock

There is not currently a public market for shares of Company Common Stock. We have applied to list shares of Company Common Stock on Nasdaq under the symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq. We expect that Company Common Stock will commence trading on a standalone basis at 9:30 a.m., Eastern Time, on the trading day following the Distribution. For stockholders who own shares of Avidity Common Stock through a broker or other nominee, the Company Common Stock that such stockholders are entitled to receive in the Distribution will be credited to their accounts by the broker or other nominee on or after the Ex-Dividend Date. There will not be any trading of Company Common Stock on a “when-issued” basis or any “ex-distribution” trading of Avidity Common Stock before the Ex-Dividend Date. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Avidity Common Stock on or before the Distribution Date.

There will not be any trading of Company Common Stock on a “when-issued” basis before the Ex-Dividend Date. We cannot predict the price at which Company Common Stock will trade after the Ex-Dividend Date. Particularly until shares of Company Common Stock are fully distributed and an orderly market develops in Company Common Stock, the price at which such shares trades may fluctuate significantly. In addition, the trading price of Company Common Stock held by stockholders after the Distribution may be less than, equal to, or greater than the trading price of the Avidity Common Stock prior to the Distribution.

Company Common Stock distributed to Avidity stockholders will be freely transferable, except for shares received by people who may be considered affiliates with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act.

Reasons for Furnishing This Information Statement

This information statement is being furnished by us solely to provide information to holders of Avidity Common Stock who will receive our common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We and Avidity will not update the information in this information statement except in the normal course of our and Avidity’s respective public disclosure obligations and practices.

BUSINESS

We are a biopharmaceutical company pioneering delivery of RNA therapeutics to the heart to transform the standard of care for people living with cardiomyopathies. Our proprietary technology leverages the targeted our RNA delivery platform initially developed at Avidity, which combines the tissue selectivity of mAbs and other targeted delivery ligands with the precision of oligonucleotides. This unique combination is designed to allow selective targeting of the underlying genetic drivers of disease that were previously undruggable. Through targeted, non-viral delivery of siRNA to cardiac tissues, our approach has the potential to overcome key limitations of nonspecific viral and nanoparticle-based delivery systems, including challenges related to tissue specificity, immunogenicity, and redosing.

The field of precision cardiology represents a significant scientific, clinical and commercial opportunity in cardiomyopathies, which impact approximately 4.42 million people worldwide. Current treatments focus on symptom management rather than addressing underlying genetic drivers of disease. We are committed to redefining standard of care paradigms by delivering disease modifying precision cardiology therapies to address genetically driven cardiomyopathies. Genetically driven conditions account for nearly 1 in 3 cardiomyopathy patients worldwide. We will do this by leveraging our proprietary technology, including next generation innovations, expertise and deep knowledge of underlying disease pathophysiology, and strong business acumen, geared initially towards rare disease patient populations.

Our development pipeline consists of programs that target genetically validated drivers of cardiomyopathy—PRKAG2 and PLN. These genetic drivers are associated with PRKAG2 syndrome and PLN cardiomyopathy—genetic heart conditions associated with severe, often life-threatening forms of heart disease. There are currently no therapies specifically approved for PRKAG2 syndrome or PLN cardiomyopathy, and current approaches rely on standard of care for heart failure symptoms (e.g., ACE inhibitors, beta-blockers). Given the heterogeneity of these diseases and underlying genetic drivers, new precision cardiology approaches are needed to more precisely address the underlying causes of the disease. Our programs are supported by robust preclinical data, in addition to positive clinical data generated in neuromuscular indications using the same RNA delivery platform technology at Avidity. We have observed potent and durable messenger RNA (“mRNA”) knockdown, reversal of disease phenotypes in animal models, and favorable tolerability profiles in non-human primates (“NHP”) in our preclinical studies in cardiac disease. While we are initially focused on targeting rare cardiac conditions with high unmet need, we believe our technology, coupled with the robust preclinical data across two different therapeutic areas, supports our strategy to expand the pipeline to treat a broader range of genetic and cardiac diseases.

We are well positioned to become a leader in precision cardiology given our expertise, strategic partnerships and our proprietary RNA delivery platform, for which we have retained certain rights (see “ —Intellectual Property—RemainCo License Agreement” for more information on the RemainCo License Agreement). The RNA delivery platform, initially developed at Avidity—in addition to the scientific, clinical and regulatory expertise that powered Avidity’s development—serve as the backbone for our long-term vision: to pioneer precision RNA medicines for the heart and profoundly improve the lives of people impacted by cardiac diseases. We plan to achieve our vision through a commitment to scientific rigor, patient-centric development, and operational excellence.

Our Strategy

We are building a cutting-edge biopharmaceutical company with a focus on precision cardiology and have a three-pronged strategic approach:

1)

Pioneer precision RNA-based therapies that transform the identification, treatment and care of people with cardiomyopathies by leveraging the RNA delivery platform, our development expertise and our deep understanding of the underlying disease pathophysiology.

The RNA delivery platform was initially developed at Avidity and was used for the first-ever successful targeted delivery of siRNA to the muscle, supporting the advancement of three rare neuromuscular programs into registrational development. We are expanding the reach of the RNA delivery platform to precision cardiology and are advancing next-generation technology innovations, which we have observed to improve siRNA delivery in cardiac muscle. Our management team, which includes multiple alumni from Avidity, brings deep expertise in identifying targets that are well understood and are believed to directly address the underlying biology of a disease. Our rigorous target selection process is designed to maximize the probability of technical success in clinical development and prioritizes targets based on high penetrance, clear genotype-phenotype correlations, and the ability to develop animal models that recapitulate the key features of human disease.

2)

Advance a precision cardiology pipeline that achieves proof of concept of RNA delivery to the heart and addresses the underlying causes of cardiomyopathies, redefining standard of care paradigms. We are prioritizing advancement of our initial product candidates ATR 1072 and ATR 1086 for the treatment of PRKAG2 syndrome and PLN cardiomyopathy, respectively. PRKAG2 syndrome and PLN cardiomyopathy are both severe, life-threatening rare autosomal dominant progressive cardiomyopathies with no approved treatment options and high unmet need. If supported by positive Phase 1 trial results, we expect to advance ATR 1072 and ATR 1086 into potentially registrational clinical trials while continuing to develop these and other pipeline programs, expanding into broader cardiology indications with high unmet need.

•

Achieve clinical proof of concept for ATR 1072. ATR 1072 is specifically designed to silence PRKAG2 mRNA, the gene product that when mutated causes increased AMP-activated protein kinase (“AMPK”) activity and drives cardiac glycogen accumulation. At the proof-of-concept stage, we expect to show PRKAG2 RNA knockdown, glycogen depletion, changes in N-terminal pro-B-type natriuretic peptide (“NT-proBNP”) and at later times changes in electrocardiogram (“ECG”), chamber volumes. Changes in AMPK activity will be difficult to measure due to the complexity of the AMPK system (multiple isoforms and subcellular locations), inherent technical limitations of detection methods, and the subtle, transient nature of the changes themselves. Subject to successful completion of regulatory submission and clearance for ATR 1072, we plan to initiate the Phase 1 clinical proof-of-concept trial in the second half of 2026.

•

Progress ATR 1086 into clinical development. ATR 1086 is specifically designed to silence PLN mRNA, a negative regulator of sarcoplasmic reticulum Ca2+-ATPase 2a (“SERCA2a”), a critical protein in cardiac muscle cells that regulates calcium handling and contraction. When overexpressed or mutated, PLN disrupts calcium homeostasis and impairs cardiac function. In PLN-R14del cardiomyopathy, which is the most prevalent disease-relevant PLN mutation, ATR 1086 reduces PLN protein aggregates that disrupt sarcoplasmic reticulum (“SR”) function, prevents disease onset and early mortality in preclinical models, and shows favorable tolerability in non-GLP studies in cynomolgus monkeys, a NHP species, with ~80% PLN mRNA knockdown over three months. Beyond rare genetic cases, ATR 1086 has broader therapeutic potential in heart failure and other cardiomyopathies characterized by impaired calcium handling and reduced SERCA2a activity, offering a precise approach to restore normal calcium handling, improve heart muscle contraction, and slow disease progression. Subject to successful completion of IND filing and regulatory clearance for ATR 1086, we plan to initiate the Phase 1 clinical proof-of-concept trial in 2028.

3)

Build a fully integrated company based on our understanding of the unique needs of people with rare diseases and pave a new path for cardiomyopathies from drug discovery and development to patient care and clinical practice. Our leadership and management team are comprised of pioneers in RNA medicines with deep scientific and rare disease expertise. Our employees are dedicated to and guided by transparency, integrity, teamwork, excellence and innovation to help us achieve our mission rapidly, responsibly, and efficiently. We plan to maintain a disciplined approach to capital allocation and align program prioritization with the highest probability of technical and clinical success to positively impact patients worldwide. We are focused on employing a patient-first strategy through highly collaborative patient community engagements and partnerships ensuring their perspectives and insights inform our strategic approach and guide our decision-making. Ultimately, our goal is to rapidly advance our pipeline assets from research and development to commercialization ensuring access to patients and clinicians around the world.

RNA delivery platform

Overview

We are committed to pioneering the delivery of RNA therapies to the heart muscle and overcoming the current limitations of oligonucleotide therapies to treat a wide range of serious cardiac conditions. The RNA delivery platform is built on the foundation of the AOC technology, originally developed at Avidity, which we utilize to design, engineer and develop therapeutics that combine the specificity of mAbs with the precision of oligonucleotide therapies targeting the underlying cause of cardiac conditions previously untreatable with such therapeutics.

We have accumulated deep experience regarding oligonucleotide therapeutics, modulation of RNA processes, antibody engineering and conjugation, and drug delivery techniques. We collectively refer to the know-how and proprietary technology borne out of this experience, and its systematic application in the design and development of our product candidates, as the “RNA delivery platform.”

Beyond AOCs, we are also developing a next-generation RNA delivery platform with the potential for subcutaneous and less frequent dosing which we believe will help achieve greater durability, increased potency and ultimately increased patient adherence.

Our Approach

Our deep experience with oligonucleotide therapeutics, modulation of RNA processes, antibody engineering and conjugation, and drug delivery techniques provide a solid foundation for our efforts to address the current limitations of oligonucleotide therapies for cardiac conditions. The disruptive and broad RNA delivery platform also affords us the option to deploy various types of oligonucleotides to treat cardiac conditions including siRNAs.

Our RNA therapeutics are designed to do the following:

•	combine validated tissue selectivity of targeted delivery ligands, including mAbs, with the precision of oligonucleotides;

•	deliver to cardiac tissues and cell types previously untreatable with RNA therapeutics;

•	address the underlying cause of rare and genetically defined cardiac conditions; and

•

leverage and scale the RNA delivery platform, our existing pre-clinical and clinical experience and experienced manufacturers who can utilize well-established and scalable methods for manufacturing mAbs and oligonucleotides. We also have the ability to use a single mAb across multiple programs, providing significant leverage around development costs and timelines associated with each incremental program.

Advantages of the RNA delivery platform

We believe that our product candidates derived from the RNA delivery platform will have the potential to offer the following distinct advantages over existing RNA therapeutics:

•

Potential to directly address genetic cause of cardiomyopathy in patients: the RNA delivery platform is designed to enable non-viral, specific delivery of RNA therapeutics directly into cardiomyocytes—with the potential to achieve potent, homogeneous gene silencing in genetically defined cardiomyopathies where existing small-molecule or viral approaches face limitations;

•

Expand scope of cardiac conditions addressable with oligonucleotides: (i) utilizes identified cell surface protein-antibody pairs to design oligonucleotides to precisely target the underlying cause of diseases previously untreatable with RNA therapeutics; (ii) flexibility to deploy an appropriate oligonucleotide type for cardiac conditions; and (iii) optimize all structural components of the RNA delivery platform for effective delivery—the oligonucleotide, the mAb and the antibody conjugate design;

•

Potential for a favorable safety profile: (i) utilize the same antibody and oligonucleotide therapeutic modalities as Avidity has used in its clinical trials which have well-studied properties; and (ii) utilize targeted delivery and selective and specific target pharmacology limiting potential for off target effects;

•	Infrequent dosing: ability to deliver oligonucleotides to tissues and cells at concentrations that produce pronounced and prolonged pharmacodynamic effects as observed in our preclinical models; and

•

Readily reproducible and scalable: (i) AOCs synthesized using well-established and scalable methods for manufacturing mAbs and oligonucleotides; and (ii) ability to use a single mAb across multiple programs provides significant leverage around development costs and timelines associated with each incremental program.

Experienced Leadership Team

Our senior management team has extensive experience in successfully developing and commercializing RNA therapies for rare genetic diseases through their involvement with major pharmaceutical and biotechnology companies. Our team members have led research, development and pre-commercial activities in rare diseases, including discovering and developing the innovative AOC technology. They have collective experience in advancing RNA therapies including gaining alignment with regulatory agencies on both accelerated regulatory pathways as well as paving global approval paths for rare diseases that require novel endpoints. The team has worked extensively with rare disease patient communities and understands the challenges and opportunities of rare disease drug development and commercialization.

Kathleen Gallagher, our Chief Executive Officer, has exceptional executive management expertise and tenured experience in the biopharmaceutical industry. She has over 20 years of experience and has led investor relations, portfolio strategy, program management and corporate affairs for preclinical to commercial stage companies, including Avidity, Akcea and Merrimack. She has directed companies through multiple financings and an initial public offering.

Steven Hughes, M.D., our Chief Medical Officer, has over 25 years of experience in the biopharmaceutical industry. He has contributed to more than 50 clinical trials and multiple product filings and launches across cardiovascular, neurology and rare disease therapeutic areas at Avidity, Ionis, Biogen, CSL Behring and Sanofi.

Stephanie Kenney, our Chief Corporate Affairs Officer, has more than 25 years of experience in the biopharmaceutical industry leading corporate affairs, investor relations, and marketing at preclinical to commercial stage companies in autoimmune, cardiovascular, and renal therapeutic areas. She has held roles of increasing responsibility at Avidity, AstraZeneca and Hansa Biopharma.

Rocio Martin Hoyos, our Chief Strategy Officer, is a seasoned strategist with over 20 years of experience in management and commercial roles in the biopharmaceutical industry. She has held leadership positions at Avidity, Audentes, Celgene, Kronos Bio and Ultragenyx.

Brendan Winslow, our Chief Financial Officer, has extensive experience in financial leadership roles in the biotechnology and healthcare industries. He has held senior positions involving global operations, commercialization, and strategic transformations at Avidity, Acadia and Baxter.

Husam Younis, Ph.D., Pharm.D., our Chief Scientific Officer, has over 20 years of experience in drug discovery and development, including in rare disease. He has held senior leadership roles in development science at Avidity, NGM, Ionis and Pfizer.

Past achievements of our management team may not be indicative of future success. Please see “Risk Factors” and “Corporate Governance and Management — Executive Officers” for further information.

Our Development Programs

We are advancing the innovative RNA delivery platform to develop potential treatment options for people with cardiac conditions. Despite the availability of drugs that treat cardiomyopathy symptoms, many patients remain at significant risk due to a lack of disease-modifying effects and limitations with the currently available therapies such as poor tolerance and efficacy. This treatment gap represents a significant commercial opportunity both in rare and in broader cardiac conditions, where new therapies are needed to address the root cause of disease.

We have initially selected genetically validated cardiology targets for our development pipeline. Our precision cardiology pipeline currently consists of two primary, wholly owned precision cardiology development candidates for the treatment of PRKAG2 syndrome and PLN cardiomyopathy. Each program is designed to address a specific genetic disease or disease mechanism associated with severe life-threatening forms of heart disease. The pipeline is supported by strong human genetics evidence, robust preclinical data, and what we believe is a clear path to clinical development. The chart below represents a summary of our wholly owned development programs. We also have two additional pipeline candidates in research and development targeting undisclosed rare cardiology targets which we may develop in the future.

Each of our programs is supported by a comprehensive translational research strategy, including biomarker development, patient identification and engagement with clinical centers of excellence. Our pipeline is designed for expansion into additional indications based on shared mechanisms of action, with the potential to address larger segments of the cardiomyopathy market. Our capital-efficient approach ensures resources are allocated to development programs with the highest probabilities of success, while maintaining flexibility to pursue new opportunities as the technology and science are further validated.

Our Cardiac Disease Pipeline

We believe that cardiac tissue is the next frontier for RNA delivery with potential broader applications in both rare and more common conditions. We have strategically prioritized rare cardiomyopathies. Based primarily on observations from human genetic studies, we believe PRKAG2 and PLN are cardiology targets with high probabilities of clinical success. Specific mutations in PRKAG2 or PLN drive cardiomyopathies by disrupting how heart muscle cells are built, powered or electrically coordinated. Over time, these disruptions change the heart structure and performance. We have generated preclinical data (see “Preclinical Data and Next Steps” below) that demonstrated reduction of these targets in the heart with the potential to alter the course of the disease. However, even if these targets have the highest probability of success as compared to other indications, we may still fail to develop an approved program for any of these indications. For our initial programs, we plan to use the same proprietary mAb targeting TfR1 across our cardiac muscle programs, which we believe gives us significant leverage of development costs and timelines associated with each incremental cardiac muscle program. In addition to our internal discovery efforts, our collaboration with BMS across several targets in cardiology is a testament to the broad potential of our approach.

About PRKAG2 Syndrome

PRKAG2 syndrome is a rare, autosomal dominant, early-onset genetic disorder caused by mutations in the PRKAG2 gene, which encodes the g2 regulatory subunit of AMPK. AMPK is a critical enzyme responsible for maintaining cellular energy homeostasis. Pathogenic variants in PRKAG2 disrupt the structure and function of the g2 regulatory subunit, altering AMPK’s activity leading to abnormal glycogen accumulation in heart muscle cells which can lead to thickened heart muscles, electrical conduction problems, and arrhythmias.

Both overactive AMPK signaling and excessive glycogen storage converge to impair cardiac energy homeostasis and remodeling potentially contributing to conditions such as hypertrophy, ischemic injury, diabetic cardiomyopathy, and heart failure. Cardiac manifestations include ventricular preexcitation, supraventricular arrhythmias (atrial fibrillation and flutter), high-grade atrioventricular block often requiring pacemaker implantation, myocardial hypertrophy and progressive heart failure, and risk of sudden cardiac death.

PRKAG2 syndrome represents approximately one percent of HCM (as defined below) patients, which has an overall prevalence between 1 in 200 and 1 in 500. In a third party study conducted with 25 carriers, researchers observed 100% clinical penetrance in some families, with a high incidence of the condition in genotype-positive carriers, supporting our belief that a mutation in the PRKAG2 gene may have a higher likelihood of leading to the disease. Currently the management of PRKAG-2 syndrome focuses on symptomatic treatment that includes managing arrhythmias, and monitoring and supporting structural heart changes caused by the disease. There are no therapies currently available to address the underlying genetic drivers of the disease.

Mechanism of Disease

PRKAG2 Syndrome is a Progressive Disorder Driven by Aberrant AMPK Activity Driving Multiple Cardiac Pathologies

Therapeutic Rationale for ATR 1072 in PRKAG2 Syndrome

A precision cardiology approach is needed to normalize AMPK activity and reduce glycogen accumulation in the heart caused by PRKAG2 syndrome.

Our lead product candidate, ATR 1072, is a potentially disease-modifying treatment for PRKAG2 syndrome. As shown in the graphic below, the siRNA works through a sequence-specific gene silencing mechanism to reduce PRKAG2 mRNA, normalize AMPK activity and reduce the pathogenic glycogen accumulation, all potentially leading to improved heart function.

Although we will pursue ATR 1072 initially in PRKAG2 syndrome, there is potential to expand to broader HCM and heart failure populations given that elevated AMPK activity has been observed in human heart failure and preclinical models of cardiac disease.

ATR 1072 Designed to Silence PRKAG2 mRNA to Normalize AMPK Activity and Reduce Glycogen Accumulation in PRKAG2 Syndrome

Preclinical Data and Next Steps

Based on comprehensive preclinical studies conducted by Avidity, ATR 1072 was selected out of our potential preclinical candidates as one of the most potent and selective molecules for PRKAG2 silencing in human cells. Since the siRNA component of ATR 1072 is cross-reactive to the mouse PRKAG2 gene, we were able to demonstrate robust in vivo activity utilizing a mouse surrogate AOC (“mATR 1072”) that contains the siRNA component of ATR 1072 conjugated to a mouse targeting anti-TFR1 antibody. Marked reductions of PRKAG2 mRNA were observed in the heart of wildtype (“WT”) mice (see Figure 1A below, n=4-5/group). We also observed substantial reductions in PRKAG2 protein in the heart.

We have also observed functional activity of mATR 1072 in a mouse model of PRKAG2 syndrome. In this model, mice exhibit impaired ventricular filling as observed by reduced diastolic function and increased p-wave amplitude relative to WT mice (Figure 1A, n=10/group; Figure 1B, n=9/group; 1C, n=16-20/group, respectively). Mice treated with ATR 1072 were observed to have improved diastolic function and restored p-wave amplitude (Figure 1B, 1C, respectively). We believe that this preclinical data establishes a link between PRKAG2 molecular target engagement and functional cardiac benefit, and the potential for ATR 1072 to be a disease modifying therapy.

Importantly, preliminary tolerability data in cynomolgus monkeys, a NHP species, has been evaluated. ATR 1072 was pharmacologically active in cynomolgus monkeys, with robust and durable PRKAG2 mRNA knockdown and reduced protein expression observed in the heart. In these subacute studies in cynomolgus monkeys (n=3), ATR 1072 was well tolerated, with no adverse findings in ECG parameters or heart morphology and with a preclinical tolerability profile comparable to that of the neuromuscular programs developed at Avidity using the RNA delivery platform.

IND-enabling preclinical toxicology studies and CMC manufacturing are ongoing for ATR 1072. An IND filing is expected in the second half of 2026. If the IND is accepted by the FDA, a Phase 1 clinical trial is planned.

Figure 1: Preclinical pharmacologic activity of mATR 1072.

Figure 1A: Reduction of PRKAG2 mRNA in the heart at Day 28 (n=10 mice/group) following a single dose of mATR 1072 (3 mg/kg).

Figures 1B and 1C: Improvements in diastolic function (E/A ratio, n=9 mice/group) and P-wave amplitude (marker of atrial size, n=16-20 mice/group) at 24 weeks following repeated treatment of mATR 1072 (3 mg/kg, q12w) in a mouse model of PRKAG2 syndrome (PRKAG2R528G/R528G transgenic mice). Dotted lines indicate WT levels. Data are presented as mean ± SEM. Student’s t-test. * p < 0.05.

About PLN Cardiomyopathy

PLN cardiomyopathy is an autosomal dominant, progressive cardiac disease caused by mutations in PLN, a small protein that normally inhibits SERCA2a calcium pump in cardiac muscle cells. SERCA2a helps pump calcium back into the sarcoplasmic reticulum after each heartbeat, allowing muscle relaxation.

PLN-R14del cardiomyopathy is the most common disease-relevant PLN mutation PLN cardiomyopathy is characterized by early phenotypic expression (II-III decade) usually dilated, arrhythmogenic, or hypertrophic cardiomyopathies with biventricular involvement, family history of premature sudden cardiac death, high incidence of ventricular arrhythmias, or cardiac transplantation.

It is estimated that over 10,000 patients in the U.S. and EU are affected by pathogenic PLN variants. Patients, including younger individuals, face increased risk of heart failure and sudden cardiac arrest. There are currently no treatment options for PLN cardiomyopathy to treat the underlying genetic driver of the disease.

Mechanism of Disease

PLN Cardiomyopathy is a Progressive Disorder Driven by PLN-R14del Protein Aggregation Abnormal Cell Function and Death

Therapeutic Rationale for ATR 1086 in PLN Cardiomyopathy

ATR 1086 is our second lead product candidate and represents a disease-modifying therapy for PLN cardiomyopathy. The program targets PLN. Excessive PLN activity, as manifested in PLN cardiomyopathy, disrupts calcium homeostasis, leading to delayed relaxation, impaired contractility, and progressive cardiac dysfunction.

While initially pursuing ATR 1086 development for PLN-R14del cardiomyopathy, we believe that ATR 1086 has the potential to address a broader population of heart failure and cardiomyopathy patients, particularly those characterized by calcium handling defects and reduced SERCA2a activity. By selectively reducing PLN expression, ATR 1086 is expected to relieve SERCA2a inhibition and restore calcium cycling dynamics, which may improve cardiac performance. This therapeutic rationale is further supported by human genetic studies, which have identified a common SNP at the PLN locus that upregulates PLN mRNA and is associated with increased heart failure risk. These findings suggest the therapeutic potential for PLN reduction for calcium-driven cardiomyopathies.

ATR 1086 is Designed to Silence PLN mRNA to Prevent Protein Aggregates in PLN Cardiomyopathy

Preclinical Data and Next Steps

Based on comprehensive preclinical studies conducted by Avidity, ATR 1086 was selected out of our potential preclinical candidates as one of the most potent and selective molecules for PLN silencing in human cells. We established a mouse model that expresses wildtype human PLN (“hPLN WT”) to evaluate its pharmacologic activity in vivo. We tested a mouse surrogate AOC (“mATR 1086”) that contains the siRNA component of ATR 1086 conjugated to a mouse targeted anti-TFR1 antibody. We observed robust PLN mRNA reduction in the heart of mATR 1086 (Figure 2A, n=10/group) suggesting ATR 1086 is pharmacologically active towards the human PLN mRNA.

We have also observed functional activity of mATR 1086 in a humanized mouse model of PLN cardiomyopathy (“hPLNR14/R14”). This model is homozygous for the human PLN 14del mutation resulting in rapidly progressive heart disease where animals die within 8 weeks of life (Figure 2B, n=10/group). Remarkably, 100% of the mice treated with mATR 1086 in this model survived through the duration of the study for at least 20 weeks. Importantly, mATR 1086 treated mice had substantial improvement in cardiac function marked by increased ejection fraction (Figure 2C, n=23-24/group). The observations from these preclinical studies support our hypothesis that reduction of the gain of function mutant PLN can lead to improved heart function and be disease modifying in this severe preclinical model of PLN cardiomyopathy.

Importantly, preliminary tolerability data in cynomolgus monkeys, a NHP species, has been evaluated. ATR 1086 was observed to be pharmacologically active in NHPs, achieving robust and durable PLN mRNA knockdown in the heart. Sustained PLN mRNA reduction (~80%) was observed to be well tolerated for over 3 months in non-GLP studies in cynomolgus monkeys (n=3), a NHP species, with no adverse findings in ECG parameters or heart morphology and with a preclinical tolerability profile comparable to that of the neuromuscular programs developed at Avidity using the RNA delivery platform.

CMC manufacturing is planned for ATR 1086 to support initiation of IND-enabling preclinical studies in 2026. We are targeting an IND submission in 2027.

Figure 2: Preclinical Pharmacologic Activity of mATR 1086.

Figure 2A: Reduction of human PLN expression in the heart following repeated treatment with mATR 1086 (6 mg/kg). PLN mRNA levels were measured in cardiac tissue in transgenic mice expressing hPLN WT.

Figures 2B and 2C: Improved survival (Kaplan-Meier survival curve) and ejection fraction following repeated mATR 1086 treatment (6 mg/kg) in a humanized mouse model of hPLNR14/R14. Ejection fraction measured at 6-weeks of treatment. Dotted lines indicate WT levels. Data are presented as mean ± SEM. Student’s t-test, * p < 0.05.

Current Treatment Landscape and Limitations

Precision Cardiology Market Opportunity

Cardiomyopathy, a group of diseases that affect the heart muscle, represents a significant market opportunity where therapies primarily treat the symptoms and fail to address the underlying etiology of the disease. In the U.S. alone there are over 2 million people with cardiomyopathy. According to the Genetic Cardiomyopathy Awareness Consortium, close to half of all cardiomyopathy cases have some underlying genetic driver of disease. There are several types of myopathies:

•	Dilated cardiomyopathy (“DCM”): the heart muscle becomes weakened and enlarged, especially the left ventricle leading to reduced pumping ability and heart failure symptoms.

•	Hypertrophic cardiomyopathy (“HCM”): the heart muscle becomes abnormally thick, which can cause obstruction of blood flow and increases the risk of arrythmias.

•	Arrhythmogenic cardiomyopathy (“ACM”): the heart muscle is replaced by fatty or fibrofatty tissue in the right ventricle, which can lead to dangerous arrhythmias.

As shown in the graphic below, there are three major types of cardiomyopathies among U.S. patients.

Source: Independent third-party consultant analysis commissioned by Avidity. Based on KOL interviews and literature search.

Recent advances in human genetics and the increasing adoption of genetic testing have enabled the identification of mutation-specific subpopulations that are ideally suited for RNA therapies. As such, we believe the current cardiomyopathy treatment paradigm is primed for disruption—moving away from managing symptoms towards addressing the genetic drivers of disease through RNA therapies.

Our strategy is to initially target rare, genetically defined populations and expand to broader cardiomyopathy indications based on shared mechanisms of action. This approach is designed to maximize the probability of technical and commercial success while maintaining capital efficiency. We believe precision RNA therapies will experience rapid clinical adoption and utilization due to (i) increasing adoption and reimbursement of cardiac genetic testing, (ii) improved understanding of human genetics in cardiology and (iii) the advancement of RNA delivery platforms.

Currently, only a few disease-modifying therapies—such as tafamidis and mavacamten—are approved for small subsets of cardiomyopathy patients, and these therapies do not address the underlying genetic causes of disease in most patients. We believe our focus on genetically validated targets and non-viral delivery provides a competitive edge, enabling the Company to address mutation-specific subpopulations with high unmet need. We believe the success of Avidity’s neuromuscular pipeline, Lilly’s clinical progress with the AOC technology and the preclinical progress in the BMS collaboration differentiates the platform and can enhance its credibility with investors, clinicians, and patients.

The competitive landscape is expected to intensify as more entrants pursue precision cardiology, driven by advances in human genetics, delivery technologies, and regulatory pathways. To establish and maintain a leadership position we plan to continue to drive scientific innovation with the targeted RNA delivery platform, expand our intellectual property portfolio and rapidly execute our strategic priorities. We actively monitor the competitive environment, adapt our strategy as needed, and invest in platform improvements to stay ahead of emerging threats.

Manufacturing

We currently rely on third-party manufacturers and suppliers for the manufacture of our product candidates and related raw materials, including for antibodies, oligonucleotides and linkers used to make our AOCs, for preclinical and anticipated clinical development, as well as for commercial manufacture if any of our product candidates receive marketing approval. We expect to continue to do so to meet our preclinical, and future clinical and commercial, activities. We do not currently have arrangements in place for redundant supply or a second source for all required raw materials used in the manufacture of our product candidates. We do not own or operate manufacturing facilities and have no plans to develop our own clinical or commercial-scale manufacturing capabilities. Our third-party manufacturers are required to manufacture our product candidates under cGMP requirements and other applicable laws and regulations.

We believe there are multiple sources for all of the materials required for the manufacture of our product candidates to supply our anticipated clinical trials and commercial requirements. Our AOCs consist of a proprietary mAb conjugated with the oligonucleotide therapy. All of our mAbs are manufactured by starting with cells which are stored in a cell bank. We currently have multiple working cell banks and one master cell bank for our mAbs manufactured in accordance with cGMP, and we believe we would have adequate backup should any cell bank be lost in a catastrophic event.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidates. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates. In particular, there is intense competition amongst RNA targeted therapies. Our competitors include larger and better funded pharmaceutical, biopharmaceutical, biotechnological, therapeutics companies and specialized cardiovascular treatment companies. Moreover, we may also compete with universities and other research institutions who may be active in the indications we are targeting and could be in direct competition with us. We also compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan.

The competitive landscape in precision cardiology is rapidly evolving but we believe we are positioned as a first mover with clear differentiation—the RNA delivery platform is uniquely differentiated by its ability to achieve targeted delivery of siRNA to the heart. Furthermore, we are not aware of others with preclinical or clinical programs targeting PRKAG2 syndrome while a few (Ionis Pharmaceuticals, PLaN Therapeutics, Solid Biosciences, Souffle Therapeutics and Tenaya Therapeutics) have disclosed programs targeting PLN cardiomyopathy.

Several companies are developing therapies for cardiomyopathies, however, the majority do not employ tissue-specific delivery to heart, such as small molecules, viral vectors in the case of gene therapy, or other delivery systems.

It is important to note that well-resourced companies like Alnylam Pharmaceuticals, Inc. and Ionis Pharmaceuticals, Inc. are investing in targeted tissue delivery technologies, including to the heart, aiming to expand the reach of RNA therapeutics beyond the liver. Direct competitors include companies pursuing antibody-based and/or peptide-base approaches for cardiac delivery. Although several companies may be pursuing non-tissue selective delivery technologies, we believe these possess significant challenges, including potential for toxicity, immunogenicity, and limitations on redosing.

We will also face competition from Novartis, a large, multinational pharmaceutical company with substantial resources and a well-established presence in the development and commercialization of cardiology products, which following the closing of the Merger, will own RemainCo. The RemainCo License Agreement provides RemainCo a non-exclusive, worldwide, irrevocable, royalty-free license under the RNA delivery platform technology to exploit any cardiovascular products other than products subject to the Lilly Agreement or BMS Collaboration Agreement. As a result, we may face direct competition from RemainCo in the cardiac space, including with respect to products that are the subject of the RemainCo License Agreement or other products that RemainCo or Novartis may develop independently. The greater financial, technical, and marketing resources available to RemainCo and Novartis may enable them to advance competing cardiac products more rapidly or effectively than we can, potentially limiting our ability to gain or maintain market share in this therapeutic area.

We will also compete more generally with other companies developing alternative scientific and technological approaches, including other companies working to develop conjugates with oligonucleotides for extra-hepatic delivery, including Alnylam Pharmaceuticals, Inc., Aro Biotherapeutics Company, Dyne Therapeutics, Ionis Pharmaceuticals, Inc., Sarepta Therapeutics, PepGen, PeptiDream Inc. and AstraZeneca plc, as well as gene therapy and CRISPR approaches.

Many of our competitors, either alone or with strategic partners, have substantially greater financial, technical and human resources than we do. Accordingly, our competitors may be more successful than us in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approval for treatments and achieving widespread market acceptance, which could render our product candidates, if approved, obsolete or non-competitive. Merger and acquisition activity in the biotechnology and biopharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials and acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies like us may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity could be substantially limited if our competitors develop and commercialize products that are more effective, safer, less toxic, more convenient or less expensive than our comparable products. In geographies that are critical to our commercial success, competitors may also obtain regulatory approvals before us, resulting in our competitors building a strong market position in advance of the entry of our products, if approved. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of other drugs. The key competitive factors affecting the success of our programs are likely to be their efficacy, safety profile, convenience, level of promotional activity, intellectual property protection and availability of reimbursement.

Intellectual Property

We strive to protect our product candidates and our RNA delivery platform through a variety of methods, including seeking and maintaining patents in partnership with Avidity intended to cover our RNA delivery platform, our products and compositions, their methods of use and processes for their manufacture, and any other inventions that are commercially important to the development of our business. We rely on know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position. We also rely on trade secrets and know-how that may be important to the development of our business. We seek to obtain domestic and international patent protection and endeavor to promptly file patent applications for new commercially valuable inventions to expand our intellectual property portfolio.

We believe that we have a significant global intellectual property position and substantial know-how relating to our product candidates and our technology. In addition to filing and prosecuting patent applications in the United States, we often file counterpart patent applications in additional countries and jurisdictions where we believe such foreign filing is likely to be beneficial, including Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, Japan, Mexico, Singapore, New Zealand, Taiwan, and South Korea. We also file patent applications pursuant to the Patent Cooperation Treaty, or PCT. Our PCT patent applications are in the first phase of the PCT process, which is the international phase, in which patent protection is pending under a single patent application filed with the United States Patent and Trademark Office, or USPTO, as a contracting state of the PCT. These PCT patent applications have not yet entered the second phase of the PCT process, which is the national and regional phase, in which rights are continued by filing necessary documents with the patent offices of separate contracting states of the PCT. The national phase of the PCT patent application process occurs 30 months after the earliest priority date of the PCT patent application.

We continually assess and refine our intellectual property strategy as we develop new product candidates and technologies. To that end, we are prepared to file additional patent applications in any appropriate fields if our intellectual property strategy requires such filings, or where we seek to adapt to competition or seize business opportunities. Further, we are prepared to file patent applications, as we consider appropriate under the circumstances, relating to the new technologies that we develop.

We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may own or license in the future, nor can we be sure that any of our existing patents or any patents we may own or license in the future will be useful in protecting our technology. Please see “Risk Factors—Risks Related to Our Intellectual Property” for additional information on the risks associated with our intellectual property strategy and portfolio.

Intellectual Property Relating to ATR 1072 and Other PRKAG2 AOC Product Candidates

With regard to ATR 1072 and other PRKAG2 AOC product candidates, as of February 9, 2026, we owned one granted U.S. Patent, two pending U.S. patent applications, one pending patent applications filed pursuant to the PCT, eleven pending patent applications filed in Taiwan, Europe, Brazil, Canada, Mexico, Japan, South Korea, Israel, Australia, New Zealand and Singapore. These patent rights relate to the ATR 1072 and other PRKAG2 AOC composition of matter, formulations containing ATR 1072 and other the PRKAG2 AOC, methods of manufacturing, and methods of treating diseases, using our PRKAG2 AOC. Any patents issued from these applications are expected to expire in 2044-2045; however, a patent term extension may be available.

Intellectual Property Relating to ATR 1086 and Other PLN AOC Product Candidates

With regard to ATR 1086 and other PLN AOC product candidates, as of February 9, 2026, we owned one granted U.S. patent, one pending U.S. patent application, and ten pending foreign patent applications filed in Europe, Australia, Brazil, Canada, Mexico, Japan, Israel, South Korea, New Zealand and Singapore. These patent rights relate to the ATR 1086 and other PLN AOC composition of matter, formulations containing ATR 1086 and other PLN AOC, methods of manufacturing, and methods of treating diseases, using our PLN AOC. Any patents issued from these applications are expected to expire in 2044; however, a patent term extension may be available.

Intellectual Property Relating to the RNA Delivery Platform

As of February 9, 2026, we have patent rights to 20 families of U.S. and foreign patents and patent applications generally covering the RNA delivery platform. These families include 15 issued U.S. patents, 22 granted foreign patents, 21 pending U.S. patent applications, 3 pending PCT patent applications and 59 pending foreign patent applications in Europe, Australia, Canada, China, Israel, Hong Kong, Japan, South Korea, Mexico, Singapore, New Zealand, Brazil and Taiwan, relating to key aspects and components of the RNA delivery platform systems. Our patent applications contain claims covering (i) proprietary antibodies or other binding moiety structures; (ii) proprietary oligonucleotide chemical structures; (iii) proprietary formulation compositions; (iv) proprietary AOC structures; and (v) methods for manufacturing and using our AOC technologies.

The term of individual patents depends upon the laws of the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing of a non-provisional patent application. However, the term of United States patents may be extended for delays incurred due to compliance with FDA requirements or by delays encountered during prosecution that are caused by the USPTO. For example, for drugs that are regulated by the FDA under the Hatch-Waxman Act, it is permitted to extend the term of a patent that covers such drug for up to five years beyond the normal expiration date of the patent. In the future, if and when our biopharmaceutical product candidates receive FDA approval, we expect to apply for patent term extensions on patents covering those product candidates. We intend to seek patent term extensions to any of our issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the USPTO and FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. If patents are issued on our pending patent applications, the resulting patents are projected to expire on dates ranging from 2037 to 2046, unless we receive patent term extensions or patent term adjustments, or both.

However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As discussed in more detail in “ —Intellectual Property—RemainCo License Agreement,” the intellectual property relating to the RNA delivery platform is subject to the terms of the RemainCo License Agreement.

Research Collaboration and License Agreement and Securities Purchase Agreement with BMS

In November 2023, Avidity entered into (i) the BMS Collaboration Agreement to expand on its research with MyoKardia Inc. (“MyoKardia”) and (ii) a Securities Purchase Agreement with BMS for the sale of 5,075,304 shares of Avidity’s common stock in a private placement transaction (the “BMS Purchase Agreement” and, together with the BMS Collaboration Agreement, the “BMS Agreements”). Under the terms of the BMS Collaboration Agreement, as assigned by Avidity to the Company in connection with the Separation, BMS will have the right to select up to five targets (each a “Target”) for collaborative research programs under which the Company will utilize its RNA delivery platform to conduct research and development activities in order to identify, generate, and optimize AOC compounds directed to such Targets with the goal of generating an applicable development candidate. On a Target-by-Target basis, after the Company completes specified research activities in accordance with a research plan, BMS will have the right to develop, manufacture and commercialize such compounds generated during the research term, and products containing such compounds, worldwide. The research and activities conducted under the BMS Collaboration Agreement is governed by a joint steering committee comprised of representatives from Avidity (and following the Separation, the Company) and BMS.

Under the BMS Collaboration Agreement, Avidity granted BMS and its affiliates an exclusive (including with regard to Avidity and its affiliates), worldwide, royalty-bearing license, with the right to grant and authorize sublicenses under the Avidity patents, know-how and Avidity’s interest in any such intellectual property generated pursuant to the BMS Collaboration Agreement to develop, manufacture, commercialize and otherwise exploit the licensed compounds and licensed products worldwide for all uses. Avidity received approximately $100.0 million upfront, including a $60.0 million nonrefundable cash payment and approximately $40.0 million from the sale of Avidity’s common stock at $7.8813 per share. The Company will also be eligible to receive up to approximately $1.35 billion in research and development milestone payments, up to approximately $825.0 million in commercial milestone payments, and tiered royalty payments representing a percentage of net sales from high single digits to low teens. The Company will be responsible for its own research costs incurred under the BMS Collaboration Agreement, subject to the parties renegotiating the research activities in case the Company’s research spending is anticipated to exceed $40.0 million. BMS will fund all future clinical development, regulatory and commercialization activities coming from this collaboration.

BMS can terminate the BMS Collaboration Agreement (or a target, country or program) at will and with or without cause, with appropriate notice to the Company. In such event, material licenses granted to BMS expire, and (other than termination for safety concerns) BMS will negotiate and conduct a product reversion to the Company. BMS can also terminate in response to the Company’s bankruptcy or uncured material breach.

Research Collaboration and License Agreement with Lilly

In April 2019, Avidity entered into the Lilly Agreement with Lilly for the discovery, development and commercialization of AOC products directed against certain targets in immunology on a worldwide basis. Under the Lilly Agreement, Avidity granted Lilly an exclusive, worldwide, royalty-bearing license, with the right to sublicense (subject to certain conditions), under Avidity’s technology to research, develop, manufacture and sell products containing AOCs that are directed to up to six mRNA targets. The Company agreed that it will not, itself or with a third party (including by enabling a third party), research, develop, manufacture or commercialize or otherwise exploit any compound or product directed against targets subject to the Lilly Agreement.

In consideration of the rights granted to Lilly under the Lilly Agreement, Avidity received a one-time upfront fee of $20.0 million, and the right to receive up to $60.0 million in development milestone payments, inclusive of the $10 million milestone payment received in August 2025 as the result of the achievement of a clinical development milestone for a collaboration target, up to $140.0 million in regulatory milestone payments and up to $205.0 million in commercialization milestone payments per target. Lilly will be obligated to pay the Company tiered royalties ranging from the mid-single to low teens, expressed as a percentage of worldwide annual net sales of licensed products, subject to specified and capped reductions for the market entry of biosimilar products, loss of patent coverage of licensed products, and for payments owed to third parties for additional rights necessary to commercialize licensed products in the territory. Lilly’s royalty obligations and the Lilly Agreement will expire on a licensed product-by-licensed product and country-by-country basis on the later of ten years from the date of the first commercial sale of such licensed product or when there is no longer a valid patent claim covering such licensed product in such country.

Lilly can terminate the Lilly Agreement (or a target) at will and with or without cause, with appropriate notice to the Company. In such event, material licenses granted to Lilly expire, and the Company and Lilly negotiate in good faith a product reversion to Avidity. Lilly can also terminate the Lilly Agreement in response to the Company’s uncured material breach.

RemainCo License Agreement

On October 25, 2025, we entered into the RemainCo License Agreement in connection with the Spin-Off. Under the RemainCo License Agreement, we granted to Avidity (i) an exclusive (including as to us and our affiliates), worldwide, irrevocable, royalty-free license to intellectual property we own or control for all purposes and uses other than for exploitation of cardiovascular products and products subject to the Lilly Agreement or BMS Collaboration Agreement and (ii) a non-exclusive, worldwide, irrevocable, royalty-free license under the RNA delivery platform to exploit any cardiovascular products (other than products subject to the Lilly Agreement or BMS Collaboration Agreement). Except for products subject to the Lilly Agreement or BMS Collaboration Agreement, we agree not to assert patent rights we own or control against Avidity and related third parties (e.g., sublicensees, suppliers, distributors and customers) for exploitation of Avidity products incorporating the RNA delivery platform technology. Further, we agree to keep Avidity reasonably informed regarding the prosecution and maintenance of our patents.

Avidity grants us a non-exclusive, worldwide, royalty-free license to intellectual property owned by RemainCo as of the effective date of the Distribution to exploit cardiovascular products. The RemainCo License Agreement provides that ownership of the RNA delivery platform can transfer to RemainCo at RemainCo’s request, following the completion of target selection under the BMS Collaboration Agreement, or prior to a change of control of the Company. In the event of such transfer, we would retain our (i) exclusive (including as to RemainCo and its affiliates), worldwide, royalty-free license to exploit products subject to the Lilly Agreement or BMS Agreements, and (ii) non-exclusive, worldwide, royalty-free right to exploit cardiovascular products in the cardiovascular field.

For a period of 10 years following the effective date of the RemainCo License Agreement, the RemainCo License Agreement grants RemainCo a right of first negotiation over our development candidates or prospective transactions, in each case, other than with respect to cardiovascular products or products subject to the Lilly Agreement or BMS Agreements. Furthermore, the RemainCo License Agreement provides that, if we do not consummate a transaction with RemainCo with respect to any such transaction and the negotiation period expires, we must notify RemainCo of any proposed third-party transaction we desire to enter into in the 12 months following the expiration of the applicable negotiating period with respect to such transaction, that is on terms less favorable to us than RemainCo’s last offer. Following the receipt of such notice, RemainCo may accept the Company’s offer to enter into the transaction on the terms of the last written offer proposed by RemainCo, make a new offer, which we must consider in good faith, or inform us that RemainCo is no longer interested in pursuing a transaction.

For a period of 5 years following the RemainCo License Agreement’s effective date, we will not engage in a competitive RNA therapeutics business, other than with respect to cardiovascular products in the cardiovascular field or products subject to the Lilly Agreement or BMS Collaboration Agreement regardless of whether such activities use any of RemainCo’s Intellectual Property. Additionally, we may only exploit the RNA delivery platform for the development of cardiovascular products in the cardiovascular field. or products subject to the Lilly Agreement or BMS Collaboration Agreement; therefore, even following expiration of this five-year period, we will not have the right to use the RNA delivery platform for programs in other therapeutic areas, and would need to independently develop or acquire the technology to be used in such programs.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.

U.S. Biologics Regulation

In the United States, biological products are subject to regulation under the federal Food, Drug and Cosmetic Act, the Public Health Service Act, and other federal, state, and local statutes and regulations. The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with GLP regulations and other applicable regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) or ethics committee at each clinical site before each trial may be initiated;

•	performance of adequate and well-controlled human clinical trials in accordance with GCP requirements to establish the safety, purity and potency of the proposed biologic for its intended use;

•	submission to the FDA of a BLA after completion of all pivotal trials;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the biological product is produced to assess compliance with cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity, and potential inspection of selected clinical investigation sites and/or the trial sponsor to assess compliance with GCP; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies, in an effort to support subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for certain studies. Prior to beginning the first clinical trial with a product candidate in the United States, the trial sponsor must submit an IND to the FDA. An IND is a request for allowance from the FDA to introduce an investigational drug into interstate commerce and administer the product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, PK, pharmacology, and PD characteristics of the product candidate, chemistry, manufacturing, and controls information, and any available human data or literature to support the use of the product candidate. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns about ongoing or proposed clinical trials or non-compliance with specific FDA requirements, and the trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted or modified to allow such continuation. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human participants under the supervision of one or more qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP regulations, which, among other things, include the requirement that all research participants provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under protocols detailing, among other things, the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND as well as any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or data monitoring committee, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for participants or other grounds, such as no demonstration of efficacy.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1: The product candidate is initially introduced into healthy human volunteers or patients with the target disease or condition. These studies are designed to test for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.

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Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and appropriate dosage. Multiple Phase 2 trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 trials.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy, and to further test for safety in an expanded patient population, generally at geographically dispersed clinical study sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product approval and labeling.

Post-approval trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and biological characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

There are also requirements governing the reporting of ongoing clinical trials and completed trial results to public registries. Sponsors of certain clinical trials of FDA-regulated products are required to register and disclose specified clinical trial information, which is publicly available at www.clinicaltrials.gov. Information related to the product, patient population, phase of investigation, trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved.

BLA Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, including from preclinical and other non-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The submission of a BLA is subject to the payment of substantial user fees, unless a waiver or exemption applies.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s current goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended for a three-month period by the FDA in response to new data or other information designated as a major amendment to the application. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency.

The FDA may also convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA may inspect one or more clinical trial sites as well as the trial sponsor to assure compliance with GCP requirements.

After the FDA evaluates a BLA, it will issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the biologic with prescribing information for specific indications and other conditions of use. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL usually describes the specific deficiencies in the BLA identified by the FDA and may require additional clinical data, including additional clinical trials, or other significant and time-consuming requirements related to clinical trials, nonclinical studies or manufacturing. If a CRL is issued, the sponsor must resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct so-called Phase 4 clinical testing to further assess a biological product’s safety and effectiveness after BLA approval, and may require additional testing and surveillance programs to monitor the safety of approved products which have been commercialized. The FDA may also place other conditions on approval including the requirement for a risk evaluation and mitigation strategy, or REMS, to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve the BLA without an approved REMS, if required, which could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

In addition, the Pediatric Research Equity Act, (“PREA”), requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original BLAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Expedited Development and Review Programs

A sponsor may seek approval of its product candidate under programs designed to expedite FDA’s review and approval of biological products that meet certain criteria. The FDA has a Fast Track designation program that is intended to expedite or facilitate the process for reviewing product candidates that meet certain criteria. For example, product candidates are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a Fast Track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the application may be eligible for priority review. A Fast Track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for Breakthrough Therapy designation to expedite its development and review. A product candidate can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the Fast Track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of FDA senior managers.

Any product submitted to the FDA for approval, including a product candidate with a Fast Track designation or Breakthrough Therapy designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review. A product is eligible for priority review if it is designed to treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA will attempt to direct additional resources to the evaluation of an application for the product candidate designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, depending on the design of the applicable clinical trials, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA will require the sponsor of a drug receiving accelerated approval to perform adequate and well-controlled confirmatory clinical trials to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit, and may require that such studies be underway before granting any accelerated approval. In addition, the FDA currently requires as a condition for accelerated submission of promotional materials prior to their use, which could adversely impact the timing of the commercial launch of the product. FDA may withdraw approval of a drug or indication approved under accelerated approval on an expedited basis if, for example, the sponsor fails to conduct the required confirmatory trial in a timely manner or if such confirmatory trial fails to verify the predicted clinical benefit of the product.

Fast Track designation, priority review and Breakthrough Therapy designation do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to FDA review and approval, including prior approval for more significant changes. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks, or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of approval of the product and complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses and requiring the inclusion of safety information about the product in all advertising and promotion. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, onerous and costly government investigations and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by the manufacturer and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States or, if it affects more than 200,000 individuals in the United States, there is no reasonable expectation that the cost of developing and making a drug product available in the United States for this type of disease or condition will be recovered from sales of the product. orphan designation must be requested before submitting a BLA. After the FDA grants orphan designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biologic for the same disease or condition for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity or inability to manufacture the product in sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the disease or condition for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Biosimilars and reference product exclusivity

The ACA, signed into law in 2010, includes BPCIA which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and a determination that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods. This six-month exclusivity, which runs from the end of existing exclusivity protection, may be granted based on the voluntary completion of a pediatric study or studies in accordance with an FDA-issued “Written Request” for such a study and the satisfaction of other requirements for the conduct and submission of the study or studies.

U.S. Healthcare Fraud and Abuse Laws and Compliance Requirements

In addition to FDA regulation of pharmaceutical products, U.S. federal and state healthcare laws and regulations restrict business practices in the pharmaceutical industry. These laws may impact, among other things, our current and future business operations, including our clinical research activities, and constrain the business or financial arrangements and relationships with healthcare providers and other parties. These laws include anti-kickback and false claims laws, civil monetary penalties laws, and physician and other healthcare provider payment transparency laws. In addition to the federal laws summarized below, we may also be subject to similar state and local laws and regulations that may apply to business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves.

The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs.The federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or from improper advertising or promotion of an item or service constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

The federal civil monetary penalties laws impose civil fines for, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance

Program, with specific exceptions, to report annually to CMS information related to payments or other transfers of value made during the previous year to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care providers including, among others, physician assistants and nurse practitioners, and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held during the previous year by physicians as defined under statute and their immediate family members.

Similar state and local laws and regulations may also restrict business practices in the pharmaceutical industry, such as state anti-kickback and false claims laws, which may apply to business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information or which require tracking gifts and other remuneration and items of value provided to physicians, other healthcare providers and entities; and state and local laws that require the registration of pharmaceutical sales representatives.

Violation of any of such laws or any other applicable governmental regulations may result in significant criminal, civil and administrative penalties including damages, fines, imprisonment, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, disgorgement, exclusion from participation in government healthcare programs and the curtailment or restructuring of our operations.

U.S. Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which we may seek regulatory approval. Sales in the United States will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, TRICARE and the Veterans Health Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for our product candidates can be subject to challenge, reduction or denial by third-party payors. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. In the United States, there is no uniform policy among payors for coverage or reimbursement. Decisions regarding whether to cover a product, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that can require manufacturers to provide scientific and clinical support for the use of a product to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies, or the rebates required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development. Additionally, decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

U.S. Healthcare Reform

In the United States, there has been, and continues to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the profitable sale of product candidates.

Among policy makers and payors in the United States, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. ACA provisions of importance to our product candidates established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations; expanded the entities eligible for enrollment in the 340B program; increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program; established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in force in its current form.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2032. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, on March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory Medicaid drug rebate cap, as of January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products.

Most significantly, in August 2022, the U.S. government enacted the IRA. This statute marks the most significant action by Congress with respect to the pharmaceutical industry since adoption of the ACA in 2010. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare, with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); redesigns the Medicare Part D benefit (beginning in 2024); and replaces the Part D coverage gap discount program with a new manufacturer discount program (beginning in 2025). CMS has published the negotiated prices for the initial ten drugs, which will first be effective in 2026, and has published the list of the subsequent 15 drugs that will be subject to negotiation. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented, although the Medicare drug price negotiation program is currently subject to legal challenges. While the impact of the IRA on the pharmaceutical industry cannot yet be fully determined, it is likely to be significant.

Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Some states have also enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine which drugs and suppliers will be included in their healthcare programs Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.

Foreign Regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, MA, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the EU, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Non-clinical Studies and Clinical Trials

Similarly to the United States, the various phases of non-clinical and clinical research in EU are subject to significant regulatory controls.

Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical (pharmaco-toxicological) studies must be conducted in compliance with the principles of GLP as set forth in EU Directive 2004/10/EC (unless otherwise justified for certain particular medicinal products, e.g., radio-pharmaceutical precursors for radio-labeling purposes). In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organisation for Economic Co-operation and Development requirements.

Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use, or ICH, guidelines on GCP as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU member states, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.

The regulatory landscape related to clinical trials in the EU has been subject to recent changes. The CTR, which was adopted in April 2014 and repealed the EU Clinical Trials Directive, became applicable on January 31, 2022. Unlike directives, the CTR is directly applicable in all EU member states without the need for member states to further implement it into national law. The CTR notably harmonizes the assessment and supervision processes for clinical trials throughout the EU via a Clinical Trials Information System, which contains a centralized EU portal and database.

While the EU Clinical Trials Directive required a separate CTA to be submitted in each member state in which the clinical trial takes place, to both the competent national health authority and an independent ethics committee, much like the FDA and IRB respectively, the CTR introduces a centralized process and only requires the submission of a single application for multi-center trials. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The CTA must include, among other things, a copy of the trial protocol and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state’s decision is communicated to the sponsor via the centralized EU portal. Once the CTA is approved, clinical study development may proceed.

The CTR transition period ended on January 31, 2025, and all clinical trials (and related applications) are now fully subject to the provisions of the CTR.

Medicines used in clinical trials must be manufactured in accordance with GMP. Other national and EU-wide regulatory requirements may also apply.

Marketing Authorization

To market a medicinal product in the EU, we must obtain separate regulatory approvals. More concretely, in the EU, medicinal product candidates can only be commercialized after obtaining a MA. To obtain regulatory approval of a product candidate under EU regulatory systems, we must submit a MA application (“MAA”). The process for doing this depends, among other things, on the nature of the medicinal product. There are two types of MAs:

•

“Centralized MAs” are issued by the European Commission through the centralized procedure based on the opinion of the Committee for Medicinal Products for Human Use (“CHMP”), of the EMA and are valid throughout the entire territory of the EU. The centralized procedure is mandatory for certain types of products, such as (i) biotechnology medicinal products, (ii) designated orphan medicinal products, (iii) advanced therapy medicinal products, and (iv) medicinal products containing a new active substance indicated for the treatment certain diseases, such as AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EU, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU; and

•

“National MAs” are issued by the competent authorities of the EU member states, only cover their respective territory, and are available for product candidates not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in an EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure, an identical dossier is submitted to the competent authorities of each of the member states in which the MA is sought, one of which is selected by the applicant as the reference member state.

Under the centralized procedure, the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops.

Under the above-described procedures, before granting the MA, the EMA or the competent authorities of the EU member states make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Data and Marketing Exclusivity

In the EU, new products authorized for marketing, or reference products, generally receive eight years of data exclusivity and an additional two years of market exclusivity upon MA. If granted, the data exclusivity period prevents generic or biosimilar applicants from relying on the pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until 10 years have elapsed from the initial authorization of the reference product in the EU. The 10-year market exclusivity period can be extended to a maximum of 11 years if, during the first eight years of those 10 years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical or biological entity, and products may not qualify for data exclusivity.

There is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product. There are no such guidelines for complex biological products, such as gene or cell therapy medicinal products, and so it is unlikely that biosimilars of those products will currently be approved in the EU. However, guidance from the EMA states that they will be considered in the future in light of the scientific knowledge and regulatory experience gained at the time.

Orphan Medicinal Products

The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. A medicinal product can be designated as an orphan if its sponsor can establish that: (1) the product is intended for the diagnosis, prevention or treatment of a life threatening or chronically debilitating condition (2) either (a) such condition affects not more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the benefits derived from the orphan status, would not generate sufficient return in the EU to justify the necessary investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized for marketing in the EU or, if such method exists, the product will be of significant benefit to those affected by that condition.

Orphan designation must be requested before submitting an MAA. An EU orphan designation entitles a party to incentives such as reduction of fees or fee waivers, protocol assistance, and access to the centralized procedure. Upon grant of a MA, orphan medicinal products are entitled to ten years of market exclusivity for the approved indication, which means that the competent authorities cannot accept another MAA, or grant a MA, or accept an application to extend a MA for a similar medicinal product for the same indication for a period of ten years. The period of market exclusivity is extended by two years for orphan medicinal products that have also complied with an agreed pediatric investigation plan (“PIP”). No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The orphan exclusivity period may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for which it received orphan designation, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity or where the prevalence of the condition has increased above the threshold. Additionally, MA may be granted to a similar product for the same indication at any time if (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior; (ii) the applicant consents to a second orphan medicinal product application; or (iii) the applicant cannot supply enough orphan medicinal product.

Pediatric Development

In the EU, MAAs for new medicinal products have to include sponsor plans for the results of studies conducted in the pediatric population, in compliance with a PIP agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which MA is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the MA is obtained in all EU member states and study results are included in the product information, even when negative, the product is eligible for six months’ supplementary protection certificate extension (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two year extension of the orphan market exclusivity is granted.

The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.

Failure to comply with EU and member state laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of pharmaceutical products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials, or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.

Data Privacy and Security Laws

We are subject to laws and regulations governing data privacy and security, including the protection of health-related and other personal information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state and non-U.S. laws, such as the CCPA and the GDPR govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Data privacy and security laws, regulations, and related obligations are constantly evolving, may conflict with each other, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing, any of which could cause a significant disruption to our business.

Human Capital

Following the Distribution, we expect to have 47 employees, all of whom will be full-time employees. 13 of our employees have a Ph.D. or M.D. degree. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Corporate Information

The Company was incorporated on September 30, 2025 under the laws of the State of Delaware as a direct, wholly owned subsidiary of Avidity Biosciences, Inc. We changed our name from Bryce Therapeutics, Inc. to Atrium Therapeutics, Inc. on December 8, 2025. Our corporate headquarters are located at 10578 Science Center Drive, Suite 125, San Diego, CA 92121, and our telephone number is (619) 876-0700. Our investor relations website is located at www.atriumtherapeutics.com. We will make available free of charge on our investor relations website under “SEC Filings” our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, our directors’ and officers’ Section 16 reports and any amendments to those reports as soon as reasonably practicable after filing such materials with, or furnishing them to, the SEC. They are also available for free on the SEC’s website at www.sec.gov.

We use our company website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor such website, in addition to following our press releases, SEC filings and public conference calls and webcasts. Information relating to our corporate governance is also included on our website. The information in or accessible through the SEC and our website are not incorporated into, and are not considered part of, this information statement.

Properties

Following the Spin-Off, we will have operating lease obligations related to our office and laboratory facility in San Diego, California. In December 2020, and as amended in March 2022 and June 2023, Avidity entered a non-cancelable operating lease for approximately 54,597 square feet of office and laboratory space. The term of the lease expires on November 30, 2026 with an option to extend for an additional five years. In connection with the Separation, the lease and all related rights and obligations will be transferred and assigned to us, and, following the Spin-Off, we will operate as the tenant under the lease.

Legal Proceedings

From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations. As of February 13, 2026, there were no such matters which we believe would have a material adverse impact on our business, operating results or financial condition.

Emerging Growth Company Status

We qualify as an emerging growth company as defined in the JOBS Act. As an emerging growth company, we expect to take advantage of reduced reporting requirements otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may rely on the relief provided by these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the Registration Statement of which this information statement is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than that which you might receive from other public reporting companies in which you hold equity interests.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption.

Smaller Reporting Company Status

Additionally, we are a “smaller reporting company,” meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this transaction is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We may continue to be a smaller reporting company as long as either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million.

DIVIDEND POLICY

We do not expect to pay any cash dividends on our common stock in the foreseeable future. All decisions regarding the payment of dividends will be made by the Board of Directors from time to time in accordance with applicable law.

CAPITALIZATION

The following table sets forth the Company Business’ cash and capitalization as of December 31, 2025 on a historical and pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma combined financial information. The information below is not necessarily indicative of what our capitalization would have been had the Separation and Distribution been completed as of December 31, 2025. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and corresponding notes included elsewhere in this information statement.

	As of December 31, 2025
	Historical	Pro Forma
	(in thousands)
Cash	$—	$270,000	(2)

Equity (Deficit):
Net Parent Investment	(62,713)	—
Common stock, $0.001 par value(1)	—	17
Additional paid-in capital	—	207,270

Total capitalization	$(62,713)	$207,287

(1)	Calculated based upon the number of outstanding shares of Avidity Common Stock and shares of Avidity Common Stock underlying Avidity Equity Awards.
(2)

Reflects the transfer from Avidity to the Company of cash equal to $270 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by the Company as of the close of business on the day prior to the Distribution Date, subject to certain adjustments agreed to by Avidity and Novartis.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information of the Company Business gives effect to the Separation and related transactions, as described below, in accordance with Article 11 of the SEC’s Regulation S-X.

The unaudited pro forma combined financial information presented below has been derived from the historical combined financial statements of the Company Business included in this information statement. While the historical combined financial statements reflect the historical financial results of the Company Business, these pro forma statements give effect to the Separation of the Company Business into an independent, publicly traded company.

The unaudited pro forma combined financial information consists of the unaudited pro forma combined balance sheet as of December 31, 2025, and the unaudited pro forma combined statements of operations for the year ended December 31, 2025. The unaudited pro forma combined balance sheet gives effect to the Separation and related transactions described below as if they had occurred on December 31, 2025. The unaudited pro forma combined statements of operations give effect to the Separation and related transactions described below as of January 1, 2025, the beginning of the most recently completed fiscal year.

The unaudited pro forma combined balance sheet as of December 31, 2025, together with the unaudited pro forma combined statement of operations for the year ended December 31, 2025 have been prepared to reflect adjustments to the Company Business’ historical combined financial information for the following transaction accounting and autonomous entity adjustments:

•

the distribution of 17,114,391 shares of the Company Common Stock in connection with the Spin-Off after giving effect to the Forward Stock Split (which number includes (i) 15,514,966 shares of Company Common Stock distributed in the Distribution and (ii) 1,599,425 shares of Company Common Stock underlying the Avidity Equity Awards issued in accordance with the terms of the Merger Agreement);

•

the effect of our anticipated post-Separation capital structure, which includes a cash transfer to the Company from Avidity equal to $270 million of cash minus the sum of the amount of marketable securities and cash and cash equivalents held by the Company as of the closing of business on the day prior to the Distribution, subject to certain adjustments agreed to by Avidity and Novartis;

•	the impact of the Separation Agreement, and Transition Services Agreement;

•	the impact of non-recurring transaction costs associated with the Separation; and

•	the impact of the aforementioned adjustments on the income tax expense of the Company Business.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information that is currently available. However, such adjustments are subject to change based on the finalization of the arrangements under the Transition Services Agreement between the Company and Avidity. The unaudited pro forma combined financial statements are for informational purposes only and do not purport to represent what the financial position and results of operations of the Company Business would have been had the Separation actually occurred as of the dates indicated, nor do they project the Company’s financial performance for any future period. The historical audited combined annual financial statements of the Company Business have been derived from Avidity’s historical accounting records and reflect certain allocations of expenses. All of the allocations and estimates in such historical financial statements are based on assumptions that Avidity’s management believes are reasonable. The historical combined financial statements do not necessarily represent the financial position or results of operations of the Company Business had it been operated as a standalone company during the periods or at the dates presented. As a result, autonomous entity adjustments have been reflected in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined annual and unaudited condensed combined interim financial statements and corresponding notes thereto included elsewhere in this information statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2025

(in thousands)

	Historical	Transaction Accounting Adjustments	Notes	Total Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$—	$270,000	(a)	$270,000
Prepaid assets	1,535	—		1,535
Other current assets	1,310	—		1,310

Total Current assets	2,845	270,000		272,845
Property and equipment, net	2,724	—		2,724
Right-of-use asset	2,784	—		2,784

Total Assets	$8,353	$270,000		$278,353

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,398	$—		$4,398
Accrued liabilities	8,945	—		8,945
Accrued compensation	3,147	—		3,147
Lease Liability, current portion	3,672	—		3,672
Deferred revenue, current portion	21,639	—		21,639

Total Current liabilities	41,801	—		41,801
Deferred revenue, net of current portion	28,691	—		28,691
Other long-term liabilities	574	—		574

Total Liabilities	71,066	—		71,066
Commitments and contingencies
Equity (Deficit)
Common stock, $0.001 par value	—	17	(b)	17
Additional paid-in capital	—	207,270	(b)	207,270
Net Parent Investment	(62,713)	62,713	(a)(b)	—

Total Equity (Deficit)	(62,713)	270,000		207,287

Total Liabilities and Equity (Deficit)	$8,353	$270,000		$278,353

See accompanying notes

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2025

(in thousands, except per share amounts)

	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma
Collaboration revenue	$18,618	$—		$—		$18,618
Operating expenses:
Research and development	44,267	2,814	(c)(d)	6,675	(f)(g)	53,756
General and administrative	23,982	11,370	(c)(d)(e)	6,324	(f)(g)	41,676

Total Operating expenses:	68,249	14,184		12,999		95,432

Loss from operations	(49,631)	(14,184)		(12,999)		(76,814)

Other expense	(12)	—		—		(12)

Net loss before taxes	(49,643)	(14,184)		(12,999)		(76,826)
Income tax benefit	142	—		—		142

Net loss	$(49,501)	$(14,184)		$(12,999)		$(76,684)

Net loss per share, basic and diluted					(h)(i)	$(4.48)
Weighted average common stock outstanding, basic and diluted					(h)(i)	17,114

See accompanying notes.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(a)

Reflects the cash transfer from Avidity to the Company for the Company Funding, subject to certain adjustments agreed to by Avidity and Novartis. Immediately prior to the effective time of the Distribution, Avidity will advance to the Company an amount in cash equal to $270 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by the Company as of the close of business on the day prior to the Distribution Date.

(b)

Represents the reclassification of Avidity’s net investment in the Company into Company Common Stock, $0.001 par value, and additional paid-in capital, to reflect the number of shares of the Company Common Stock expected to be outstanding following the consummation of the Spin-Off. The assumed number of outstanding shares of the Company Common Stock is based on (i) the number of shares of Avidity Common Stock and the number of shares of Avidity Common Stock underlying Avidity Warrants, each outstanding as of December 31, 2025, plus (ii) Make Whole Awards issued to all the holders of Avidity Equity Awards, excluding certain awards, assuming a Distribution Ratio of one share of Company Common Stock per ten shares of Avidity Common Stock underlying each such Avidity Equity Award, upon the effective time of the Distribution as stated in the Separation Agreement and assumed to be issued and outstanding by the Company following the consummation of the Spin-Off. Subsequent to December 31, 2025, all Avidity Warrants were exercised and converted into shares of Avidity Common Stock.

(c)

Reflects incremental depreciation related to the Company’s Business’ property and equipment that will be transferred as part of the Separation Agreement. The following adjustment has been recorded (in thousands):

Year ended December 31, 2025
Research and development	$353
General and administrative	151

Total	$504

(d)

Reflects the incremental lease expense related to assignment of lease between Avidity and the Company that will be entered as part of Separation Agreement. The following adjustment has been recorded (in thousands):

Year ended December 31, 2025
Research and development	$2,461
General and administrative	735

Total	$3,196

(e)

Reflects estimated non-recurring transaction costs of $10.5 million expected to be incurred subsequent to December 31, 2025. The transaction costs were incurred to effect the Separation and Distribution, including third party legal, audit and advisory fees.

(f)

Reflects the incremental costs the Company expects to incur on a standalone basis in relation to the Separation and related transactions. These charges primarily relate to employee costs, insurance, and other expenses. The Company expects that the relevant contracts will be executed, and the associated employees will be transferred immediately prior to the effectiveness of the Distribution. Accordingly, the pro forma combined financial statements have been adjusted to depict the Company Business as an autonomous entity. The additional costs have been based on estimates the Company believes are reasonable. However, actual incremental costs that will be incurred could differ materially from these estimates. The following adjustments have been recorded (in thousands):

Year ended December 31, 2025
Research and development	$5,892
General and administrative	3,624

Total	$9,516

(g)

Reflects the costs associated with a Transition Services Agreement that the Company and Avidity will enter into in connection with the Separation. Pricing under this agreement will reflect Avidity’s costs plus a profit. The following adjustments have been recorded (in thousands):

Year ended December 31, 2025
Research and development	$783
General and administrative	2,700

Total	$3,483

(h)

The number of shares of Company Common Stock used to compute basic loss per share for the year ended December 31, 2025 is based on the assumed number of the shares of Company Common Stock outstanding at that date, applying the 1-for-10 distribution ratio.

(i)

The number of shares of Company Common Stock used to compute diluted loss per share is the same as the basic Company Common Stock as described in Note (h) above, due to a net loss reported in the unaudited pro forma combined statements of operations for the year ended December 31, 2025. The Company has not considered the effect of outstanding options and restricted stock units expected to be issued by the Company as awards subsequent to the Separation, if any, since their inclusion would be anti-dilutive. The weighted-average shares used to compute basic and diluted loss per share reflect the 1-for-10 distribution ratio and any shares issued for awards vesting at the Distribution Date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Atrium Therapeutics, a business of Avidity Biosciences, Inc. (the “Company Business”) should be read together with our audited combined financial statements as of and for the years ended December 31, 2025 and December 31, 2024, together with the related notes thereto, included elsewhere in this information statement. The discussion and analysis should also be read together with the section(s) entitled “Business,” and “Risk Factors” and our unaudited pro forma combined balance sheet as of December 31, 2025, and the unaudited pro forma combined statements of operations for the year ended December 31, 2025 and the year ended December 31, 2024. See “Unaudited Pro Forma Combined Financial Information.” The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of the Company’s control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this information statement. Furthermore, we describe our business activities in this information statement as if no Permitted Third Party Sale has occurred or will occur. References in this section and throughout this information statement to “Avidity” refer to Avidity prior to the effective time of the Distribution and references to “RemainCo” refer to Avidity at and after the effective time of the Distribution.

Separation from Avidity

On October 25, 2025, Avidity, Novartis and the Company entered into the Separation Agreement. Pursuant to the Separation Agreement, on the terms and subject to the conditions set forth therein, prior to the effective time of the Merger, Avidity will effect a pre-closing reorganization, which will generally result in the Company owning, assuming or retaining all assets and liabilities of Avidity and its subsidiaries exclusively related to their early stage precision cardiology programs and Third Party Agreements, and Avidity owning, assuming or retaining all other assets and liabilities. Thereafter, Avidity will either (a) distribute to its stockholders on the Record Date who hold their shares of Avidity Common Stock through the Distribution Date, on a pro rata basis, all the issued and outstanding shares of Company Common Stock at a ratio of one share of Company Common Stock for every ten shares of Avidity Common Stock, with the Company continuing its existence as a separate and independent company, or (b) consummate a Permitted Third Party Sale subject to the terms and conditions of the Merger Agreement and the Separation Agreement. Following the completion of the Separation, Avidity will have no continuing ownership interest in the Company. The Separation includes certain assets of Avidity that triggered a ROFN with an existing collaboration partner of Avidity that was notified concurrently with Avidity’s announcements of its entry into the Merger Agreement. On February 5, 2026, the negotiation period under the ROFN expired and, as a result, no ROFN Sale will occur.

The historical combined financial statements of the Company Business have been prepared on a stand-alone basis and are derived from Avidity’s consolidated financial statements and accounting records and are presented in conformity with United States generally accepted accounting principles (“GAAP”).

The financial position, results of operations and cash flows of the Company Business historically operated as part of the Avidity’s financial position, results of operations and cash flows prior to and until the distribution of Company Common Stock to Avidity stockholders. These historical combined financial statements of the Company Business may not be indicative of the future performance of the Company and do not necessarily reflect what its combined results of operations, financial condition and cash flows would have been had it operated as a separate, publicly traded company during the periods presented.

Transition from Avidity and Costs to Operate as an Independent Company

The combined financial statements reflect the operating results and financial position of the Company Business as it was operated by Avidity prior to the Separation, rather than as an independent company. The Company Business has incurred and the Company will continue to incur ongoing operating expenses to operate as an independent company. These costs include the cost of various corporate headquarters functions, information technology-related costs, and costs to operate stand-alone accounting, legal, and other administrative functions. As an independent public company, our information technology operating costs may be higher than the costs allocated in the historical combined financial statements. It is not practicable to estimate the costs that would have been incurred in each of the periods presented in the historical combined financial statements for the functions described above. Actual costs that would have been incurred if the Company Business operated as a stand-alone public company during these periods would have depended on various factors, including organizational design, outsourcing and other strategic decisions related to corporate functions, information technology and back office infrastructure. On the Distribution Date, the Company will enter into the Transition Services Agreement with RemainCo, pursuant to which the Company will provide certain nominal transition services to RemainCo, and RemainCo will provide certain transition services to us. During the transition from Avidity pursuant to the Separation and Distribution, the Company may incur non-recurring expenses to expand our infrastructure.

Overview

We are a biopharmaceutical company pioneering the delivery of RNA therapeutics to the heart to transform the standard of care for people living with cardiomyopathies. Our proprietary technology leverages a targeted RNA delivery platform that combines the tissue selectivity of mAbs and other targeted delivery ligands with the precision of oligonucleotides. This unique combination allows selective targeting of the underlying genetic drivers of disease that were previously undruggable.

We have initially selected genetically validated cardiology targets for our development pipeline. Our precision cardiology pipeline currently consists of two primary, wholly owned precision cardiology development candidates for the treatment of PRKAG2 syndrome and PLN cardiomyopathy. The chart below represents a summary of our wholly owned development programs. We also have two additional pipeline candidates in research and development targeting undisclosed rare cardiology targets which we may develop in the future.

ATR 1072

Our lead product candidate, ATR 1072, is a siRNA-based therapy targeting PRKAG2 for the treatment of PRKAG2 syndrome. Preclinical studies to date have demonstrated ATR 1072’s potency and selectivity for PRKAG2 silencing. A mouse surrogate AOC (mATR 1072) containing the siRNA component of ATR 1072 conjugated to a mouse targeting anti-TFR1 antibody demonstrated robust in vivo activity. Marked reductions of PRKAG2 mRNA in the heart of wildtype mice were observed in mice treated with mATR 1072. We also observed substantial reductions in PRKAG2 protein in the heart. We have also observed functional activity of mATR 1072 in a mouse model of PRKAG2 syndrome. In this model, mice exhibit reduced diastolic function and conduction abnormalities relative to wildtype mice. Treatment with ATR 1072 improved diastolic function and restored electrical conduction parameters, which we believe establishes a link between PRKAG2 molecular target engagement and functional cardiac benefit. In addition, preliminary tolerability data in cynomolgus monkeys, a NHP species, has been evaluated. ATR 1072 was pharmacologically active in NHP achieving robust and durable PRKAG2 mRNA knockdown and reduced protein expression in the heart. In these subacute studies in NHP, ATR 1072 was well tolerated, with no adverse findings in electrocardiogram (ECG) parameters or heart morphology with a preclinical tolerability profile comparable to others in the RNA delivery platform. IND-enabling preclinical toxicology studies and CMC manufacturing are ongoing for ATR 1072. We expect to file an IND in the second half of 2026 and the Company plans to initiate a Phase 1 clinical trial upon IND acceptance by the FDA.

ATR 1086

Our second lead product candidate, ATR 1086, is a siRNA-based therapy targeting PLN for the treatment of PLN cardiomyopathy. Preclinical studies to date have demonstrated ATR 1086’s potency and selectivity for PLN silencing. In a mouse surrogate AOC (mATR 1086) containing the siRNA component of ATR 1086 conjugated to a mouse targeted anti-TFR1 antibody, mATR 1086 demonstrated robust PLN mRNA reduction in the heart. Preclinical studies have also demonstrated the functional activity of mATR 1086 in a humanized mouse model of PLN cardiomyopathy (hPLNR14/R14). This model is homozygous for the human PLN 14del mutation resulting in rapidly progressive heart disease where animals die within 8 weeks of life. mATR 1086 treatment in this model resulted in 100% survival through the duration of the study for at least 20 weeks. In addition, mATR 1086 treated mice had substantial improvement in cardiac function marked by increased ejection fraction. These data demonstrate that reduction of the gain of function mutant PLN led to improved heart function. Preliminary tolerability data in cynomolgus monkeys, a NHP species, has been evaluated. ATR 1086 was pharmacologically active in NHP achieving robust and durable PLN mRNA knockdown in the heart. Sustained PLN mRNA reduction (~80%) was well tolerated for over three months in non-GLP studies in cynomolgus monkeys (n=3), a NHP species, with no adverse findings in ECG parameters or heart morphology with a preclinical tolerability profile comparable to others in the RNA delivery platform. CMC manufacturing is planned for ATR 1086 to support initiation of IND-enabling preclinical studies in 2026. We expect to file an IND for ATR 1086 in 2027.

Other Programs

While we initially focused on targeting rare cardiac conditions with high unmet need, we believe our technology coupled with the robust preclinical data across two different therapeutic areas supports our strategy to expand the pipeline to treat a broader range of genetic and cardiac diseases.

Components of Results of Operations

Revenue

Collaboration revenue

Following the Separation from Avidity, we will continue to generate revenue from research and development and clinical trial activities. This revenue comes from license and research collaboration agreements, including reimbursements for services, upfront payments, and milestone payments under current and future agreements.

We do not expect to generate revenue from product sales until our candidates successfully advance through clinical development and receive regulatory approval, if ever. Consequently, our revenue may fluctuate quarterly, influenced by the timing and amounts of payments related to our services and milestones. Any setbacks in preclinical or clinical development, or failure to secure regulatory approval, could adversely affect our ability to generate future revenues and our overall financial position.

Operating Expenses

Following the Separation from Avidity, our operating expenses will reflect the costs required to establish and operate as an independent, publicly traded company on an ongoing basis.

Research and development

Research and development expenses represent costs incurred in connection with our discovery research and ongoing efforts to progress preclinical programs into clinical development as well as to execute clinical trials. These expenses include both external and internal costs, as follows:

•

External costs, including fees paid to CROs, contract development and manufacturing organizations (“CDMOs”), consultants, scientific advisors, and other third parties involved in preclinical and clinical development, and regulatory activities; and

•

Internal costs, including employee-related expenses (including salaries, benefits, and stock-based compensation) for personnel engaged in research and development; costs of laboratory supplies and preclinical materials; and allocated facility, information technology, and depreciation expenses of leasehold improvements and equipment.

Research and development expenses are recognized as incurred. Nonrefundable advance payments for goods and services to be used in future research and development activities are capitalized until the goods or services are received.

We manage our research and development spend in the aggregate and evaluate programs based on factors such as development progress, probability of technical and regulatory success, commercial potential, and availability of capital or partnership resources. Because our personnel and infrastructure support multiple programs, the Company Business does not allocate internal costs on a program-specific basis.

The Company expects our research and development expenses to increase as the Company continues to conduct ongoing research and development activities, advance preclinical research programs toward clinical development, including IND-enabling studies, and conduct clinical trials following the Distribution. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming and can vary significantly for each product candidate and development program.

Our research and development costs may vary significantly depending on factors such as:

•	the number and scope of ongoing preclinical studies and clinical trials;

•	patient enrollment and trial site costs;

•	regulatory requirements and safety monitoring;

•	manufacturing scale-up and process validation activities; and

•	the stage of development and success of our product candidates.

General and administrative

General and administrative expenses primarily consist of employee-related expenses (including salaries, benefits, and stock-based compensation) for our executive, finance, legal, human resources, transaction costs, and other administrative functions. Other general and administrative expenses include professional fees for legal, accounting, audit, tax, and consulting services; costs associated with insurance, investor relations, and public company compliance; and allocated facility and IT-related costs, including depreciation, not otherwise included in research and development expenses.

The Company expects general and administrative expenses to increase over time as the Company operates as a stand-alone public company and continues to build the infrastructure necessary to support our increased research and development activities, commercial readiness initiatives, compliance costs, and other corporate activities following the Distribution.

Results of Operations

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes our results of operations for the periods presented (in thousands):

	Year Ended December 31,
	2025	2024	Change
Collaboration revenue	$18,618	$10,897	$7,721
Research and development expenses	44,267	19,199	25,068
General and administrative expenses	23,982	4,916	19,066

Total operating expenses	68,249	24,115	44,134

Other (expense) income	(12)	2	(14)
Income tax benefit (expense)	142	(11,906)	12,048

Net loss and comprehensive loss	$(49,501)	$(25,122)	$(24,379)

Revenue

Revenue increased by $7.7 million for the year ended December 31, 2025, as compared to the same period in 2024, primarily due to the recognition of a $10.0 million milestone under the Lilly Agreement, offset by a decrease in revenues under the BMS Agreements in 2025 due to variability in research and development services performed.

Research and Development Expenses

The following table illustrates the components of our research and development expenses for the periods presented (in thousands):

	Year Ended December 31,
	2025	2024	Change
External Costs:
ATR 1072	$10,490	$3,251	$7,239
ATR 1086	3,056	128	2,928
Other programs	3,153	482	2,671
Unallocated (1)	8,540	3,333	5,207

Total external costs	25,239	7,194	18,045
Internal Costs
Employee-related expenses	11,888	5,985	5,903
Facilities, lab supplies and other	7,140	6,020	1,120

Total internal costs	19,028	12,005	7,023

Total research and development expenses	$44,267	$19,199	$25,068

(1)	Unallocated costs primarily relate to shared development and manufacturing costs for monoclonal antibodies used across all programs.

Research and development expenses increased by $25.1 million for the year ended December 31, 2025, as compared to the same period in 2024. External costs increased $18.0 million primarily due to a $6.6 million increase in contract manufacturing and service costs, $5.6 million increase in process and analytical development costs, and $4.3 million increase in licenses and toxicology costs. Internal costs increased $7.0 million primarily due to personnel costs including salaries, wages, annual bonuses and stock-based compensation.

General and Administrative Expenses

General and administrative expenses increased by $19.1 million for the year ended December 31, 2025, as compared to the same period in 2024, primarily due to $11.5 million in professional fees related to the Separation, and $6.3 million in higher personnel costs including salaries, wages, annual bonuses and stock-based compensation.

Provision for Income Taxes

The income tax amounts in the Company Business’ Combined Financial Statements have been calculated on a separate return method and are presented as if the Company Business’ operations were a separate taxpayer. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of actual tax balances prior to or subsequent to the Spin-Off.

As of December 31, 2025, the Company Business continued to maintain a full valuation allowance against net deferred tax assets, which are comprised primarily of deferred revenue, transaction costs and stock-based compensation. The valuation allowance reflects management’s assessment that it is more likely than not that these deferred tax assets will not be realized. As a result of a book to tax difference related to deferred revenue recognized for tax purposes, while maintaining a valuation allowance against its deferred tax assets, the Company Business generated taxable income and corresponding tax expense in 2024. The Company Business recorded an income tax benefit of $0.1 million and income tax expense of $11.9 million for the periods ended December 31, 2025 and 2024, respectively, which primarily represents U.S. Federal tax and state taxes.

Liquidity and Capital Resources

Sources of Liquidity

The Company Business has incurred net losses and negative cash flow from operations since inception and we anticipate the Company will continue to incur net losses for the foreseeable future. To date, the Company Business has depended on Avidity to fund its operations as Avidity uses a centralized approach to cash management. The Company Business does not have any bank accounts and, as such, had no cash and cash equivalents as of December 31, 2025 and 2024.

The Company anticipates that Avidity’s funding support of the Company Business through its centralized cash management system, as well as the cash generated from the Third Party Agreements, will be sufficient to meet working capital requirements for the next twelve months if the Separation and Distribution do not occur. Following the Separation and Distribution, the Company will no longer participate in Avidity’s centralized treasury system and will independently manage its liquidity. Immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to $270 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts held by the Company as of the close of business on the day prior to the Distribution Date. Following the Spin-Off, the Company anticipates the Company Funding, as well as cash generated from its collaboration agreements, will be sufficient to meet its working capital requirements, capital expenditures and other general corporate purposes for at least twelve months following the Spin-Off and through Phase 1 clinical proof-of-concept for our product candidate, ATR 1072, for the treatment of PRKAG2 syndrome. Whether these resources are adequate to meet the Company’s liquidity needs beyond that period will depend on the Company’s growth and operating results.

Following the Spin-Off, until required for use in our business, we expect to invest our cash, in accordance with our investment policy, in money market funds and fixed income securities including U.S. treasury bills and government securities. We will attempt to minimize credit risk related to our cash and cash equivalents by maintaining a well-diversified portfolio that limits the amount of exposure as to maturity and investment type.

Future Capital Requirements

As of December 31, 2025, the Company Business had no cash, cash equivalents, or marketable securities on hand because we did not have any bank accounts. The primary uses of cash by the Company Business are to fund its operations, which consist primarily of research and development expenditures related to its programs and, to a lesser extent, general and administrative expenditures. We anticipate that the Company will continue to incur significant and increasing expenses for the foreseeable future following the Separation and Distribution as we continue to advance our product candidates and further our research and development initiatives, expand our corporate infrastructure, including the costs of being a public company, and incur costs associated with potential commercialization. We are subject to all of the risks typically related to the development of new drug candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. We anticipate that we will need substantial additional funding in connection with our continuing operations.

We do not have any products approved for sale and have not generated any revenue from product sales since our inception. We do not expect to generate revenue from any product candidates that we develop until we obtain regulatory approval for one or more of such product candidates and commercialize our products pursuant to our existing collaboration agreements or enter into new collaboration agreements with third parties. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we may never achieve or sustain profitability and, unless and until we are able to develop and commercialize our product candidates, we will need to raise additional capital. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations with the Company Funding, revenue generated from the Third Party Agreements, if any, and through public or private equity or debt financings, or potentially other capital sources, such as collaboration or licensing arrangements with third parties or other strategic transactions. There are no assurances that we will be successful in obtaining an adequate level of financing to support our business plans when needed on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration or licensing arrangements with third parties or other strategic transactions, we may have to relinquish rights to our intellectual property, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise capital as and when needed, or on attractive terms, we may have to significantly delay, reduce, or discontinue the development and commercialization of our product candidates or scale back or terminate our operations.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could significantly increase as a result of many factors, including:

•	The scope, progress, results and costs of researching and developing our current product candidates, as well as other product candidates we may develop;

•

The timing of, and the costs involved in, obtaining marketing approvals for our current product candidates for current and future indications, as well as other product candidates we may develop and pursue;

•	The number of future indications and product candidates that we pursue and their development requirements;

•

If approved, the cost of commercialization activities for our current product candidates or any other product candidate that receives regulatory approval to the extent such costs are not the responsibility of our collaborators, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

•	Subject to the receipt of regulatory approval, revenue, if any, received from commercial sales of our current product candidates or revenues received from any future product candidates;

•	Our headcount growth and associated costs as we expand our organization to achieve our objectives;

•

The costs of preparing, filing and prosecuting patent applications, and maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	The costs of operating as a public company.

A change in the outcome of any of these or other variables with respect to the development of any product candidate could significantly change the costs and timing associated with the development of that product candidate. Additionally, we may experience increased costs and be required to raise additional capital much sooner than anticipated. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Cash Flows

Historically, the cash flows from operating and financing activities of the Company Business reflect the impact of funding provided by Avidity under a centralized cash management structure. As a result, the financial statements of the Company Business include intercompany transfers within operating and financing activities. Following the Separation, the Company will no longer participate in Avidity’s centralized treasury system and will independently manage its liquidity.

The following table summarizes our cash flows and cash and cash equivalents, for the periods indicated (in thousands):

	Year-Ended December 31,
	2025	2024

Net cash used in operating activities	$(41,129)	$(22,553)
Net cash used in investing activities	(1,445)	(266)
Net cash provided by financing activities	42,574	22,819

Net increase (decrease) in cash and cash equivalents	$—	$—

Cash Flows from Operating Activities

Net cash used in operating activities was $41.1 million for the year ended December 31, 2025, compared to $22.6 million used in operating activities for the year ended December 31, 2024. The change primarily reflects higher research and development spending as well as general and administrative expenses as described under “Results of Operations”. Operating cash flows of the Company Business historically represent funding requirements for Company Business activities, which were financed by Avidity through intercompany transfers.

Cash Flows from Investing Activities

Net cash used in investing activities was $1.4 million for the year ended December 31, 2025, compared to $0.3 million for the year ended December 31, 2024. The change primarily reflects the acquisition of lab equipment to further the research and development of product candidates.

Cash Flows from Financing Activities

Net cash provided by financing activities was $42.6 million for the year ended December 31, 2025, compared to $22.8 million provided by financing activities for the year ended December 31, 2024. These amounts reflect net transfers from and to Avidity to fund general operating, investing and financing activities and settle intercompany balances.

Contractual Obligations and Commitments

Following the Spin-Off, the Company will have operating lease obligations related to our office and laboratory facility. In June 2020, and as amended in December 2020, Avidity entered a non-cancelable operating lease for approximately 47,737 square feet of office and laboratory space. Avidity entered into an expansion lease in June 2023 with both leases terminating concurrently on November 30, 2026. In connection with the Separation, the lease and all related rights and obligations will be transferred and assigned to us, and, following the Spin-Off, we will operate as the tenant under the lease.

Additionally, prior to the Separation, certain facility and service arrangements were comingled within contracts held by Avidity. Under the terms of the Separation, Avidity will retain those comingled contracts and continue to be the obligor. We will not assume any of Avidity’s obligations under those agreements.

We enter into contracts during the ordinary course of our business for purposes such as contract research services, contract manufacturing services, professional services, and a variety of other operational needs. Our agreements often include clauses requiring payment in the event of early termination, with the amount depending on both the timing and specific terms of each contract. As a result, the Company classifies these contracts as cancellable.

Critical Accounting Estimates

The combined financial statements of the Company Business have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires certain judgments, estimates and assumptions that impact the reported amount of revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. An accounting judgment, estimate or assumption is considered to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and the use of different judgments, estimates and assumptions could have a material impact on the combined financial statements. Management periodically reviews these estimates and makes adjustments when facts and circumstances dictate. To the extent that there are material differences between these estimates and actual results, its financial condition or results of operations will be affected.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the combined financial statements. Management believes that the critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the combined financial statements. The critical accounting policies, judgments and estimates should be read in conjunction with the Company Business combined financial statements and the notes thereto and other disclosures included elsewhere in this information statement.

Significant accounting policies of the Company Business are described in Note 2 to the combined financial statements included elsewhere in this information statement. The following accounting policies with financial estimates are the most critical to understanding and evaluating our historical and future performance.

Collaboration and Research Agreements

Revenue is recognized under collaboration and research agreements based on the transaction price allocated to performance obligations within each arrangement. The transaction price typically includes fixed consideration, such as non-refundable upfront license fees and research funding, and excludes variable consideration—such as development, regulatory, and commercial milestone payments—until it is probable that a significant reversal will not occur. Royalties on net sales of licensed products are recognized when the underlying sales occur.

In applying ASC 606 (Revenue from Contracts with Customers) and ASC 808 (Collaborative Arrangements), significant judgment is exercised in determining the amount and timing of revenue recognition. This process involves identifying promised goods or services in the contract and determining whether they are distinct performance obligations, measuring the transaction price including applying constraints on variable consideration, allocating the transaction price to performance obligations based on observable standalone selling prices when available, and recognizing revenue when or as performance obligations are satisfied. Key judgments include evaluating whether contractual obligations represent distinct performance obligations, assessing whether options provide material rights, determining whether licenses are functional or symbolic, assessing the timing of satisfaction of obligations, and estimating the probability and timing of milestone achievement and related variable consideration.

These estimates require consideration of contractual terms, collaborator billing schedules, progress toward milestones, and whether arrangements involve joint operating activities or customer relationships. Because these judgments involve inherent uncertainty, actual revenue recognized may differ from initial estimates. Estimates are regularly updated as new information becomes available, and any adjustments are recorded in the period identified, which may materially affect reported revenue.

Accrued Research and Development Costs

Research and development expenses are recorded as incurred. These costs include salaries, benefits and stock-based compensation associated with research and development personnel, third-party research and development expenses, license fees, laboratory supplies, facilities, overhead costs, and consultants. At each reporting date, services performed are estimated but not yet invoiced based on discussions with vendors and review of the project progress.

These accruals of research and development expenses requires estimates of expenses incurred, including estimates of the time period over which services will be performed and the completion of contract components. If the actual timing of the performance of services varies from estimates, the accrual or prepaid expense are adjusted accordingly.

Although material differences between estimates and actual amounts incurred are not expected, variations in the status or timing of services could result in reporting amounts that are either overstated or understated in a given period. To date, there have been no material differences between estimates of such expenses and the amounts actually incurred.

Allocation of General Corporate Expenses and Avidity Costs

Prior to the Separation, the combined financial statements of the Company Business included certain costs of Avidity that were allocated to the Company Business for corporate functions such as finance, legal, human resources, information technology, and other shared services. These allocations were made on a specific identification basis when possible or were allocated on the basis of a proportional cost allocation method primarily based on a percentage of the operating expenses. These cost allocations are a reasonable reflection of the utilization of services provided to, or benefit derived by, the Company Business during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Company Business operated as a standalone company during the periods presented. Management believes the allocation methodologies are reasonable; however, the amounts reflected in the combined financial statements may not be indicative of the actual costs we would have incurred as a standalone entity. After the Separation, the Company will incur these expenses directly as part of our standalone operations.

Recent Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to the combined financial statements of the Company Business included elsewhere in this information statement.

CORPORATE GOVERNANCE AND MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our executive officers and directors of the Company following the Distribution:

Name	Age	Position
Executive Officers:
Kathleen Gallagher	45	Chief Executive Officer, President and Member of the Board of Directors
Husam Younis	52	Chief Scientific Officer
Steven Hughes	59	Chief Medical Officer
Brendan Winslow	38	Chief Financial Officer
Stephanie Kenney	48	Chief Corporate Affairs Officer
Rocio Martin Hoyos	43	Chief Strategy Officer
Non-Management Directors:
Sarah Boyce	54	Member of the Board of Directors
W. Michael Flanagan	63	Member of the Board of Directors
Carsten Boess	59	Member of the Board of Directors
Simona Skerjanec	61	Member of the Board of Directors
Troy Wilson	57	Member of the Board of Directors

Executive Officers

Kathleen Gallagher has served as the Company’s CEO since December 2025. Ms. Gallagher is also a member of the Company’s Board of Directors. Ms. Gallagher will be appointed as the Company’s President in connection with the Distribution. Ms. Gallagher joined Avidity in April 2021 and has served as Chief Program Officer since September 2024. Ms. Gallagher previously held the roles of Senior Vice President and Global Program Head, Myotonic Dystrophy Type 1 (DM1) at Avidity from July 2023 to September 2024 and Senior Vice President of Corporate Communications and Investor Relations at Avidity from April 2021 to July 2023. Ms. Gallagher brings more than 20 years of experience in the biopharmaceutical industry leading investor relations, portfolio strategy, program management and corporate affairs in preclinical to commercial stage companies. Prior to joining Avidity, Ms. Gallagher was Vice President, Investor Relations and Corporate Communications at Akcea Therapeutics, Inc. (acquired by Ionis Pharmaceuticals) from September 2017 to April 2020, where her communications strategy and relationship building expertise were essential through the development and commercial launches of rare disease therapies Tegsedi® and Waylivra®. Previously, Ms. Gallagher held roles of increasing responsibility during her tenure at Merrimack Pharmaceuticals from 2003 to 2016, where she provided leadership and direction through multiple financing rounds including an IPO and through the launch of the pancreatic cancer therapy ONIVYDE®. Ms. Gallagher earned her B.S. in English from Boston University. We believe Ms. Gallagher is qualified to serve on the Company’s Board of Directors because of her leadership and communications strategy expertise gained from her experience in the biopharmaceutical industry and her deep knowledge of our preclinical programs.

Dr. Husam Younis will be appointed as the Company’s Chief Scientific Officer in connection with the Distribution. Dr. Younis has served as a Senior Vice President of Development Sciences at Avidity since January 2023, after serving as a Vice President at Avidity between December 2020 and December 2022. Before joining Avidity, Dr. Younis held senior leadership positions at NGM Biopharmaceuticals, Ionis Pharmaceuticals (Nasdaq: IONS), and Pfizer Inc (NYSE: PFE). He began his career as a post-doctoral scientist at Isis Pharmaceuticals and as a staff pharmacist at WalMart Inc (Nasdaq: WMT). Dr. Younis holds a Doctor of Philosophy in Pharmacology and Toxicology and a Doctor of Pharmacy, both from the University of Arizona.

Dr. Steven Hughes will be appointed as the Company’s Chief Medical Officer in connection with the Distribution. He has served as Avidity’s Chief Medical Officer since February 2022. Prior to joining Avidity, Dr. Hughes’s served as Chief Medical Officer at Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) and

Organovo Holdings, Inc. (now VivoSim Labs, Inc.) (Nasdaq: VIVS) from January 2021 and February 2022. Dr. Hughes has over 20 years of experience building and leading clinical development and medical affairs teams at various biopharma companies. He has contributed to over 50 clinical trials for more than 25 drugs across all stages of drug development and in multiple therapeutic areas including cardiovascular, neurology and several rare diseases with successful license approvals for several rare disease drugs. Dr. Hughes’s previous positions include the Chief Medical Officer at Arcturus and Organovo, Chief Clinical Development Officer at Ionis Pharmaceuticals and clinical leadership positions at Biogen, CSL Behring and Sanofi. Dr. Hughes is board certified in pharmaceutical medicine and received his medical degree from Imperial College, London. He also has an MBA from Imperial College Business School.

Brendan Winslow will be appointed as the Company’s Chief Financial Officer in connection with the Distribution. Mr. Winslow has served as Senior Vice President of Finance at Avidity since 2024. Before joining Avidity, Mr. Winslow served as Vice President, Strategic Finance at Acadia Pharmaceuticals Inc. (Nasdaq: ACAD) between 2020 and 2024. Mr. Winslow also held leadership roles at Acadia Pharmaceuticals, Synchrony Financial, PepsiCo, and Baxter International, supporting global operations and strategic finance initiatives. Mr. Winslow holds an MBA from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Finance from Miami University, and is a Certified Management Accountant.

Stephanie Kenney will be appointed as the Company’s Chief Corporate Affairs Officer in connection with the Distribution. She has served as Senior Vice President, Corporate Affairs at Avidity since August 2025. Before joining Avidity, Ms. Kenney served as Vice President, Global Corporate Affairs & Investor Relations at Hansa BioPharma (Nasdaq: HNSA) from December 2022 to August 2025. Her earlier experience includes senior leadership positions at AstraZeneca (LSA: AZN), where she served as Global Head of Corporate Affairs for the Cardiovascular, Renal & Metabolic business between September 2020 and November 2022. Ms. Kenney holds a Bachelor of Science in Communications from Mansfield University.

Rocio Martin Hoyos will be appointed as the Company’s Chief Strategy Officer in connection with the Distribution. Previously, she served as Senior Vice President, Global Program Head, FSHD at Avidity since April 2024. Prior to joining Avidity, Ms. Martin held several senior leadership roles at Kronos Bio, Inc. (Nasdaq: KRON) from January 2021 and April 2024. Her most recent role was Senior Vice President, Corporate Strategy and Portfolio Management, from January 2024 to April 2024, and she previously served in various vice president roles dating back to January 2021. Earlier in her career, Ms. Martin served in leadership roles at Audentes Therapeutics, Inc. (Nasdaq: BOLD), including as Vice President, Global Marketing, and at Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE), Neuroly and Metabolic. Ms. Martin began her career in the biopharmaceutical industry at Celgene Corporation (Nasdaq: CELG). Ms. Martin holds a Master of Science in Biochemistry from Universidad Autónoma de Madrid and an MBA from IESE Business School.

Non-Management Directors

Sarah Boyce has been a member of the Company’s Board of Directors since December 2025. She has served as President and Chief Executive Officer and a director of Avidity since October 2019. Prior to joining Avidity, she served as President and a member of the board of directors of Akcea Therapeutics, Inc. from April 2018 through September 2019, where she led the commercialization of the company’s rare disease products. Ms. Boyce served as Chief Business Officer of Ionis Pharmaceuticals, Inc. from January 2015 to April 2018, and Vice President, Head of International Business Strategy and Operations at Forest Laboratories, Inc. from 2012 to 2014. She previously held various positions with Alexion Pharmaceuticals Inc., Novartis AG, Bayer AG and F. Hoffmann-La Roche AG. Since November 2022, Ms. Boyce has served on the board of directors of OmniAb, Inc. (Nasdaq: OABI). Ms. Boyce also served on the board of directors of Berkeley Lights Inc. from July 2019 until May 2022 and the board of directors of Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) from October 2019 to November 2022. Ms. Boyce holds a B.S. in Microbiology from the University of Manchester, England. We believe Ms. Boyce is qualified to serve on the Board of Directors based on her senior leadership experience and business and operational expertise in the biopharmaceutical industry.

Carsten Boess will be appointed a member of the Company’s Board of Directors in connection with the Distribution. Mr. Boess has served as a director of Avidity since April 2020. Mr. Boess has also served on the board of director of Rocket Pharmaceuticals, Inc. (Nasdaq: RCKT) since 2018. Previously, Mr. Boess served as Executive Vice President of Corporate Affairs at Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA) from August 2015 until February 2020. Before Kiniksa, Mr. Boess was the Chief Financial Officer at Alexion Pharmaceuticals (Nasdaq: LXRX) from 2004 to 2005 and the Senior Vice President and Chief Financial Officer at Synageva BioPharma Corp. from 2011 until the company’s acquisition by Alexion Pharmaceuticals in 2015. Previously, Mr. Boess served in multiple roles with increasing responsibility at Insulet Corporation (Nasdaq: PODD), including Chief Financial Officer from 2006 to 2009 and Vice President of International Operations from 2009 to 2011. Prior to that, Mr. Boess served as Executive Vice President of Finance at Serono Inc. from 2005 to 2006. Mr. Boess also held several financial executive roles at Novozymes of North America and Novo Nordisk (NYSE: NVO) in France, Switzerland and China. During his tenure at Novo Nordisk, he served on Novo Nordisk’s Global Finance Board. From August 2020 until January 2023, Mr. Boess served on the board of directors of Health Sciences Acquisitions Corporation. Mr. Boess received a Bachelor’s degree and Master’s degree in Economics and Finance, specializing in Accounting and Finance from the University of Odense, Denmark. We believe Dr. Boess is qualified to serve on the Board of Directors based on his extensive business, financial and operational experience in the biopharmaceutical industry.

Simona Skerjanec will be appointed a member of the Company’s Board of Directors in connection with the Distribution. She has nearly three decades of broad international experience in the pharmaceutical industry and has led multiple research and development efforts that have resulted in regulatory approvals and launches of commercial therapies in therapeutic areas including neurology and cardiology in the United States and other countries. Ms. Skerjanec was the Senior Vice President and Global Neuroscience Head at F. Hoffmann-La Roche AG (“Roche”) (SIX: RO) in Switzerland between October 2020 and January 2024 and led the business and global strategy for Roche’s portfolio of neurological and rare diseases, including Ocrevus® for the treatment of multiple sclerosis and a novel monoclonal antibody for the treatment of Alzheimer’s disease. During her nine-year tenure at Roche, she also served as a General Manager of Roche in Portugal. Before joining Roche, Ms. Skerjanec held positions of increasing responsibility in development and commercialization. Prior to joining Roche, Ms. Skerjanec was Senior Vice President and Cardiovascular franchise head at The Medicines Company where she held various roles of increasing responsibilities in development and commercialization. She also held positions at Eli Lilly (NYSA: LLY), Pfizer (NYSA: PFE) and Johnson & Johnson (NYSA: JNJ). Ms. Skerjanec has served on the board of directors of Immunic Therapeutics (Nasdaq: IMUX) since April 2024 and the board of directors of PerceivAI, a private, AI-driven precision medicine company, since October 2024. Ms. Skerjanec holds a Master’s degree in Pharmacy from University of Ljubljana and an MBA from Fairleigh Dickinson University. We believe Ms. Skerjanec is qualified to serve on the Board of Directors given her business and operational expertise in the biopharmaceutical industry, both in companies based in the United States and internationally.

Troy Wilson, Ph.D., J.D., will be appointed a member of the Company’s Board of Directors in connection with the Distribution. He is the co-founder of Avidity and has served on Avidity’s board of directors since November 2012, where he served as Chair since January 2021. Dr. Wilson served as Avidity’s President and Chief Executive Officer from November 2012 to February 2019. He has been President and Chief Executive Officer and chairman of the board of directors of Kura Oncology (Nasdaq: KURA), Inc. since August 2014 and has served as a member of the board of directors of Puma Biotechnology (Nasdaq: PBYI), Inc. since October 2013. He has served as Executive Chairman of the board of directors of Abintus Bio, Inc. since October 2020. He has also served as Executive Chairman of the board of directors of Wellspring Biosciences, Inc., a privately-held biopharmaceutical company, since July 2012, and has served as the sole managing member of Wellspring Biosciences’ parent company, Araxes Pharma LLC, since May 2012. Previously, Dr. Wilson served as a director of Zosano Pharma Corporation from June 2014 to October 2019. He also served as President and Chief Executive Officer of Wellspring Biosciences and Araxes Pharma from July 2012 to March 2019, and as President and Chief Executive Officer and a member of the board of directors of Intellikine, Inc. Dr. Wilson holds a J.D. from New York University and a Ph.D. in Bioorganic Chemistry and a B.A. in Biophysics from the University of

California, Berkeley. We believe Dr. Wilson is qualified to serve on the Board of Directors because of his extensive experience as a senior executive and board member of companies in the biopharmaceutical industry.

W. Michael Flanagan, Ph.D. will be appointed a member of the Company’s Board of Directors in connection with the Distribution. Dr. Flanagan currently serves as Chief Scientific Officer and has led Research at Avidity since January 2025 and previously served as Chief Scientific and Technology Officer at Avidity, where he led both Research and Manufacturing from February 2023 to January 2025. He previously served as the Chief Technology Officer of Avidity from January 2021 to February 2023. Dr. Flanagan has extensive experience developing multiple therapeutic modalities, including RNA therapeutics, antibody drug conjugates, and bispecific antibodies. Prior to his time at Avidity, Dr. Flanagan served as Senior Director and Project Team Leader, Oncology and Immunology for Genentech, Inc. from January 2012 to January 2021, where he advanced programs through late-stage research to end of Phase 2 development. Prior to Genentech, Dr. Flanagan served in roles of increasing responsibility in the biology groups at Sunesis Pharmaceuticals, Inc., Gilead Sciences, Inc. (Nasdaq: GILD) and Merck & Co. Inc. (NYSE: MRK), where he was Senior Director of RNA Sciences. Dr. Flanagan received a B.S. in Genetics from the University of California at Davis, a Ph.D. in Biological Sciences from the University of California at Irvine and was an American Cancer Society postdoctoral fellow at the Howard Hughes Medical Institute, Stanford School of Medicine. We believe Dr. Flanagan is qualified to serve on the Board of Directors because he is a proven biotechnology executive, recognized for his deep scientific and operational expertise, with more than 25 years of experience advancing first-in-class therapeutics, scaling innovative companies across RNA, oncology and immunology, and leading organizations through major milestones (including platform creation, clinical advancement, capital formation, partnerships and acquisitions).

Board Composition

Our Board of Directors is divided into three classes and will have six members. There will be no family relationships between any of our executive officers and directors. Each class will consist, as nearly as possible, of one-third of the total number of directors, and each class will have a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the term of that class and until the director’s successor is duly elected and qualified. If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Decreases in the number of directors will not shorten the term of any incumbent director. Our directors will be divided among the three classes as follows:

•	Class I will consist of Simona Skerjanec and Carsten Boess, and their term will expire at our first annual meeting of stockholders to be held after the completion of the Distribution;

•	Class II will consist of Troy Wilson and W. Michael Flanagan, and their term will expire at our second annual meeting of stockholders to be held after the completion of the Distribution; and

•	Class III will consist of Sarah Boyce and Kathleen Gallagher, and their term will expire at our third annual meeting of stockholders to be held after the completion of the Distribution.

These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

Director Independence

Our Board of Directors will undertake a review of the independence of each director. As a result of this review, the Board of Directors is expected to determine that Sarah Boyce, Carsten Boess, W. Michael Flanagan, Simona Skerjanec and Troy Wilson are independent under applicable Nasdaq listing standards.

Committees of the Board of Directors

We will establish two standing committees—Audit and Human Capital Management—each of which will operate under a charter that will be approved by the Board of Directors. Director nominees will be selected by a majority of the Board of Directors’ independent directors (as defined under Nasdaq rules) in a vote in which only independent directors participate. All of the members of each of the Board of Directors’ two standing committees will be independent as defined under Nasdaq rules. In addition, all members of the Audit Committee will meet the independence requirements for Audit Committee members under Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s main function will be to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions;

•	providing oversight of the Company’s policies with respect to risk assessment and risk management, including with respect to cybersecurity; and

•	reviewing and evaluating periodically the performance of the audit committee and its members.

The members of our Audit Committee will be Carsten Boess, Simona Skerjanec and Troy Wilson. Carsten Boess will serve as the Chair of the Audit Committee. All members of our Audit Committee will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board of Directors is expected to determine that Carsten Boess is an “audit committee financial expert” as defined by applicable SEC rules and will have the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. The Audit Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Audit Committee will operate under a written charter that satisfies the applicable standards of the SEC and Nasdaq, which the Audit Committee will evaluate and review at least annually. Both our external auditor and internal financial personnel meet privately with the Audit Committee and have unrestricted access to this committee.

Human Capital Management Committee

The Human Capital Management Committee’s main function will be to oversee human capital management and compensation of our officers and directors. The Human Capital Management Committee will review corporate goals and objectives relevant to the compensation of our chief executive officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives and approve the compensation of the Chief

Executive Officer based on such evaluations. The Human Capital Management Committee will also review the compensation of other executive officers and in connection with such review oversee the evaluation of such executive officers. In addition, the Human Capital Management Committee will review and approve or make recommendations to the Board of Directors regarding the issuance of stock options and other awards under our equity plan. Furthermore, the Human Capital Management Committee will periodically review and recommend to the Board of Directors compensation for service on the Board of Directors and any committees of the Board of Directors. The Human Capital Management Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. The Human Capital Management Committee will periodically review and evaluate its charter, as well as periodically review and evaluate the performance of the Human Capital Management Committee and its members.

The members of our Human Capital Management Committee will be Troy Wilson, Sarah Boyce and Simona Skerjanec. Troy Wilson will serve as the Chair of the committee.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We will adopt, upon the effective time of the Distribution, a Code of Business Conduct and Ethics that applies to our officers, directors, and employees, which will be available on our website at www.atriumtherapeutics.com. The Code of Business Conduct and Ethics will contain general guidelines for conducting the business of our company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of Sarbanes-Oxley and Item 406 of Regulation S-K. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

Human Capital Management Committee Interlocks and Insider Participation

None of our directors who will serve as members of our Human Capital Management Committee are expected to be, or has been at any time during the past year, one of our officers or employees. Sarah Boyce, who will serve as a member of the Board of Directors, previously served as the President and Chief Executive Officer of Avidity prior to the Separation and Distribution. None of our executive officers will serve, or in the past year will have served, as a member of the board of directors or compensation or human capital management committee of any other entity that has one or more executive officers serving on our Board of Directors or Human Capital Management Committee.

Non-Employee Director Compensation

We expect that our Board of Directors will adopt a director compensation policy for our non-employee directors to be effective upon the Distribution.

As the Company was not formed as of December 31, 2024, we did not have any directors or pay any compensation to non-employee directors with respect to service on our Board of Directors, during the year ended December 31, 2024.

Historical information concerning the compensation paid to or earned by directors of Avidity may not be directly relevant to or indicative of the compensation that any such directors will receive (as applicable) as directors of the Company following the Distribution, but is available in Avidity’s previous annual proxy statements filed with the SEC. Disclosure of the compensation that Avidity directors received during the year ended December 31, 2024 is included in the proxy statement that Avidity filed on April 29, 2025.

EXECUTIVE COMPENSATION

As a newly formed entity, the Company did not have any executive officers or pay any compensation during the year ended December 31, 2025. Historical information concerning the compensation paid to or earned by named executive officers of Avidity may not be directly relevant or indicative of the compensation that any such officers will receive (as applicable) as named executive officers of the Company following the Distribution, but is available in Avidity’s previous annual proxy statements filed with the SEC. Disclosure of the compensation that Avidity named executive officers received during the year ended December 31, 2024 is included in the proxy statement that Avidity filed on April 29, 2025. Detailed information on the compensation arrangements of the Company’s named executive officers will be provided in the Company’s first proxy statement following the Distribution.

See “Corporate Governance and Management—Executive Officers” of this information statement for the list of individuals who are expected to serve in executive officer positions of the Company following the Distribution.

Executive Compensation Following the Distribution

Equity Incentive Plans

We expect that equity-based compensation will be an important component of the executive compensation program of the Company because we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. Accordingly, prior to the Distribution Date, Avidity and the Company will cooperate to establish, according to the terms of the Separation Agreement, (i) the 2026 Plan and forms of standard award and Make Whole Award agreements thereunder, which plan and standard award agreements are intended to be substantially similar to Avidity’s 2020 Incentive Award Plan and the forms of award thereunder, and (ii) the ESPP, intended to comply with Section 423 of the Code, which plan is intended to be substantially similar to Avidity’s 2020 Employee Stock Purchase Plan. The Company will adopt such plans, and Avidity will approve such plans as the Company’s sole stockholder prior to the effective time of the Distribution; provided, that, except for the Make Whole Awards, no awards will be granted under the 2026 Plan and no offering periods will commence under the ESPP prior to the effective time of the Distribution.

The material terms of the plans are set forth below.

2026 Incentive Award Plan

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2026 Plan. Prior to the Distribution, employees, consultants and directors of Avidity, and employees and consultants of Avidity’s subsidiaries will also be eligible for awards, in order to facilitate one-time grants of Make Whole Awards under the 2026 Plan, as further discussed below. The 2026 Plan will generally be administered by our Board of Directors with respect to awards to non-employee directors and by our Human Capital Management Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2026 Plan, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2026 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2026 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The number of shares initially available for issuance under awards granted pursuant to the 2026 Plan will be equal to 17% of the number of shares of our common stock outstanding at the consummation of the Distribution

(on a fully diluted basis) (the “Initial Share Reserve”). The number of shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2027 and ending in 2036, equal to the lesser of (a) 5% of the aggregate number of Outstanding Shares and (b) such smaller number of shares as determined by our Board of Directors. For purposes of the foregoing, “Outstanding Shares” means the sum of (x) the number of shares of our common stock outstanding and (y) the number of shares of our common stock that are issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire shares of our common stock for a nominal exercise price (if any), each as of the final day of the immediately preceding calendar year. The number of shares of common stock may be issued upon the exercise of incentive stock options under the 2026 Plan will not exceed the Initial Share Reserve. Shares issued under the 2026 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.

If an award under the 2026 Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any shares subject to such award will, as applicable, become or again be available for new grants under the 2026 Plan. Awards granted under the 2026 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2026 Plan.

Awards

The 2026 Plan provides for the grant of stock options, including incentive stock options (“ISOs”), and nonqualified stock options (“NSOs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), and other stock or cash-based awards. In addition, prior to the effective time of the Distribution, the Company will make a one-time grant of certain Make Whole Awards under the 2026 Plan, as discussed further below. Certain awards under the 2026 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2026 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post termination exercise limitations. A brief description of each award type follows.

Stock options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. ISOs generally may be granted only to our employees and employees of our parent or subsidiary corporations, if any.

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

Restricted stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Other stock or cash-based awards. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include (but are not limited to): net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to our performance or the performance of a subsidiary, division, business segment or business unit, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

Non-Employee Director Compensation Limits

Under the 2026 Plan, the sum of any cash compensation or other compensation and the grant date fair value (as determined in accordance with ASC 718, or any successor thereto) of any equity awards granted as compensation for services as a non-employee director during any fiscal year may not exceed $750,000, increased to $1,000,000, in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Certain Transactions

In connection with certain transactions and events affecting our common stock, including a change of control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2026 Plan to prevent the dilution or enlargement of intended benefits, facilitate such transaction or event, or give effect to such change in applicable laws or accounting principles. This includes canceling awards in exchange for either an amount in cash or other property with a value equal to the amount that would have been obtained upon exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares available, replacing awards with other rights or property or terminating awards under the 2026 Plan. In the event of a change of control where the acquirer does not assume awards granted under the 2026 Plan, awards issued under the 2026 Plan may be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. In addition, in the event of certain non-reciprocal transactions with our stockholders, or an “equity restructuring,” the plan administrator will make equitable adjustments to the 2026 Plan and outstanding awards as it deems appropriate to reflect the equity restructuring.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

With respect to foreign participants, the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2026 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2026 Plan and exercise price obligations arising in connection with the exercise of stock options under the 2026 Plan, the plan administrator may, in its discretion, accept cash, wire transfer, or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable or any combination of the foregoing.

Plan Amendment and Termination

Our Board of Directors may amend or terminate the 2026 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2026 Plan. The plan administrator will have the authority, without the approval of our stockholders, to amend any outstanding stock option or SAR to reduce its price per share. No award may be granted pursuant to the 2026 Plan after the tenth anniversary of the date on which our Board of Directors adopts the 2026 Plan.

Securities Laws

The 2026 Plan is intended to conform to all provisions of the Securities Act, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder. The 2026 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences

The material federal income tax consequences of the 2026 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2026 Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

Stock options and SARs. A 2026 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO or an NSO. Upon exercising an NSO when the fair market value of our stock is higher than the exercise price of the option, a 2026 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an ISO, a 2026 Plan participant generally will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

We will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling an SAR, a 2026 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Restricted stock and RSUs. A 2026 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 2026 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

Other stock or cash-based awards. A 2026 Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of other stock or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

2026 Employee Stock Purchase Plan

Shares available; administration. A total of 1% of the number of shares of our common stock outstanding at the consummation of the Distribution (on a fully diluted basis) are initially reserved for issuance under our ESPP. In addition, the number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2027 and ending in 2036, by an amount equal to the lesser of: (i) 1% of Outstanding Shares and (ii) such smaller number of shares as is determined by our Board of Directors. For purposes of the foregoing, “Outstanding Shares” means the sum of (a) the number of shares of our common stock outstanding and (b) the number of shares of our common stock that are issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire shares of our common stock for a nominal exercise price, each as of the final day of the immediately preceding calendar year.

Our Board of Directors or its committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the Human Capital Management Committee will be the initial administrator of the ESPP.

Eligibility. Our employees are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase stock under our ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock.

Grant of rights. The ESPP is intended to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during each offering period will be established by the plan administrator prior to the commencement of each offering period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

The ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s gross base compensation for services to us, including overtime payments and excluding sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be 50,000 shares. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period. The purchase price of the shares, in the absence of a contrary determination by the plan administrator, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period. Participants may voluntarily end their participation in the ESPP at any time at least one week prior to the end of the applicable offering period (or such shorter or longer period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Certain Transactions. In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change of control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change of control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights. Under the ESPP, a change of control has the same definition as given to such term in the 2026 Plan.

Plan amendment; Termination. The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code. The ESPP will terminate on the tenth anniversary of the date it is initially approved by our Board of Directors.

Securities Laws. The ESPP has been designed to comply with various securities laws in the same manner as described above in the description of the 2026 Plan.

Federal Income Taxes. The material federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Make Whole Awards

If the Distribution is completed, holders of Avidity Equity Awards (subject to certain exceptions for New Hire RSUs and any portion of the 2026 LTI Awards that is unvested as of the Record Date) as of the Record Date (including those Avidity Stock Options and Avidity RSUs held by RemainCo’s directors and executive officers that remain outstanding as of the Record Date) will receive a non-transferable Make Whole Award pursuant to the 2026 Plan that will be settled in shares of Company Common Stock at a ratio of one share of Company Common Stock per ten shares of Avidity Common Stock underlying each such Avidity Equity Award, and required by the terms of the Separation Agreement. After the adoption and approval of the 2026 Plan, and prior to the effective time of the Distribution, the Company will grant the Make Whole Awards to all holders of outstanding Avidity RSUs (aside from New Hire RSUs and 2026 LTI Awards) and Avidity Stock Options who are current service providers to Avidity and its affiliates (including the Company) as of such grant. To the extent such Avidity Stock Options or Avidity RSUs are exercised or settled, as applicable, prior to the Record Date then such holders will receive shares of Company Common Stock in respect of the Avidity Common Stock in connection with the Distribution.

Employment Agreements

Each of the Company’s executive officers is expected to enter into new employment agreements with the Company, in connection with the Distribution, which will provide for contractual severance protections in both change in control and non-change in control scenarios. Our Board of Directors will approve such employment agreements prior to the effective time of the Distribution, and the employment agreements will be effective from and after the effective time of the Distribution. Below are written descriptions of the employment agreements. Each of our executive officers’ employment is “at will” and may be terminated at any time.

Employment Agreements with Ms. Gallagher and Mr. Hughes

We will enter into an employment agreement with each of Ms. Gallagher and Mr. Hughes, which sets forth the terms of their employment. Ms. Gallagher serves as our Chief Executive Officer and is also a member of the Company’s Board of Directors. Mr. Hughes will serve as our Chief Medical Officer. Each of their agreements will set forth their annual base salary and, commencing in 2026, eligibility to receive an annual performance bonus with a target amount (55% for Ms. Gallagher, and 45% for Mr. Hughes) of their then-current annual base salary.

Regardless of the manner in which their employment terminates, Ms. Gallagher and Mr. Hughes will each be entitled to receive amounts previously earned during their employment, including unpaid salary and cash out of unused vacation. In addition, Ms. Gallagher and Mr. Hughes will each be entitled to certain severance benefits under their employment agreements, subject to their execution of a release of claims and compliance with post-termination obligations.

Each employment agreement will provide for severance benefits for certain terminations that arise during and outside a change of control period. Upon a termination without cause or resignation for good reason outside of a change of control period (as such terms are defined below), each executive will be entitled to: (i) an amount equal to 12 months of their base salary, paid in a lump sum, and (ii) payment of the COBRA premiums for them and their eligible dependents until the earliest of (a) the end of the 12-month period following their termination, (b) expiration of their eligibility for continuation coverage under COBRA, or (c) the date they become eligible for health insurance coverage in connection with new employment.

Upon a termination without cause or resignation for good reason within 59 days prior to or 24 months after a change of control (such period, the change of control period), each executive will be entitled to: (i) an amount equal to 18 months of their base salary, paid in a lump sum, (ii) an amount equal to 150% of their target annual bonus for the year in which the termination occurs, paid in a lump sum, (iii) an amount equal to their prorated target annual bonus for the calendar year in which their termination occurs, paid in a lump sum, (iv) payment of the COBRA premiums for them and their eligible dependents until the earliest of (a) the end of such 18-month period, (b) expiration of their eligibility for continuation coverage under COBRA, or (c) the date they become eligible for health insurance coverage in connection with new employment, and (v) accelerated vesting of any unvested time-based vesting equity awards. In addition, in the event that their termination occurs after the occurrence of a change of control and after the conclusion of a calendar year in respect of which no annual bonus has yet been paid, Ms. Gallagher and Mr. Hughes will each be entitled to their annual bonus for such completed calendar year based on actual performance, paid when annual bonuses are paid to the Company’s employees generally, but in all events prior to March 15 of the calendar year in which their termination occurs.

For purposes of Ms. Gallagher and Mr. Hughes’ employment agreements:

•

“cause” means (i) executive’s willful failure substantially to perform executive’s duties and responsibilities to us or deliberate violation of our policy; (ii) executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) executive’s unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom executive owes an obligation of nondisclosure as a result of executive’s relationship with us; or (iv) executive’s willful breach of any of executive’s obligations under any written agreement or covenant with us;

•

“change of control” has the same meaning given to such term in the 2026 Plan (and provided, for the avoidance of doubt, that the Distribution will not constitute a “change of control” for purposes of the employment agreements); and

•

“good reason” means executive’s resignation from employment with us if we take any of the following actions without executive’s prior written consent: (i) a material reduction in executive’s base salary or target bonus if such a reduction is not made in proportion to an across-the-board reduction for all senior executives; (ii) a material reduction or material adverse change in executive’s duties, responsibilities and/or authorities (including, following a change of control, the executive ceasing to report to the board of directors (for Ms. Gallagher) or the chief executive officer (for Mr. Hughes) of the ultimate parent entity of the Company and/or ceasing to serve as the applicable executive position of such ultimate parent company); provided, that changes in the executive’s position, title and/or duties as a result of the Distribution shall not constitute “good reason”; (iii) relocation of executive’s principal place of employment to a place that increases executive’s one-way commute by more than 50 miles as compared to executive’s then-current principal place of employment immediately prior to such relocation; or (iv) any other action or inaction that constitutes a material breach by us of any agreement under which executive provides services.

Employment Agreements with Our Other Executive Officers

We will enter into an employment agreement with each of Ms. Kenney, Ms. Martin Hoyos, Mr. Winslow and Mr. Younis, which will set forth the terms of their employment. Ms. Kenney will serve as our Chief Corporate Affairs Officer, Ms. Martin Hoyos will serve as our Chief Strategy Officer, Mr. Winslow will serve as our Chief Financial Officer and Mr. Younis will serve as our Chief Scientific Officer. Each of their employment agreements will set forth their annual base salary and, commencing in 2026, eligibility to receive an annual performance bonus with a target amount of 40% of their then-current annual base salary.

Regardless of the manner in which their employment terminates, Ms. Kenney, Ms. Martin Hoyos, Mr. Winslow and Mr. Younis will each be entitled to receive amounts previously earned during their term of employment, including unpaid salary and cash out of unused vacation. In addition, they will each be entitled to certain severance benefits under their employment agreements, subject to their execution of a release of claims and compliance with post-termination obligations.

Each employment agreement will provide for severance benefits for certain terminations that arise during and outside a change of control period. Upon a termination without cause or resignation for good reason outside of a change of control period (as such terms are defined below), each executive will be entitled to: (i) an amount equal to 9 months of their base salary, paid in a lump sum, and (ii) payment of the COBRA premiums for them and their eligible dependents until the earliest of (a) the end of the 9-month period following their termination, (b) expiration of their eligibility for continuation coverage under COBRA, or (c) the date they become eligible for health insurance coverage in connection with new employment.

Upon a termination without cause or resignation for good reason within 59 days prior to or 24 months after a change of control (such period, the change of control period), each executive will be entitled to: (i) an amount equal to 12 months of their base salary, paid in a lump sum, (ii) an amount equal to 100% of their target annual bonus for the year in which the termination occurs, paid in a lump sum, (iii) an amount equal to their prorated target annual bonus for the calendar year in which their termination occurs, paid in a lump sum, (iv) payment of the COBRA premiums for them and their eligible dependents until the earliest of (a) the end of such 12-month period, (b) expiration of their eligibility for continuation coverage under COBRA, or (c) the date they become eligible for health insurance coverage in connection with new employment, and (v) accelerated vesting of any unvested time-based vesting equity awards. In addition, in the event that their termination occurs after the occurrence of a change of control and after the conclusion of a calendar year in respect of which no annual bonus has yet been paid, each executive will be entitled to their annual bonus for such completed calendar year based on actual performance, paid when annual bonuses are paid to the Company’s employees generally, but in all events prior to March 15 of the calendar year in which their termination occurs.

For purposes of Ms. Kenney, Ms. Martin Hoyos, Mr. Winslow and Mr. Younis’s employment agreements:

•	“cause” has the same meaning as given to the term in Ms. Gallagher and Mr. Hughes’ employment agreements, as described above;

•	“change of control” has the same meaning as given to the term in Ms. Gallagher and Mr. Hughes’ employment agreements, as described above; and

•

“good reason” has the same meaning as given to the term in Ms. Gallagher and Mr. Hughes’ employment agreements, as described above; provided, that for each executive, prong (ii) in the definition of “good reason” means a material reduction or material adverse change in executive’s duties, responsibilities and/or authorities (including, following a change of control, the executive ceasing to report to the chief executive officer of the ultimate parent entity of the Company and/or ceasing to serve as the applicable executive position of such ultimate parent company); provided, further, that changes in the executive’s position, title and/or duties as a result of the Distribution shall not constitute “good reason”.

Limitation of Liability and Indemnification of Officers and Directors

We adopted the Certificate of Incorporation and Bylaws prior to the Distribution, which contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law.

Any amendment to, or repeal of, these provisions does not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.

The Certificate of Incorporation and Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Certificate of Incorporation and Bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Certificate of Incorporation and Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions. Our Certificate of Incorporation also provide that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director or officer of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, as applicable.

Further, prior to the Distribution, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained under Delaware law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our Certificate of Incorporation and Bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We expect to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common stock. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transaction Policy

Upon the effective time of the Distribution, we will adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the completion of the Distribution. For purposes of our policy only, a related person transaction is a material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person has or will have a direct or indirect material interest. A transaction involving an amount exceeding the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years is presumed to be a “material transaction.” A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, our management must present information regarding the related person transaction to our audit committee for review, consideration and approval or ratification. The presentation must include a description of, among other things, all relevant facts and circumstances relating thereto. In addition, under our Code of Business Conduct and Ethics, which will become effective as of the Distribution Date, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Certain Related Party Transactions

There have been no transactions since January 1, 2023 in which we have been a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our share capital post-Distribution, or any members of their immediate family, had or will have a direct or indirect material interest, other than the Separation Agreement and the Transition Services Agreement, as described under “The Separation and Distribution,” and the compensation arrangements described under “Executive Compensation.”

Indemnification Agreements

Our Certificate of Incorporation and Bylaws contain provisions limiting the liability of directors and provide that we will indemnify each of our directors to the fullest extent permitted under the DGCL.

In addition, we intend to enter into indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Indemnification of Directors and Officers.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the expected beneficial ownership of our common stock as of February 17, 2026, on a pro forma basis, giving effect to the Separation and Distribution by the individuals who are expected to be executive officers and directors of the Company named herein, as well as all of such expected directors and executive officers as a group, and of beneficial owners of more than 5% of our common stock.

The expected beneficial ownership of our common stock as of February 17, 2026 assumes that the Distribution occurred as of February 17, 2026. The information below assumes further that the holders of Avidity Stock Options and Avidity RSUs as of the Record Date received Make Whole Awards entitling the holder to receive as soon as practicable following the Distribution, shares of Company Common Stock at a ratio of one share of Company Common Stock for every ten shares of Avidity Common Stock subject to the applicable Avidity Stock Option and Avidity RSU, rounded down to the nearest whole number of shares. Such amounts are indicative, as such persons’ interests in shares of our common stock as of the Distribution Date may differ from the interests set out in the following table.

Except as otherwise noted below, the address for persons listed in the table is c/o Atrium Therapeutics, Inc., 10578 Science Center Drive, Suite 125, San Diego, CA 92121.

Beneficial ownership representing less than one percent of our outstanding common stock is denoted with a “*.”

	Beneficial Ownership
Name of Beneficial Owner	Number	Percentage
5% or Greater Stockholders
The Vanguard Group[1]	1,321,976	8.5%
RA Capital Management, L.P.[2]	864,103	5.6%
BlackRock, Inc.[3]	863,177	5.6%
Avoro Capital Advisors LLC[4]	851,579	5.5%
Executive Officers and Directors
Kathleen Gallagher[5]	28,861	*
Husam Younis[6]	22,657	*
Steven Hughes[7]	43,097	*
Brendan Winslow[8]	13,601	*
Stephanie Kenney[9]	5,460	*
Rocio Martin Hoyos[10]	16,660	*
Sarah Boyce[11]	265,086	1.7%
W. Michael Flanagan[12]	54,786	*
Carsten Boess[13]	11,005	*
Simona Skerjanec[14]	5,902	*
Troy Wilson[15]	11,731	*
All directors and executive officers as a group (11 persons)	478,858	3.1%

(1)

According to Amendment No. 3 to the Schedule 13G filed with the SEC on October 30, 2025, The Vanguard Group (“Vanguard”), an investment adviser, was deemed the beneficial owner of 13,219,759 shares of Avidity Common Stock. Vanguard has shared voting power over 878,441 shares of Avidity Common Stock, sole dispositive power over 12,196,279 shares of Avidity Common Stock, and shared dispositive power over 1,023,480 shares of Avidity Common Stock. The address of Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.

(2)

According to Amendment No. 2 to the Schedule 13G filed with the SEC on November 14, 2025, entities and individuals affiliated with RA Capital Management, L.P., including Peter Kolchinsky, Rajeev Shah and RA Capital Healthcare Fund, L.P., have shared voting and dispositive power over an aggregate of 8,641,031 shares of Avidity Common Stock. The address of RA Capital Management, L.P. is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(3)

According to Amendment No. 5 to Schedule 13G filed with the SEC on October 17, 2025, BlackRock, Inc. has the sole power to vote or direct the vote of an aggregate of 8,455,367 shares of Avidity Common Stock, and has the sole power to dispose or direct the disposition of an aggregate of 8,631,771 shares of Avidity Common Stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)

Represents 8,515,792 shares of Avidity Common Stock held directly by Avoro Capital Advisors LLC (“Avoro Capital”) and Dr. Behzad Aghazadeh, which includes 3,060,792 shares of Avidity Common Stock that were issued in connection with the exercise of 3,060,792 pre-funded warrants of Avidity Common Stock held by Avoro Capital, as reported on Amendment No. 1 to the Schedule 13G filed with the SEC by Avoro Capital on February 17, 2026. The address of Avoro Capital is 110 Greene Street, Suite 800, New York, New York 10012.

(5)	Includes approximately 24,056 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(6)	Includes approximately 22,044 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(7)	Includes approximately 42,174 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(8)	Includes approximately 13,250 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(9)	Includes approximately 5,460 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(10)	Includes approximately 16,352 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(11)	Includes approximately 248,463 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(12)	Includes approximately 48,075 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(13)	Includes approximately 11,005 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(14)	Includes approximately 5,902 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.
(15)	Includes approximately 4,520 shares of Company Common Stock deliverable as soon as practicable following the Distribution in respect of Make-Whole Awards, as described above.

SHARES ELIGIBLE FOR FUTURE SALE

Sales or the availability for sale of substantial amounts of Company Common Stock in the public market could adversely affect the prevailing market price for such shares. Upon completion of the Distribution, we will have outstanding an aggregate of 15,514,966 shares of Company Common Stock, based upon 155,149,646 shares of Avidity Common Stock outstanding as of February 12, 2026. All of the common stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration or in compliance with Rule 144 under the Securities Act (“Rule 144”) which is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who is deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale would be entitled to sell within any three-month period a number of our common stock that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain holding period requirements, manner of sale provisions and notice requirements and to the availability of current public information about us.

Shares Issued Under Our Equity Incentive Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register the shares of our common stock issuable under the 2026 Plan and ESPP. The registration statement on Form S-8 is expected to be filed following the effective date of the Registration Statement of which this information statement forms a part and will be effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date of the S-8, unless such shares are subject to vesting restrictions with us, or Rule 144 restrictions applicable to our affiliates.

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of the Company Common Stock and reflects your rights as a holder of Company Common Stock upon the effective time of the Distribution. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”) that will be in effect prior to the effective time of the Distribution. For further information, please refer to the full version of our Certificate of Incorporation and Bylaws which is included as an exhibit to the registration statement of which this information statement is part.

General

As of February 12, 2026, our authorized capital stock consisted of 400,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share.

Forward Stock Split

On February 12, 2026, we effected a 15,514.966-for-1 forward stock split of Company Common Stock in connection with the Separation and Distribution, whereby each one share of our Company Common Stock issued and outstanding or held in treasury was subdivided into 15,514.966 shares of Company Common Stock.

Preferred Stock

Pursuant to the Certificate of Incorporation and Bylaws, as applicable, our Board of Directors is authorized, without action by the stockholders, to designate and issue shares of preferred stock in one or more series. Our Board of Directors is able to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying, deferring or preventing a change in control of us, which might harm the market price of our common stock.

Our Board of Directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. Upon the completion of the Distribution, we will have no shares of preferred stock outstanding, and we have no current plans to issue any shares of preferred stock following completion of the Distribution.

Voting Rights

Except with respect to a vote to approve the amendment of the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote thereon, holders of shares of our common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to the supermajority votes for some matters, other matters will be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Bylaws also provide that, subject to the rights of holders of any series of preferred stock, our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon will be required to amend or repeal the Bylaws, or to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation, including the provision relating to the appointment of directors, classes and removal of directors, the provision prohibiting stockholders from acting by written consent and the provision providing for Delaware as the exclusive jurisdiction for disputes.

Dividend Rights

Holders of our common stock will be entitled to receive ratably those dividends, if any, as may be declared by the Board of Directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Rights and Preferences

Holders of our common stock will have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Nonassessable

The outstanding shares of our common stock will be duly authorized, validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

We have applied to list the shares of our common stock on Nasdaq under the ticker symbol “RNA,” which is currently the symbol for the shares of Avidity Common Stock listed on Nasdaq.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of the DGCL, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult, including an acquisition of us by means of a tender offer, an acquisition of us by means of a proxy contest or otherwise or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called only by the Board of Directors, the chair of our Board of Directors, our chief executive officer or our president (in the absence of a chief executive officer).

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

Elimination of Stockholder Action by Written Consent

The Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

Staggered Board of Directors

Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our Bylaws provide that, subject to the rights of holders of any series of preferred stock, no member of our Board of Directors may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty by any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claims for which the federal courts have exclusive jurisdiction, in which case such claim must be brought in a federal court sitting in Delaware. Our Certificate of Incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

Amendment of Certificate of Incorporation

The amendment of any of the above provision requires approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We will enter into, upon the effective time of the Distribution, indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Our Certificate of Incorporation and Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. Further, we intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement, of which this information statement forms a part, under the Exchange Act and the rules and regulations promulgated under the Exchange Act with respect to our common stock being distributed to Avidity’s stockholders in the Distribution. This information statement does not contain all of the information set forth in the registration statement and its exhibits and schedules, to which reference is made hereby. Statements in this information statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document filed as an exhibit to the registration statement and you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our common stock, we refer you to the registration statement, of which this information statement forms a part, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our common stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and to file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The registration statement, of which this information statement forms a part, and its exhibits and schedules, and other documents which we file with the SEC are available to the public at the SEC’s website at http://www.sec.gov.

Information that we file with the SEC after the date of this information statement may supersede the information in this information statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person has been authorized to give any information or to make any representations other than those contained in this information statement. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 23, 2025, the Audit Committee of the Avidity Biosciences Board (the “Avidity Audit Committee”) engaged BDO USA, P.C. (“BDO”) as the independent registered public accounting firm of the Company Business for the fiscal years ended December 31, 2024 and 2023. On November 5, 2025, the Avidity Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm of the Company Business for the fiscal year ending December 31, 2025.

The Avidity Audit Committee dismissed BDO as the independent registered public accounting firm of the Company Business effective at the time of the initial submission of the registration statement on Form 10 of which this information statement forms a part, on December 10, 2025. BDO’s report on the combined financial statements of the Company Business for the years ended December 31, 2024 and 2023, did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2023, and in the subsequent interim period through December 10, 2025, (i) there were no disagreements with BDO (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in its reports; and (ii) there were no “reportable events” (as defined by Item 304(a)(1)(v) of Regulation S-K).

We provided BDO with a copy of the foregoing disclosures and requested that BDO provide a letter addressed to the SEC stating whether it agrees with such disclosures. A copy of BDO’s letter is filed as Exhibit 16.1 to the registration statement on Form 10 of which this information statement forms a part.

During the fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through December 10, 2025, neither we nor anyone on our behalf consulted Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company Business financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

ATRIUM THERAPEUTICS

(A BUSINESS OF AVIDITY BIOSCIENCES, INC.)

Report of Independent Registered Public Accounting Firm

To the stockholders and the Board of Directors of Avidity Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheet of Atrium Therapeutics, a business of Avidity Biosciences, Inc., (the “Company Business”) as of December 31, 2025, the related combined statements of operations and comprehensive loss, changes in deficit, and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company Business as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company Business’ management. Our responsibility is to express an opinion on the Company Business’ financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company Business’ internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Diego, California

February 17, 2026

We have served as the Company Business’ auditor since 2025.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Avidity Biosciences, Inc.

San Diego, California

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheet of Atrium Therapeutics (a Business of Avidity Biosciences, Inc.) (the “Company”) as of December 31, 2024, the related combined statements of operations and comprehensive loss, changes in deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We served as the Company’s auditor in 2025

San Diego, California

December 10, 2025

Atrium Therapeutics

(a Business of Avidity Biosciences, Inc.)

Combined Balance Sheets

(in thousands)

	December 31,
	2025	2024
Assets
Current assets:
Prepaid assets	$1,535	$483
Other current assets (Note 4)	1,310	—

Total current assets	2,845	483
Property and equipment, net	2,724	1,083
Right-of-use assets	2,784	5,620

Total assets	$8,353	$7,186

Liabilities and Deficit
Current liabilities:
Accounts payable	$4,398	$532
Accrued liabilities (Note 4)	8,945	1,193
Accrued compensation	3,147	246
Lease liabilities, current portion	3,672	3,844
Deferred revenue, current portion	21,639	20,987

Total current liabilities	41,801	26,802
Lease liabilities, net of current portion	—	2,957
Deferred revenue, net of current portion	28,691	37,961
Other long-term liabilities	574	574

Total liabilities	71,066	68,294
Commitments and contingencies (Note 6)
Deficit:
Net Parent Investment	(62,713)	(61,108)

Total deficit	(62,713)	(61,108)

Total liabilities and deficit	$8,353	$7,186

See accompanying notes.

Atrium Therapeutics

(a Business of Avidity Biosciences, Inc.)

Combined Statements of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2025	2024
Collaboration revenue	$18,618	$10,897
Operating expenses:
Research and development	44,267	19,199
General and administrative	23,982	4,916

Total operating expenses	68,249	24,115

Loss from operations	(49,631)	(13,218)

Other (expense) income	(12)	2

Net loss before taxes	(49,643)	(13,216)

Income tax benefit (expense)	142	(11,906)

Net loss and comprehensive loss	$(49,501)	$(25,122)

See accompanying notes.

Atrium Therapeutics

(a Business of Avidity Biosciences, Inc.)

Combined Statements of Changes in Deficit

(in thousands)

Net Parent Investment
Balance at January 1, 2024	$(70,619)
Net loss	(25,122)
Net transfers from Parent	34,633

Balance at December 31, 2024	$(61,108)

Net loss	(49,501)
Net transfers from Parent	47,896

Balance at December 31, 2025	$(62,713)

See accompanying notes.

Atrium Therapeutics

(a Business of Avidity Biosciences, Inc.)

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(49,501)	$(25,122)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	323	172
Stock-based compensation expense	7,679	3,177
Loss on disposal of property and equipment	140	—
Non-cash operating lease costs	572	204
Non-cash income tax (benefit) expense	(142)	11,906
Changes in operating assets and liabilities:
Accounts receivable	—	751
Prepaid assets	(1,052)	(378)
Other current assets	(1,310)	—
Accounts payable	3,728	34
Accrued liabilities	7,550	538
Accrued compensation	2,901	(602)
Operating right-of-use assets and lease liabilities, net	(3,399)	(3,696)
Deferred revenues	(8,618)	(10,111)
Other long-term liabilities	—	574

Net cash used in operating activities	(41,129)	(22,553)

Cash flows from investing activities
Purchases of property and equipment	(1,445)	(266)

Net cash used in investing activities	(1,445)	(266)
Cash flows from financing activities
Transfers from Parent	42,574	22,819

Net cash provided by financing activities	$42,574	$22,819

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental schedule of noncash investing and financing activities:
Costs incurred, but not paid, in connection with purchases of property and equipment included in accounts payable and accrued liabilities	$340	$—
Net assets distributed from Avidity	$649	$—

See accompanying notes.

Atrium Therapeutics

(a Business of Avidity Biosciences, Inc.)

Notes to Combined Financial Statements

1. Nature of Business and Basis of Presentation

Description of Business

On October 25, 2025, Avidity Biosciences, Inc. (“Avidity”) entered into an Agreement and Plan of Merger with Novartis AG (“Novartis”) and Ajax Acquisition Sub, Inc., a wholly owned subsidiary of Novartis (“Merger Sub”), pursuant to which Merger Sub will merge with and into Avidity (the “Merger”), with Avidity surviving as an indirect wholly owned subsidiary of Novartis.

In connection with the Merger, Avidity entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Atrium Therapeutics, Inc. (the “Company”), a newly formed Delaware corporation and wholly owned subsidiary of Avidity, and Novartis (with respect to certain sections specified therein). Pursuant to the Separation Agreement, Avidity will undertake a pre-closing reorganization (the “Separation”) to transfer to the Company all assets and liabilities related to its early-stage precision cardiology programs and certain collaboration agreements. Avidity will retain all other assets and liabilities.

Following the Separation, Avidity will distribute all the outstanding shares of the Company’s common stock to Avidity’s stockholders on a pro rata basis (the “Spin-Off”). Upon completion of the Spin-Off, the Company will operate as an independent, publicly traded company. The Company will be capitalized with $270 million in cash, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by the Company as of the close of business on the day prior to the date of the Spin-off. The Company will be led by a dedicated management team and board of directors. Avidity will have no continuing ownership interest in the Company following the Spin-Off.

The Merger Agreement and the Separation Agreement also provide for (i) a potential sale of the Company to a third party (a “Permitted Third Party Sale”) as an alternative to the Spin-Off, and (ii) a potential sale of certain Avidity assets that are subject to a right of first negotiation (“ROFN”) to an existing collaboration partner (a “ROFN Sale”). The combined financial statements have been prepared under the assumption that the Spin-Off will be consummated, and that neither a Permitted Third Party Sale or ROFN Sale will occur. See the section titled “Subsequent Events” for further information related to the ROFN. The Company is expected to focus on advancing its pipeline of precision cardiology and executing collaboration agreements, leveraging the RNA delivery platform to develop novel therapeutics targeting diseases with high unmet medical need. The Company’s operations are subject to risks and uncertainties common to early-stage biotechnology companies, including, but not limited to, the development of new technological innovations by competitors, reliance on key personnel, protection of proprietary technology, compliance with regulatory requirements, and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts may require substantial capital, personnel, and infrastructure. Even if development efforts are successful, there is no assurance that the Company will generate significant revenue from product sales.

Basis of Presentation

Principles of Combination

The combined financial statements presented herein represent the combined balance sheets as of December 31, 2025 and 2024 and the related combined statements of operations and comprehensive loss, combined statements of changes in deficit, and combined statements of cash flows for each of the years ended December 31, 2025 and 2024 of Atrium Therapeutics, a business of Avidity (the “Company Business”).

The accompanying combined financial statements present, on a historical basis, the combined assets, liabilities, expenses and cash flows directly attributable to the Company Business which have been prepared from Avidity’s consolidated financial statements and accounting records and are presented on a standalone basis as if the operations have been conducted independently from Avidity. Historically, separate financial statements have not been prepared for the Company Business and it has not operated as a standalone business from Avidity. As a direct ownership relationship did not exist among all of the various programs comprising of the Company Business, Avidity’s net investment in the Company Business (Net Parent Investment) is shown in lieu of shareholders’ equity in the combined financial statements.

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The combined statements of operations and comprehensive loss include all costs directly related to the Company Business, including costs for facilities, functions and services utilized by the Company Business. The combined statements of operations and comprehensive loss also include allocations for various expenses related to Avidity’s corporate functions, including, but not limited to, research and development, legal and regulatory compliance, information technology, human resources and facility management. These expenses were allocated on the basis of direct usage or benefit when specifically identifiable, with the remainder allocated on a proportional cost allocation method primarily based on a percentage of the operating expenses. These cost allocations are a reasonable reflection of the utilization of services provided to, or benefit derived by, the Company Business during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Company Business operated as a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Company Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Company Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Company Business might have performed directly or outsourced, and strategic decisions the Company Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions.

The income tax amounts in the combined financial statements have been calculated on a separate return method and are presented as if the Company Business operated as a separate taxpayer. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the Company Business’ actual tax balances prior to or subsequent to the distribution.

All material agreements are either Avidity agreements, or those Avidity expects to assign to the Company upon separation. Accordingly, all considerations paid by Avidity in association with these agreements are recorded in the combined financial statements of the Company Business.

In connection with the separation from Avidity, Avidity and the Company expect to enter into a transition services agreement whereby Avidity will provide certain transition services to the Company and the Company will provide certain nominal transition services to Avidity. The Company expects to incur certain costs to establish itself as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.

Deficit balances in these combined financial statements represent the excess of total liabilities over total assets. Net Parent Investment is primarily impacted by contributions from Avidity which are the result of net funding provided by or distributed to Avidity.

Liquidity

The Company Business has devoted substantially all its efforts to therapeutic drug discovery and development. The Company Business has historically been dependent upon Avidity for all its working capital and financing requirements as Avidity uses a centralized approach to cash management and financing of its operations. The Company Business does not have legal ownership of any bank accounts and as such, had no cash and cash equivalents as of December 31, 2025 and 2024. Financial transactions relating to the Company Business are accounted for through the Net Parent Investment account. Avidity is expected to continue to fund its cash needs though the date of Separation and Spin-Off. Immediately prior to the Distribution, the Company will receive cash balances of $270.0 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any accounts held by the Company as of the close of business on the day prior to the date of the Distribution, subject to certain adjustments agreed to by Avidity and Novartis.

The Company anticipates that Avidity’s funding support of the Company Business through its centralized cash management system, as well as the cash generated from its collaboration agreements, will be sufficient to meet working capital requirements for the next twelve months if the Separation and Distribution does not occur. Following the Separation and Distribution, the Company will no longer participate in Avidity’s centralized treasury system and will independently manage liquidity. Immediately prior to the effective time of the Distribution, Avidity will pay and contribute to the Company an amount in cash equal to $270 million, minus the sum of the amount of marketable securities and cash and cash equivalents contained in any accounts held by the Company as of the close of business on the day prior to the Distribution Date. Following the Spin-Off, the Company anticipates the Company Funding, as well as cash generated from its collaboration agreements, will be sufficient to meet our working capital requirements, capital expenditures and other general corporate purposes for at least twelve months following the Spin-Off. Whether these resources are adequate to meet the Company’s liquidity needs beyond that period will depend on the Company’s growth and operating results.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in accordance with GAAP requires estimates and assumptions that impact the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities of the Company Business at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in these combined financial statements include, but are not limited to, determining the allocations of costs and expenses from Avidity, revenue recognition under collaboration arrangements using an input method based on incurred and estimated total collaboration costs, and the recognition of accrued research and development expenses. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable.

The Company Business has contractual payment terms with each of its collaborators, and the Company Business monitors their financial performance and credit worthiness so that it can properly assess and respond to any changes in their credit profile. As of and for the years ended December 31, 2025 and 2024, there were no receivables from collaborators and no write-offs or allowances of accounts receivable related to credit risk for the Company Business’ collaborators.

Deficit

The Company Business’ equity on the combined balance sheets represents the historical investment by Avidity in the Company Business and is presented in Net Parent Investment in lieu of stockholders’ equity. The combined statements of changes in deficit includes net cash transfers and other assets and liabilities between Avidity and the Company Business as well as the net losses after tax.

Other Comprehensive Loss

The Company Business has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss in all periods presented.

Segment Information

The operations of the Company Business constitute a single operating and reportable segment, headquartered in the United States. Operating segments are defined as components of an enterprise for which discrete financial information is available and is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM of the Company Business is Avidity’s Chief Executive Officer (“CEO”), who reviews combined financial information for the purposes of allocating resources and assessing performance. Factors considered in determining operating and reportable segments include the organization of our business, the nature of technology and the information reviewed by the CODM.

All revenues and assets were derived and held within the United States.

Revenue Recognition

To date, all the Company Business’ revenue has been derived from collaboration and research agreements. The terms of these arrangements include the following types of payments to the Company Business: non-refundable, upfront license fees; development, regulatory and commercial milestone payments; payments for research and development services provided by the Company or for manufacturing supply services the Company Business provides through its contract manufacturers; and royalties on net sales of licensed products.

At the inception of a collaboration arrangement, whether the contractual arrangement is within the scope of Accounting Standards Codification (“ASC”) Topic 808, Collaborative Arrangements (“ASC 808”) is assessed to determine whether the arrangement involves a joint operating activity and involves two (or more) parties that are both active participants in the activity and exposed to significant risks and rewards dependent on the commercial success of such activity. Then whether the collaboration arrangement in its entirety represents a contract with a customer as defined by ASC Topic 606 (“ASC 606”) is determined. If only a portion of the collaboration arrangement is potentially with a customer, the distinct good or service unit-of-account guidance in ASC 606 is applied to determine whether there is a unit of account that should be accounted for under ASC 606.

The following steps are performed in determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of these agreements: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when, or as, the Company satisfies each performance obligation. Significant judgment is applied when making estimates and assumptions under these agreements, including (i) evaluating whether contractual obligations represent distinct performance obligations, (ii) the assessment of whether options represent material rights, (iii) determining whether there are observable standalone prices and allocating transaction price to performance obligations within a contract, (iv) assessing whether any licenses are functional or symbolic, (v) determining when performance obligations have been met, and (vi) assessing the recognition of variable consideration. Each performance obligation is evaluated to determine if it can be satisfied and recognized as revenue at a point in time or over time.

The Company Business receives payments from its collaborators based on billing schedules established in each contract. Upfront and other payments may require deferral of revenue recognition to a future period until the Company performs its obligations under its research and collaboration arrangements. Amounts are recorded as accounts receivable when the Company Business’ right to consideration is unconditional.

License fees, non-refundable upfront fees, and funding of research activities are considered fixed, while milestone payments are identified as variable consideration and excluded from the transaction price. Revenue will be recognized for sales-based royalty if and when a subsequent sale occurs.

See Note 3 (Collaboration, License and Research Agreements) for additional details.

Research and Development Costs and Accruals

Research and development costs are expensed as incurred and include salaries, benefits and stock-based compensation associated with research and development personnel, third-party research and development expenses, license fees, laboratory supplies, facilities, overhead costs, and consultants. Nonrefundable advance payments for goods and services that will be used in future research and development activities are capitalized and recorded as expense in the period that the Company Business receives the goods or when services are performed. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and payments made in advance of or after performance are reflected in the accompanying combined balance sheets as prepaid assets or accrued liabilities. Actual results could differ from the Company Business’ estimates.

Income Taxes

The income tax provision of the Company Business was prepared using the separate return method. The separate return method applies the concepts of ASC Topic 740, Income Taxes, to the standalone financial statements of each member of the combined group as if the group members were separate taxpayers. The calculation of the Company Business’ income taxes using the separate return method requires judgment and use of both estimates and allocations.

Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company Business also follows the provisions of accounting for uncertainty in income taxes which prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.

Operating results of the Company Business have historically been included in the federal and state tax returns of Avidity and the resulting tax attributes will be retained by Avidity and will not be available to the Company for future use. As a result, any hypothetical net operating loss attributes and related valuation allowances are deemed to have been distributed to Avidity through the Net Parent Investment. As part of the separation, Avidity will retain all rights associated with the unused federal and state net operating losses, and research tax credit carryforwards to offset future taxable income. As a result, the Company Business does not have any associated deferred tax assets and liabilities for the years ended December 31, 2025 and 2024. Future income tax provisions may be impacted by future changes in the realizability of the hypothetical net operating loss deferred tax assets.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the related assets. As of December 31, 2025 and 2024, the Company Business’ property and equipment consisted of lab equipment, computers and software, and office furniture and equipment with a useful life ranging from three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease term. Repairs and maintenance charges that do not increase the useful life of the assets are charged to operating expenses as incurred.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company Business has not recognized any impairment losses in any of the periods presented in these combined financial statements.

Leases

Whether an arrangement contains a lease is determined at the inception of a contract. Lease right-of-use assets represent the Company Business’ right to use an underlying asset for the lease term and lease liabilities represent the Company Business’ obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of future lease payments over the lease term. The interest rate used to determine the present value of the future lease payments is our estimated incremental borrowing rate based on market sources including interest rates for companies with similar credit quality for agreements of similar duration. The operating right-of-use asset also includes any lease payments made and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company Business will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Variable lease payments that do not depend on a rate or index, payments associated with non-lease components, and costs related to leases with terms of less than 12 months are expensed as incurred.

Recently Issued Accounting Pronouncements

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40), to improve the disclosures of expenses by requiring public business entities to provide further disaggregation of relevant expense captions (i.e., employee compensation, depreciation, intangible asset amortization) in a separate note to the financial statements, a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, and the total amount of selling expenses and, in an annual reporting period, an entity’s definition of selling expenses. The transition method is prospective with the retrospective method permitted, and the ASU will be effective for the Company for its annual period ending December 31, 2027 and interim periods for the interim period beginning January 1, 2028. The Company is currently evaluating the impact on its disclosures.

Recently Adopted Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances income tax disclosures, primarily through standardization and disaggregation of the income tax rate reconciliation and disaggregation of income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company early adopted ASU 2023-09 prospectively during the year ended December 31, 2025. Refer to Note 8 for further details.

3. Collaboration, License and Research Agreements

Research Collaboration and License Agreement and Securities Purchase Agreement with Bristol Myers Squibb Company

In November 2023, Avidity entered into (i) a Research Collaboration and License Agreement (the “BMS Collaboration Agreement”) with Bristol Myers Squibb Company (“BMS”) to expand on the research with MyoKardia Inc. (“MyoKardia”) and (ii) a Securities Purchase Agreement (the “BMS Purchase Agreement”) with BMS for the sale of 5,075,304 shares of Avidity’s common stock in a private placement transaction. The BMS Collaboration Agreement and the BMS Purchase Agreement are referred to herein as the “BMS Agreements.” Under the terms of the BMS Collaboration Agreement, BMS will have the right to select up to five targets (each a “Target”) for collaborative research programs under which the Company will utilize its proprietary RNA delivery platform to conduct research and development activities in order to identify, generate, and optimize AOC compounds directed to such Targets with the goal of generating an applicable development candidate. On a Target-by-Target basis, after the Company completes specified research activities in accordance with a research plan, BMS will have the right to develop, manufacture and commercialize such compounds generated during the research term, and products containing such compounds, worldwide. The research and activities conducted under the BMS Collaboration Agreement is governed by a joint steering committee comprised of representatives from the Company and BMS

The Company Business received approximately $100.0 million upfront, including a $60.0 million nonrefundable cash payment and approximately $40.0 million from the sale of Avidity’s common stock at $7.8813 per share, which included an $8.7 million premium for the per share amount in excess of the fair value at the time of the transaction. The Company Business is also eligible to receive up to approximately $1.35 billion in research and development milestone payments, up to approximately $825.0 million in commercial milestone payments, and tiered royalties representing a percentage of net sales from high single digits to low teens. The Company Business is responsible for its own research costs incurred under the agreement, subject to the parties renegotiating the research activities in case the Company Business’s research spending is anticipated to exceed $40.0 million. BMS will fund all future clinical development, regulatory and commercialization activities coming from this collaboration.

It was determined that the BMS Agreements should be accounted for separately from the research collaboration with MyoKardia (the “MyoKardia Agreement,” also separately defined below). There are two distinct units of accounting identified under the BMS Agreements. The first distinct unit of accounting includes (i) a license to technology and patents; (ii) collaboration services, including research services and technical and regulatory support; and (iii) participation on research oversight committees. The Company Business has determined that these elements individually are either not capable of being distinct or are not distinct within the context of the contract and, therefore, will account for them as a single distinct performance obligation for purposes of revenue recognition. The second distinct unit of accounting is related to the sale of common stock, which will be accounted for as an issuance of equity at fair value in accordance with the applicable accounting standards. Consideration received related to the premium on sale of the Avidity’s common stock was allocated to the transaction price for purposes of revenue recognition.

At the time the BMS Agreements were entered into, the fixed and determinable amount related to the first unit of accounting was $68.7 million, which includes the upfront cash payment and premium on sale of Avidity’s common stock. The Company Business will recognize revenue using the input method in an amount proportional to the collaboration expenses incurred and the total estimated collaboration expenses over the seven-year period in which it expects to deliver its performance obligation as this method provides the most faithful depiction of the Company Business’ transfer of services under the BMS Agreements. The Company Business periodically reviews and updates the estimated collaboration expenses, when appropriate, which adjusts the percentage of revenue that is recognized for the period. The remaining $31.3 million was allocated to the second unit of accounting related to the sale of common stock.

The initial consideration related to the $60.0 million cash payment and approximate $40.0 million sale of common stock was received prior to December 31, 2023. $8.6 million and $9.8 million in revenues were recognized related to the BMS Agreements in 2025 and 2024, respectively.

Research Collaboration and License Agreement with Eli Lilly and Company

In April 2019, Avidity entered into a Research Collaboration and License Agreement (the “Lilly Agreement”) with Eli Lilly and Company (“Lilly”) for the discovery, development and commercialization of AOC products directed against certain targets in immunology and other select indications on a worldwide basis. Under the Lilly Agreement, Avidity granted Lilly an exclusive, worldwide, royalty-bearing license, with the right to sublicense (subject to certain conditions), under Avidity’s technology to research, develop manufacture and sell products containing AOCs that are directed to up to six mRNA targets Avidity agreed that it will not, itself or with a third party, research, develop, manufacture or commercialize or otherwise exploit any compound or product directed against targets subject to the Lilly Agreement.

In consideration of the rights granted to Lilly under the Lilly Agreement, the Company Business received a one-time upfront fee of $20.0 million and the right to receive up to $60.0 million in development milestone payments, up to $140.0 million in regulatory milestone payments and up to $205.0 million in commercialization milestone payments per target. In August 2025, the Company Business received a milestone payment of $10.0 million as the result of the achievement of a clinical development milestone for a collaboration target. Lilly is obligated to pay the Company Business a tiered royalty ranging from the mid-single to low teens, expressed as a percentage of worldwide annual net sales of licensed products, subject to specified and capped reductions for the market entry of biosimilar products, loss of patent coverage of licensed products, and for payments owed to third parties for additional rights necessary to commercialize licensed products in the territory. Lilly’s royalty obligations and the Lilly Agreement will expire on a licensed product-by-licensed product and country-by-country basis on the later of ten years from the date of the first commercial sale or when there is no longer a valid patent claim covering such licensed product in such country.

There are multiple promises to deliver goods and services identified, which include at inception of the agreement: (i) a license to technology and patents, information and know-how; and (ii) collaboration, including research services and technical and regulatory support provided by the Company Business. One performance obligation for the promises under the Lilly Agreement has been identified since the elements are either not capable of being distinct or are not distinct within the context of the contract. Accordingly, the Company Business recognizes revenue for the fixed or determinable collaboration in an amount proportional to the collaboration expenses incurred and the total estimated collaboration expenses over the 5-year period in which it expects to deliver its performance obligation. Periodically estimated collaboration expenses are reviewed and updated, when appropriate, which adjusts the percentage of revenue that is recognized for the period. In connection with the Lilly Agreement, the Company Business recognized revenue of $10.0 million and $1.1 million for the years ended December 31, 2025 and 2024, respectively. In August 2025, Lilly paid the Company Business $10.0 million as the result of the achievement of a clinical development milestone under the Lilly Agreement for a collaboration target.

The amounts received that have not yet been recognized as revenue are deferred on the combined balance sheets of the Company Business and will be recognized over the remaining research and development period until the performance obligation is satisfied. A reconciliation of the closing balance of deferred revenue related to all collaboration agreements for the years ended December 31, 2025 and 2024 is as follows (in thousands):

Balance at January 1, 2024	$69,059

Revenue recognized that was included in the balance at the beginning of the period	(10,111)

Balance at December 31, 2024	58,948

Revenue recognized that was included in the balance at the beginning of the period	(8,618)

Balance at December 31, 2025	$50,330

4. Composition of Certain Combined Financial Statement Items

Other current assets (in thousands)

Other current assets consisted primarily of deferred contract costs of $1.2 million and other receivables of $0.1 million as of December 31, 2025.

Property and equipment, net (in thousands)

	December 31,
	2025	2024
Laboratory equipment	$3,797	$2,029
Computers and software	79	—
Office furniture and equipment	1,692	—
Leasehold improvements	—	288

Property and equipment, gross	5,568	2,317
Less accumulated depreciation	(2,844)	(1,234)

Total property and equipment, net	$2,724	$1,083

During the years ended December 31, 2025 and 2024, the Company Business recognized depreciation expense of $0.3 million and $0.2 million, respectively, after allocations to Avidity.

Accrued Liabilities (in thousands)

	December 31,
	2025	2024
Accrued research	$714	$684
Accrued manufacturing and technical development	4,641	496
Other accrued liabilities	3,590	13

Total accrued liabilities	$8,945	$1,193

Other accrued liabilities consisted primarily of accrued transaction costs of $3.4 million as of December 31, 2025.

5. Leases

Operating Leases

In June 2020, Avidity entered into a five-year lease agreement, as amended in December 2020, at a location in San Diego, California. Avidity entered into an expansion lease in June 2023, with both leases being assigned to the Company in connection with the Separation and terminating concurrently on November 30, 2026. The leases contain base rent of approximately $0.3 million per month with 3% annual escalations, plus a percentage of taxes and operating expenses incurred by the lessor in connection with the ownership and management of the property.

Supplemental balance sheet information related to operating leases as of December 31, 2025 and 2024 is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Operating right-of-use asset	$2,784	$5,620
Operating lease liability:
Current	3,672	3,844
Non-current	—	2,957

Total operating lease liability	$3,672	$6,801

The following table presents the weighted-average remaining lease term and discount rates:

	Year Ended December 31,
	2025	2024
Weighted-average remaining lease term (years)	0.92	1.92
Weighted-average discount rate	5.9%	5.9%

During the years ended December 31, 2025 and 2024, the Company Business recognized operating lease expense of $0.6 million and $0.2 million, respectively, after allocations to Avidity.

The future minimum lease payments by lease classification as of December 31, 2025 are as follows (in thousands):

Operating
2026	$3,692

Total future lease payments	3,692

Less: imputed interest	(20)

Lease liability	$3,672

6. Commitments and Contingencies

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that liability has been incurred and the amount can be reasonably estimated. There are no such matters currently outstanding for which any liabilities have been accrued.

Contractual Obligations

The Company Business enters into contracts in the normal course of business for contract research services, professional services, and other services and products for operating purposes. These contracts may include certain provisions that could require payments for early termination. The amount of any such termination payments will vary depending on the timing of the termination and the specific terms of the contract.

7. Stock-Based Compensation

The Company Business currently has no stock-based compensation plan. Avidity has stock-based compensation plans under which it may issue common shares or restricted common shares or grant incentive stock options or non-qualified stock options for the purchase of common shares, to employees, members of the board of directors and consultants of Avidity. Avidity also has an Employee Stock Purchase Plan (the “ESPP”) which allows eligible employee who are participating in the plan to purchase shares of Avidity at a discount. Stock-based compensation has been allocated to the Company Business by using a proportional cost allocation method primarily based on a percentage of the operating expense. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs that the Company Business would have incurred as an independent company for the periods presented.

Stock-based compensation expense is incurred related to stock option and restricted stock grants, and to shares sold under the ESPP.

Stock-based compensation expense for stock option grants is determined using the Black-Scholes-Merton (“BSM”) option pricing model and is recorded at the estimated fair value of the award as of the grant date and recognized as expense on a straight-line basis over the requisite service period (usually the vesting period) of the stock-based award. Stock-based compensation expense for Restricted Stock Units (“RSUs”) is recorded at the market price of a share of Avidity’s stock on the date of grant and is recognized as expense on a straight-line basis over the service period. Stock-based compensation expense for Performance Stock Units (“PSUs”) is recorded at the market price of a share of Avidity’s stock on the date of grant and recognized on a straight-line basis over the requisite service periods beginning when the achievement of the performance condition is determined to be probable. Stock-based compensation expense for employee stock purchases under Avidity’s ESPP is determined using the BSM option pricing model and is recorded at the estimated fair value of the purchase as of the plan enrollment date and is recognized as expense on a straight-line basis over the applicable six-month ESPP offering period. The estimation of fair value for stock-based compensation requires management to make estimates and judgments about, among other things, the estimated life of options and volatility of Avidity’s common stock. These judgments directly affect the amount of compensation expense that will be recognized. Forfeitures are accounted for as incurred. Stock-based compensation expense attributed to the Company by classification included within the combined statements of operations and comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2025	2024
Research and development expense	$3,739	$1,616
General and administrative expense	3,940	1,561

Total stock-based compensation expense	$7,679	$3,177

8. Income Taxes

The following table presents loss from continuing operations before provision for income taxes for domestic and international operations (in thousands):

	Year Ended December 31,
	2025	2024
US	$(49,643)	$(13,216)
Foreign	—	—
Loss before Provision for Income Tax	$(49,643)	$(13,216)

We adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures on a prospective basis. As a result, our rate reconciliation for 2025 is presented in accordance with the new disclosure requirements, while the reconciliation for 2024 continues to be presented under disclosure requirements in effect for that period.

A reconciliation of the income tax expense computed at the U.S. federal statutory income tax rate to the Company Business’ income tax expense is as follows (in thousands):

	Year Ended December 31, 2025
	Amount	%
US federal statutory tax rate	$(10,425)	21.0%
State taxes, net of federal benefit(1)	(72)	0.1%
Tax Credits
Research and develop tax credits	(1,820)	3.7%
Change in valuation allowances	12,447	(25.1%)
Nontaxable or nondeductible items
Stock-based compensation	(657)	1.3%
Other	1	0.0%
Change in Unrecognized Tax Benefits	569	(1.1%)
Other	(185)	0.4%

Income tax benefit	$(142)	0.3%

(1)	50% or more of our state tax provision relates to the California state jurisdiction.

A reconciliation of the income tax expense computed at the U.S. federal statutory income tax rate to the Company Business’ income tax expense is as follows (in thousands):

Year Ended December 31,
2024
Income taxes benefit at statutory rates	$(2,775)
State income tax benefit, net of federal benefit	(389)
Permanent items	4
Stock based compensation	(843)
Sec. 162(m) Limitation	806
Uncertain tax positions	378
Research and development credits	(1,561)
Rate adjustment	14
Valuation allowance	16,272

Income tax expense	$11,906

The Company Business made no material income tax payments during 2025 or 2024 for Federal and state jurisdictions.

The Company Business’ net deferred tax assets (liabilities) are as follows (in thousands):

	Year Ended December 31,
	2025	2024
Deferred tax assets:
Deferred revenue	$10,593	$13,877
Transaction Costs	1,244	—
Accrued expenses	568	45
Lease liabilities	773	1,601
Stock-based compensation	1,814	1,247

Total deferred tax assets	14,992	16,770
Less valuation allowance	(14,397)	(15,224)

Net deferred tax assets	595	1,546

Deferred tax liabilities
Right-of-use assets	(586)	(1,323)
Depreciation	(9)	(223)

Total deferred tax liabilities	(595)	(1,546)

Net deferred tax assets	$—	$—

The Company Business has established a valuation allowance against its net deferred tax assets due to the uncertainty that such assets will be realized. The recoverability of the deferred tax assets are periodically evaluated. At such time as it is determined that it is more likely than not that the deferred tax assets will be realizable, the valuation allowance will be released. The change in the valuation allowance was a decrease of $0.8 million and an increase of $13.7 million for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company Business has federal and state net operating losses (NOLs) carryforwards of $17.5 million and $36.0 million, respectively. The federal NOLs can be carried forward indefinitely and can offset 80% of future taxable income. The state NOLs begin to expire in 2043 unless previously utilized.

As of December 31, 2025, the Company Business has federal and state research and development tax credits of approximately $1.8 million and $0.6 million, respectively. The federal research and development credits begin to expire in 2043 unless previously utilized and the California state credits can be carried forward indefinitely. The Company has not recorded any DTA for net operating losses or R&D credits as the NOLs and credits generated will stay with Avidity subsequent to the Separation.

A reconciliation of the beginning and ending unrecognized tax benefit amount is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Gross unrecognized tax benefits at the beginning of the year	$589	$—
Increase related to current year positions	606	377
Increase related to prior year positions	—	212

Gross unrecognized tax benefits at the end of the year	$1,195	$589

As of December 31, 2025 and December 31, 2024, included in other long-term liabilities is a balance of $0.6 million and $0.6 million which represents gross unrecognized tax benefits less federal benefit of state tax.

The unrecognized tax benefit amounts are reflected in the determination of the Company Business’ deferred tax assets. If recognized, these amounts would affect the Company Business’ effective tax rate.

The unrecognized tax benefits presented in the table above relate to tax attributes that will remain with Avidity subsequent to the Separation. These unrecognized tax benefits will not be presented in the financial statements of the Company Business subsequent to the Separation.

The Company Business’ policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company Business has no accrual for interest or penalties as of December 31, 2025 or 2024.

9. Related Party Transactions

Net Parent Investment

The Company Business has not historically operated as a standalone business and the combined financial statements are derived from the consolidated financial statements and accounting records of Avidity. The following disclosure summarizes activity between the Company Business and Avidity, including the affiliates of Avidity that are not part of the planned Spin-Off.

Net transfers from Avidity represent the net effect of transactions between Avidity and the Company Business prior to the Separation. The components of net transfers from Avidity are as follows (in thousands):

	December 31,
	2025	2024
Net transfers from Parent as reflected in the combined statement of cash flows	$42,574	$22,819
Non-cash income tax expense	(142)	11,906
Stock-based compensation	7,679	3,177
Lease expense for Avidity	(2,534)	(3,092)
Depreciation for Avidity	(330)	(177)
Net assets distributed from Avidity	649	—

Net transfers from Parent as reflected in the combined statement of changes in deficit	$47,896	$34,633

Transfers between the Company and Avidity were recognized in Net transfers from Parent in the combined statement of equity at the Company’s historical cost and consisted of property and equipment, net, of $0.6 million.

Cost Allocations

The combined financial statements reflect allocations of certain expenses from the consolidated financial statements of Avidity, including research and development expenses and general and administrative expenses. These allocations include, but are not limited to, executive management, employee compensation and benefits, facilities and operations, information technology, business development, financial services (such as accounting, audit, and tax), legal, insurance, and stock-based compensation.

These allocations to the Company Business are reflected in the combined statements of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cost allocations
Research and development expense	$14,564	$7,151
General and administrative expense	12,244	5,270

Total cost allocations	$26,808	$12,421

Management believes these cost allocations are a reasonable reflection of services provided to, of the benefit derived by, the Company Business during the periods presented. The allocations may not, however, be indicative of the actual expenses that would have been incurred had the Company Business operated as a standalone public company. Actual costs that may have been incurred if the Company Business had been a standalone public company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company Business employees, and strategic decisions made in areas such as research and development, information technology and infrastructure.

Stock-Based Compensation

The Company Business participates in Avidity’s share-based compensation plans, the costs of which have been allocated to the Company Business and recorded in research and development and general and administrative expenses in the combined statements of operations and comprehensive loss. Refer to Note 7 for additional information.

10. Segment Information

Our operations constitute a single operating and reportable segment and reflects how Avidity’s CEO, who is the CODM, manages the Company Business, including allocating resources and measuring performance. The Company Business derives its revenues from its research collaboration and license agreements with BMS and Lilly, which are further described in “Note 3 – Collaboration, License and Research Agreements.” Segment performance is measured based on net loss, which the CODM uses to evaluate the results of the segment and to make operational decisions when managing the Company Business, such as how to allocate the resources of the business to advance our preclinical and research programs and to monitor budgeted to actual expenditures. The measure of segment assets is reported on the combined balance sheets as total combined assets. The following table presents financial information, including significant segment expenses, which are regularly provided to the CODM and included within combined net loss. Research and development expenses and general and administrative expenses are adjusted to exclude depreciation and stock-based compensation for segment presentation. Other segment items include depreciation, stock-based compensation, other income, and income tax expense (in thousands):

	Year Ended December 31,
	2025	2024
Collaboration revenue	$18,618	$10,897

Adjusted research and development(1)	40,302	17,441
Adjusted general and administrative(1)	19,945	3,325
Total other segment items	7,872	15,253

Net loss and comprehensive loss	$(49,501)	$(25,122)

(1)

Depreciation and stock-based compensation expense is removed from both “Adjusted research and development” and “Adjusted general and administrative” expense for the years ended December 31, 2025 and 2024.

11. Subsequent Events

The Subsequent events were evaluated to assess the need for potential recognition and disclosure in this report through February 17, 2026, the date on which these combined financial statements were available to be issued. Based upon this evaluation, it was determined that no additional subsequent events required recognition or disclosure in these combined financial statements.

On February 5, 2026, the negotiation period under the ROFN expired and, as a result, no ROFN Sale will occur.